UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

VISTA GOLD CORP.
 (Exact Name of Registrant as Specified in its Charter)

(Name of Person(a) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒		No fee required
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐		Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VISTA GOLD CORP.

NOTICE OF MEETINGAND
MANAGEMENT INFORMATION
AND PROXY CIRCULAR

for the
Special Meeting
to be held on
December 15, 2010

The attached Notice of Special Meeting, Management Information and Proxy Circular, and form of proxy and notes thereto for the Meeting are first being sent to shareholders of the Corporation on or about November [9], 2010.

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile (720) 981-1186

November [7], 2010

Dear shareholder:

It is my pleasure to invite you to attend the special meeting of shareholders to be held on December 15, 2010 at 10:00 a.m., Vancouver time, at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada.  If you are unable to attend this meeting in person, please complete, date, sign and return the enclosed form of proxy to ensure that your vote is counted.

If the resolutions approving the private placement are passed the funds raised will be used primarily for two purposes. Firstly, to repurchase the U.S.$23 million of principal amount of outstanding 10% senior secured convertible notes due on March 4th, 2011. The Board believes that having the funds available for this purpose will eliminate the uncertainty related to our ability to repay this obligation and any potential negative effects this may have on the Corporation’s value. Secondly, based on the favorable results of the recently completed pre-feasibility study on our Mt Todd gold project, we plan to use proceeds of the private placement to advance our Mt. Todd gold project. As our work on our Mt. Todd gold project progresses, we hope to move forward and complete a Bankable Feasibility Study of the project. Our Mt. Todd gold project is a substantial project with upside potential. It is located in a favorable mining environment. We believe that the completion of the definitive study would reduce the technical and economic uncertainties of development, which we expect would be better reflected in the Corporation’s value.

The Notice of Special Meeting, Management Information and Proxy Circular and form of proxy and notes thereto for the meeting are enclosed.  These documents contain important information and I encourage you to read them carefully.  You are being asked to consider and approve a private placement of special warrants by the Corporation, the principal terms of which are described in the enclosed Management Information and Proxy Circular.

Management and the Board of Directors strongly urge you to vote for the resolution approving this private placement.

Yours truly,

Michael B. Richings
Executive Chairman and
Chief Executive Officer

- ii -

VISTA GOLD CORP.

NOTICE OF SPECIAL MEETING

NOTICE IS HEREBY GIVEN THAT the special meeting (the “Meeting”) of the shareholders of Vista Gold Corp. (the “Corporation”) will be held at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada on December 15, 2010 at 10:00 a.m., Vancouver time, for the following purposes:

1.
to consider and approve an ordinary resolution authorizing the Corporation to issue 14,666,739 special warrants (the “Special Warrants”) through a private placement (the “Private Placement”) at a price of U.S.$2.30 per Special Warrant and the issuance of 652,175 Special Warrants and 652,175 common share purchase warrants of the Corporation (“Compensation Warrants”) as compensation to the finders and agents for the placement of the special warrants; each Special Warrant, upon obtaining shareholder approval for the Private Placement at the Meeting, will be automatically exercised, for no additional consideration, for one common share in the capital of the Corporation (a “Common Share”) and one Common Share purchase warrant (a “Warrant”) exercisable for one Common Share (a “Warrant Share”) for a period of five years following the closing date of the Private Placement (the “Closing Date”), at an exercise price as described in the accompanying Management Information and Proxy Circular; each Compensation Warrant is exercisable for one Common Share (a “Compensation Warrant Share”) at a price of U.S.$2.30 for a period of two years following the Closing Date; and

2.	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Accompanying this Notice of Special Meeting are (i) the Management Information and Proxy Circular, and (ii) a form of proxy and notes thereto.

The Board of Directors has fixed October 29, 2010, as the record date for the Meeting.

If you are a registered shareholder of the Corporation and are unable to attend the Meeting in person, please date and execute the accompanying form of proxy for the Meeting and deposit it with Computershare Investor Services Inc. by mail at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department or by facsimile at 1-866-249-7775 (toll free in North America) or 1-416-263-9524 (international), before 4:30 p.m., Toronto time, on December 10, 2010, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment or postponement of the Meeting.

If you are a non-registered shareholder of the Corporation and receive these materials through your broker or another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or such other intermediary.

This Notice of Special Meeting, the Management Information and Proxy Circular, the form of proxy and notes thereto for the Meeting, are first being sent to shareholders of the Corporation on or about November [9] 2010.

DATED at Littleton, Colorado, this [7th] day of November, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Michael B. Richings
Executive Chairman and Chief Executive Officer

- iii -

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING	iii
MANAGEMENT INFORMATION AND PROXY CIRCULAR	1
Particulars of Matters to be Acted Upon	1
Information About Proxies	6
Solicitation of Proxies	6
Appoitnment of Proxyholder	6
Revocation of Proxy	7
Voting of Proxies	7
Exercise of Discretion by Proxyholders	7
Voting by Beneficial Shareholders	8
Securities Entitled to Vote	9
Quorum	9
Broker Non-Votes	10
Ownership of the Corporation’s Common Shares	10
Ownership by Management	10
Ownership by Principal Shareholders	11
Securities Authorized For Issuance Under Equity Compensation Plans	11
Indebtedness of Directors and Senior Officers	12
Interest of Certain Persons in Material Transactions and Matters to be Acted Upon	12
Review, Approval or Ratification of Transactions with Related Parties	12
Auditor	13
Management Contracts	13
Shareholder Proposals	13
Other Matters	13
Dissenters’ Rights of Appraisal	13
Additional Information and Availability of Documents	28
Multiple Shareholders Sharing the Same Address	29
Board of Directors Approval	29

Appendix “A” - Form of Proxy	A-1
Appendix “B” - Text of Ordinary Resolutions to be Passed at the Meeting	B-1
Appendix “C” - Financial Statements of the Corporation	C-1

- iv -

MANAGEMENT INFORMATION AND PROXY CIRCULAR

This Management Information and Proxy Circular (“Information Circular”) is furnished in connection with the solicitation by the management of Vista Gold Corp. (the “Corporation”) of proxies to be voted at the special meeting (the “Meeting”) of the shareholders of common shares (“Common Shares”) in the capital of the Corporation (“shareholders”) to be held at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada on December 15, 2010 at 10:00 a.m., Vancouver time, for the purposes set forth in the accompanying Notice of Special Meeting.

The Board of Directors has fixed October 29, 2010, as the record date for the Meeting.  It is anticipated that this Information Circular and the accompanying form of proxy, will be first mailed to shareholders on or about November [9], 2010.  Unless otherwise stated, the information contained in this Information Circular is given as at November [7], 2010.

The executive office of the Corporation is located at 7961 Shaffer Parkway, Suite 5, Littleton, Colorado, USA, 80127 and its telephone number is (720) 981-1185.  The registered and records office of the Corporation is located at 200 - 204 Lambert Street, Whitehorse, Yukon Territory, Canada, Y1A 3T2.

Advance notice of the Meeting was published in The Globe and Mail newspaper on October 25, 2010, in La Presse on October 25, 2010, and in the Whitehorse Star newspaper on October 21, 2010.

All references to currency in this Information Circular are in United States dollars, unless otherwise indicated.

Information regarding the proxies solicited by management in connection with the Meeting is set out below under “Information About Proxies”.

Particulars of Matters to be Acted Upon

Private Placement and Description of Special Warrants

The Corporation negotiated the terms of a private placement (the “Private Placement”) pursuant to which it has issued 14,666,739 special warrants (the “Special Warrants”), at a price of U.S.$2.30 per Special Warrant, for gross proceeds of U.S.$33,733,500.  In connection with the Private Placement, the Corporation also issued to agents and finders involved in the Private Placement compensation consisting of an aggregate of 652,175 Special Warrants and 652,175 Common Share purchase warrants of the Corporation (“Compensation Warrants”).  For a discussion of the compensation paid to agents and finders and the terms and conditions of the Compensation Warrants, see the section heading “Compensation of Agents and Finders” below.

Shareholders are being asked to approve the issuance of the Special Warrants in the Private Placement and the issuance of the Special Warrants and Compensation Warrants to the agents and finders as part of the Private Placement (collectively, the “Special Warrant Offering”).

Each Special Warrant will be automatically exercised, upon receipt of shareholder approval of the Special Warrant Offering, to acquire, for no additional consideration, one Common Share and one Common Share purchase warrant (a “Warrant”).

The Special Warrant Offering closed on October 22, 2010.  The gross proceeds raised by the issuance of the Special Warrants are being held in escrow by Computershare Trust Company of Canada, pending shareholder approval of the Special Warrant Offering at the Meeting.  If shareholders approve the Special Warrant Offering, the escrowed proceeds and any interest accrued thereon will be released to the Corporation.

If shareholders do not approve the Special Warrant Offering, the proceeds from the issuance of the Special Warrants will be returned to investors, the interest accrued thereon will be released to the Company and the Special Warrants issued to investors and the Special Warrants and Compensation Warrants issued to the agents and finders will be cancelled.

Description of the Common Shares

The Corporation is authorized to issue an unlimited number of Common Shares, without par value, of which [46,586,708] are issued and outstanding as at the date of this Information Circular. There are options outstanding to purchase up to 2,838,661 Common Shares at prices ranging from U.S.$1.77 to U.S.$7.45. There are 200,000  broker warrants outstanding to purchase up to 200,000 Common Shares at a price of U.S.$6.00 per Common Share. There are 4,791,667 Common Shares issuable upon the conversion of the Company’s outstanding convertible notes.

Holders of Common Shares are entitled to one vote per Common Share on any poll taken at a meetings of shareholders, to receive dividends as and when declared by the board of directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Description of the Warrants

Each Warrant will be exercisable until the Expiry Date (defined below) to acquire one additional Common Share (a “Warrant Share”) at an exercise price (the “Exercise Price”) equal to:

(a)	U.S.$3.50 at any time up to and including 4:30 p.m. (Vancouver time) on October 22, 2011;

(b)	U.S.$4.00 at any time after 4:30 p.m. (Vancouver time) on October 22, 2011 and up to and including 4:30 p.m. (Vancouver time) on October 22, 2012;

(c)	U.S.$4.50 at any time after 4:30 p.m. (Vancouver time) on October 22, 2012 and up to and including 4:30 p.m. (Vancouver time) on October 22, 2013; and

(d)	U.S.$5.00 at any time after 4:30 p.m. on October 22, 2013 and up to and including 4:30 p.m. (Vancouver time) on October 22, 2015.

The “Expiry Date” is the earlier of (i) the date that is the fifth anniversary of the Closing Date and (ii) the date that is the 25th business day following the date on which the Corporation provides notice that an Acceleration Event has occurred.  An “Acceleration Event” will occur if any time, after the later of:

(a)	February 23, 2011; and

(b)	the date the registration statement under the United States Securities Act of 1933, as amended, relating to the resale of the Common Shares, the Warrants and the Warrant Shares becomes effective,

the closing trading price of the Common Shares on the NYSE Amex Equities stock exchange (the “NYSE Amex”) is at least 35% above the current Exercise Price of the Warrants for a period of 15 consecutive trading days.  If the Acceleration Event occurs, the Corporation will have the option for a period of 5 business days after the Acceleration Event to provide written notice (which notice will be deemed given on the day that such notice is mailed by prepaid postage from Canada or first class mail from the United States) that the Acceleration Event has occurred.  If the Corporation provides such notice and the Warrants have not been exercised within 25 business days following the notice, the Warrants will be deemed to have expired.

Compensation of Agents and Finders

In connection with the Special Warrant Offering, the Corporation has agreed to pay each of: (i) Sprott Private Wealth L.P. and Wellington West Capital Markets Inc. (collectively, the “Agents”), as consideration for acting as agent for the Offering in respect of certain non-U.S. Purchasers; (ii) Sprott Asset Management L.P. (“SAM”) as consideration for identifying certain Purchasers that are funds managed by it; and (iii) Global Resource Investments, Ltd. (together with SAM, the “Finders”) as consideration for identifying certain Purchasers in the United States and outside the United States and Canada, fees payable in that number of Special Warrants equal to 5% of the number of Special Warrants issued as part of the Special Warrant Offering (only in respect of Special Warrants purchased by investors introduced by that Agent or Finder, as the case may be) and also an equal number of compensation warrants (the “Compensation Warrants”).  On October 22, 2010, the closing date of the Offering, the Corporation issued 652,175 Special Warrants and 652,175 Compensation Warrants to the Agents and the Finders allocated as follows:

●	to Sprott Private Wealth L.P. and SAM - 141,304 Special Warrants and 141,304 Compensation Warrants;

●	to Wellington West Capital Markets Inc. - 10,870 Special Warrants and 10,870 Compensation Warrants;

●	to Global Resource Investments, Ltd. - 500,001 Special Warrants and 500,001 Compensation Warrants.

Each Compensation Warrant is exercisable until October 22, 2012 to acquire one Common Share at a price of U.S.$2.30.  The Corporation has agreed to reimburse the Agents and the Finders for the reasonable fees and disbursements of their legal counsel as well as the Agents and the Finders reasonable “out-of-pocket” expenses.

Special Warrant Offering Resolution

The Toronto Stock Exchange has approved the Special Warrant Offering, subject to, among other things, shareholders approving the Special Warrant Offering and normal listing conditions.  Approval of the NYSE Amex is expected to be received by the Corporation immediately following shareholders approving the Special Warrant Offering, subject to normal listing conditions.

Accordingly, at the Meeting, shareholders will be asked to consider and approve an ordinary resolution (the “Special Warrant Offering Resolution”) approving the Special Warrant Offering and authorizing the Corporation to issue the Special Warrants and Compensation Warrants as part of the Special Warrant Offering.  To be approved, the Special Warrant Offering Resolution requires the approval of a majority of the votes cast, in person or by proxy, at the Meeting.  The full text of the Special Warrant Offering Resolution is set out in Appendix “B” to this Information Circular.

Recommendation of Management and the Board of Directors

Management and the Board of Directors strongly recommend that shareholders vote for the Special Warrant Offering Resolution.

Use of Proceeds

The Special Warrant Offering will provide gross proceeds of U.S.$33,733,500 to the Corporation with the potential to provide an additional:

(a)	U.S.$51,333,586.50 of capital if all Warrants issued in connection with this transaction are exercised by investors at U.S.$3.50 per Warrant,

(b)	U.S.$58,666,956 if all Warrants are exercised by investors at U.S.$4.00 per Warrant,

(c)	U.S.$66,000.325.50 if all Warrants are exercised by investors at $4.50 per Warrant, and

(d)	U.S.$73,333,695 if all Warrants are exercised by investors at U.S.$5.00 per Warrant.

Additionally, the Corporation may receive U.S.$1,500,002.50 if all compensation warrants are exercised and U.S.$2,282,612.50, U.S.$2,608,700, U.S.$2,934,787.50 and U.S.$3,260,875 if all warrants issuable to the Agents and Finders are exercised at U.S.$3.50, U.S.$4.00, U.S.$4.50 and U.S.$5.00 per warrant, respectively.

However, the Corporation will not receive any of these proceeds unless the approval of shareholders is obtained at the Meeting.

The Corporation intends to use the net proceeds of the Special Warrant Offering to:

(a)	repurchase the U.S.$23 million principal amount of outstanding 10% senior secured convertible notes due March 4, 2011,

(b)	for the advancement of the Mt. Todd project, and

(c)	for general corporate purposes.

Interests of Certain Persons

The following directors of the Corporation participated in the Special Warrant Offering: (a) W. Durand Eppler, 70,000 Special Warrants, (b) Michael B. Richings – 25,000 Special Warrants, (c) Frederick H. Earnest – 20,000 Special Warrants and (d) John M. Clark – 10,869 Special Warrants .  The Corporate Governance Committee of the Corporation approved the issuance of the foregoing Special Warrants to the directors.

Assuming the shareholders approve the Special Warrant Offering Resolution, the participating directors will have ownership in the Company’s Common Shares as follows:

Name of Director	Number of Common Shares Owned Prior to Offering	Percentage of Class Owned Prior to Offering	Number of Common Shares Owned if Special Warrant Offering Resolution is Approved	Percentage of Class Owned if Special Warrant Offering Resolution is Approved
Michael B. Richings	481,881 (1)	1%(1)	531,881(5)	1%(4)
W. Durand Eppler	220,971(2)	*	360,971 (6)	*
Frederick H. Earnest	459,599(3)	1%(3)	499,599(7)	1%(6)
John M. Clark	168,969(4)	*	190,707(8)	*

(1)	Includes 87,397 Common Shares of the Corporation owned currently, 394,484 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(2)	Includes 56,744 Common Shares owned currently, 164,227 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(3)	Includes 14,750 Common Shares of the Corporation owned currently, 444,849 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(4)	Includes 168,969 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(5)
Assumes exercise of the Warrants issuable upon exercise of the Special Warrants.  If no Warrants are exercised by the holder, the holder would own 506,881 Common Shares constituting 1% of the Corporation’s issued and outstanding Common Shares.

(6)
Assumes exercise of the Warrants issuable upon exercise of the Special Warrants.  If no Warrants are exercised by the holder, the holder would own 290,971 Common Shares constituting less than 1% of the Corporation’s issued and outstanding Common Shares.

(7)
Assumes exercise of the Warrants issuable upon exercise of the Special Warrants.  If no Warrants are exercised by the holder, the holder would own  479,599 Common Shares constituting 1% of the Corporation’s issued and outstanding Common Shares.

(8)
Assumes exercise of the Warrants issuable upon exercise of the Special Warrants.  If no Warrants are exercised by the holder, the holder would own 179,838 Common Shares constituting less than 1% of the Corporation’s issued and outstanding Common Shares.

Dilution of Current Shareholders

Approval of the Special Warrant Offering Resolution will result in substantial dilution to the current shareholders of the Corporation.  The Corporation currently has [46,586,708] Common Shares issued and outstanding.  If the Special Warrant Offering Resolution is approved, upon approval of the TSX and the NYSE Amex, 15,318,914 Common Shares will be issued to the investors of the Special Warrants, the agents and the finders.  If the Warrants issuable upon exercise of the Special Warrants are exercised in full, an additional 15,318,914 Common Shares will be issued to the holders of the Warrants.  If the Compensation Warrants are exercised in full, an additional 652,175 Common Shares will be issued to the Finders and Agents.

The following table shows the dilutive effect to the current shareholders of the Corporation:

	Percentage of Class Owned by Current Shareholders(1)	Percentage of Class Owned by New Investors(2)
Prior to Special Warrant Offering	100%	0%
Following Issuance of Common Shares upon Exercise of Special Warrants	75%	25%
Following Issuance of Common Shares upon Exercise of the Warrants and Compensation Warrants(3)	60%	40%

(1)
Does not consider the effect of Common Shares issued pursuant to the exercise or conversion of options, warrants, notes or other securities convertible into Common Shares held by current securityholders of the Corporation.

(2)
Includes investors in the Special Warrants that will receive Common Shares upon exercise of the Special Warrants, holders of the Warrants upon exercise of the Warrants, holders of the Compensation Warrants upon exercise of the Compensation Warrants.

(3)	Cumulative with the issuance of the Common Shares upon exercise of the Special Warrants.

Information About Proxies

Solicitation of Proxies

The solicitation of proxies by management of the Corporation will be made primarily by mail but solicitation may be made by telephone or in person with the cost of such solicitation to be borne by the Corporation.  While no arrangements have been made to date, the Corporation may contract for the solicitation of proxies for the Meeting.  Such arrangements would include customary fees which would be borne by the Corporation.

Appointment of Proxyholder

The persons named in the enclosed form of proxy for the Meeting are officers of the Corporation and nominees of management.  A registered shareholder has the right to appoint some other person or company, who need not be a shareholder, to represent such registered shareholder at the Meeting by inserting that other person’s name in the blank space provided on the form of proxy in the form set out in Appendix “A”.  If a registered shareholder appoints one of the persons designated in the accompanying form of proxy as a nominee and does not direct the said nominee to vote either “FOR” or “AGAINST” on a matter or matters, or where instructions on the form of proxy are uncertain, with respect to which an opportunity to specify how the Common Shares registered in the name of such registered shareholder shall be voted, the proxy shall be voted “FOR” such matter or matters.

The instrument appointing a proxyholder must be in writing and signed by the registered shareholder, or such registered shareholder’s attorney authorized in writing, or if the registered shareholder is a corporation, by a duly authorized officer, or attorney, of such corporation.  An undated but executed proxy will be deemed to be dated the date of the mailing of the proxy.  In order for a proxy to be valid, a registered shareholder must:

(a)	sign and print his or her name on the lines specified for such purpose at the bottom of the form of proxy; and

(b)	return the properly executed and completed form of proxy:

(i)	by mailing it or delivering it by hand in the appropriate enclosed return envelope addressed to Computershare Investor Services Inc., or

(ii)
by faxing it to Computershare Investor Services Inc. at 1-866-249-7775 (toll free in North America) or 1-416-263-9524 (international), to be received by 4:30 p.m., Toronto time, on December 10, 2010, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment or postponement of the Meeting, unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

Revocation of Proxy

A registered shareholder may revoke a proxy by delivering an instrument in writing executed by such registered shareholder or by the registered shareholder’s attorney authorized in writing or, where the registered shareholder is a corporation, by a duly authorized officer or attorney of such corporation, either to the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement thereof, with the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof and before any vote in respect of which the proxy is to be used shall have been taken, or in any other manner permitted by law.

Voting of Proxies

A registered shareholder may direct the manner in which his or her Common Shares are to be voted in accordance with the instructions of the registered shareholder by marking the form of proxy accordingly.  The management nominees designated in the enclosed form of proxy will vote the Common Shares represented by proxy in accordance with the instructions of the registered shareholder on any resolution that may be called for and if the registered shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly.  Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the Common Shares represented by a proxy given to management will be voted “FOR” the resolution.  If more than one direction is made with respect to any resolution, such Common Shares will similarly be voted “FOR” the resolution.

Exercise of Discretion by Proxyholders

The enclosed form of proxy when properly completed and delivered and not revoked, confers discretionary authority upon the proxyholders named therein with respect to amendments or variations of matters identified in the accompanying Notice of Special Meeting, and other matters not so identified which may properly be brought before the Meeting.  At the date of this Information Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.  If any amendment or variation or other matter comes before the Meeting, the persons named in the proxy will vote in accordance with their best judgement on such amendment, variation or matter.

Voting by Beneficial Shareholders

The information set out in this section is important to many shareholders as a substantial number of shareholders do not hold their Common Shares in their own name.

Persons who hold Common Shares through their brokers, agents, trustees or other intermediaries (such persons, “Beneficial Shareholders”) should note that only proxies deposited by registered shareholders whose names appear on the share register of the Corporation may be recognized and acted upon at the Meeting. If Common Shares are shown on an account statement provided to a Beneficial Shareholder by a broker, then in almost all cases the name of such Beneficial Shareholder will not appear on the share register of the Corporation.  Such Common Shares will most likely be registered in the name of the broker or an agent of the broker.  In Canada, the vast majority of such shares will be registered in the name of “CDS & Co.”, the registration name of CDS Clearing and Depositary Services Inc., and in the United States, the vast majority will be registered in the name of “Cede & Co.”, the registration name of the Depository Trust Company, which entities act as nominees for many brokerage firms. Common Shares held by brokers, agents, trustees or other intermediaries can only be voted by those brokers, agents, trustees or other intermediaries in accordance with instructions received from Beneficial Shareholders. As a result, Beneficial Shareholders should carefully review the voting instructions provided by their intermediary with this Information Circular and ensure they communicate how they would like their Common Shares voted in accordance with those instructions.

Beneficial Shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to the Corporation are referred to as “NOBOs”. Those Beneficial Shareholders who have objected to their intermediary disclosing ownership information about themselves to the Corporation are referred to as “OBOs”. In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Corporation has elected to send the Notice of Special Meeting, this Information Circular and the form of proxy (collectively, the “Meeting Materials”) indirectly through intermediaries to all of the Beneficial Shareholders.  The intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to each Beneficial Shareholder, unless the Beneficial Shareholder has waived the right to receive them.

Intermediaries will frequently use service companies to forward the Meeting Materials to Beneficial Shareholders. Generally, a Beneficial Shareholder who has not waived the right to receive Meeting Materials will either:

(a)
be given a form of proxy which (i) has already been signed by the intermediary (typically by a facsimile, stamped signature), (ii) is restricted as to the number of shares beneficially owned by the Beneficial Shareholder, and (iii) must be completed, but not signed, by the Beneficial Shareholder and deposited with Computershare Investor Services Inc.; or

(b)
more typically, be given a voting instruction form (“VIF”) which (i) is not signed by the intermediary, and (ii) when properly completed and signed by the Beneficial Shareholder and returned to the intermediary or its service company, will constitute voting instructions which the intermediary must follow.

VIFs should be completed and returned in accordance with the specific instructions noted on the VIF. The purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the Common Shares which they beneficially own.

Please return your voting instructions as specified in the VIF. Beneficial Shareholders should carefully follow the instructions set out in the VIF, including those regarding when and where the VIF is to be delivered.

Although Beneficial Shareholders may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of their broker, agent, trustee or other intermediary, a Beneficial Shareholder may attend the Meeting as a proxyholder for a shareholder and vote Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting or have someone else attend on their behalf, and indirectly vote their Common Shares as proxyholder for the registered shareholder should contact their broker, agent, trustee or other intermediary well in advance of the Meeting to determine the steps necessary to permit them to indirectly vote their Common Shares as a proxyholder.

Securities Entitled to Vote

As of November [7], 2010 the authorized share capital of the Corporation consists of an unlimited number of Common Shares, without par value of which [46,586,708] Common Shares are issued and outstanding.  Every shareholder who is present in person and entitled to vote at the Meeting shall have one vote on a show of hands and on a poll shall have one vote for each Common Share of which the shareholder is the registered holder, and such shareholder may exercise such vote either in person or by proxy.  The vote on the Special Warrant Offering Resolution will be conducted by poll.

The Board of Directors of the Corporation has fixed the close of business on October 29, 2010 as the record date for the purpose of determining the shareholders entitled to receive notice of the Meeting, but the failure of any shareholder to receive notice of the Meeting does not deprive such shareholder of the entitlement to vote at the Meeting.  Every registered shareholder of record at the close of business on October 29, 2010 who personally attends the Meeting will be entitled to vote at the Meeting or any adjournment or postponement thereof, except to the extent that:

(a)	such shareholder has transferred the ownership of any of his or her Common Shares after October 29, 2010; and

(b)
the transferee of those Common Shares produces properly endorsed share certificates, or otherwise establishes that he or she owns the Common Shares, and demands, not later than 10 days before the Meeting, that his or her name be included in the list of shareholders entitled to vote at the Meeting, in which case the transferee is entitled to vote those Common Shares at the Meeting.

Quorum

Under By-Law No. 1 of the Corporation, the quorum for the transaction of business at the Meeting is two shareholders present in person or by proxy.

Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of these matters, but will not be counted as votes cast.  Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum and will not be voted.

Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the votes on the matters to be acted upon at the Meeting.

Broker Non-Votes

Brokers and other intermediaries, holding shares in street name for their customers, are required to vote the shares in the manner directed by their customers.  Under the Business Corporations Act (Yukon), brokers are not entitled to vote shares held in street name for their customers where they have not received written voting instructions from the Beneficial Shareholders of those shares.

The absence of a vote on a matter where the broker has not received written voting instructions from a Beneficial Shareholder is referred to as a “broker non-vote”.  Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact on any matters to be acted upon at the Meeting.

Ownership of the Corporation’s Common Shares

Ownership by Management

The following table sets forth certain information regarding beneficial ownership of the Corporation’s Common Shares, as of October [7], 2010, by (i) each of the Corporation’s executive officers and directors and (ii) the Corporation’s executive officers and directors, as a group.

Name and Position (1)	Common Shares Beneficially Owned	Percentage of Class(2)
John M. Clark Director	168,969(3)	*
W. Durand Eppler Director	220,971(4)	*
C. Thomas Ogryzlo Director	209,409(5)	*
Tracy A. Stevenson Director	175,000(6)	*
Michael B. Richings Executive Chairman, Chief Executive Officer and Director	481,881(7)	1%
Frederick H. Earnest President, Chief Operating Officer, and Director	459,599(8)	1%
Gregory G. Marlier Chief Financial Officer	169,484(9)	*
All executive officers and directors as a group (7 persons)	1,885,313	4%

*	Represents less than 1% of the outstanding Common Shares.

(1)	The address of each of the persons listed is c/o Vista Gold Corp., 7961 Shaffer Parkway, Suite 5, Littleton, Colorado 80127.

(2)
In accordance with Rule 13d-3(d)(1) under the United States Securities Exchange Act of 1934, as amended, the applicable percentage of ownership for each person is based on [46,586,708] Common Shares outstanding as of November [7], 2010, plus any securities held by such person exercisable for or convertible into Common Shares within 60 days after the date of this Information Circular.

(3)	Includes 168,969 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(4)	Includes 56,744 Common Shares owned currently and 164,227 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(5)	Includes 45,182 Common Shares owned currently and 164,227 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(6)	Includes 175,000 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(7)	Includes 87,397 Common Shares of the Corporation owned currently and 394,484 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(8)	Includes 14,750 Common Shares of the Corporation owned currently and 444,849 Common Shares which may be acquired upon the exercise of immediately exercisable options.

(9)	Includes 169,484 Common Shares which may be acquired upon the exercise of immediately exercisable options.

Ownership by Principal Shareholders

To the Corporation’s knowledge, no person beneficially owns more than five percent of the Corporation’s outstanding Common Shares as of November [7], 2010.

Change in Control

The Corporation has no charter or by-law provisions that would delay, defer or prevent a change in control of the Corporation.

The Corporation is not aware of any arrangement that might result in a change in control in the future.  To the Corporation’s knowledge there are no arrangements, including any pledge by any person of the Corporation’s securities, the operation of which may at a subsequent date result in a change in the Corporation’s control.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets out information relating to the Corporation’s equity compensation plans as at December 31, 2009.  The Corporation’s only equity compensation plan as of December 31, 2009 was the Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise/conversion of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	2,788,145	$3.75	1,679,757
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	2,788,145	$3.75	1,679,757

The folowing table sets out information relating to the Corporation's equity compensation plans as of June 30, 2010.  The Corporation's equity compensation plans include the Stock Option Plan and a Long-term Equity Incentive Plan that was approved by the Corporation's shareholders at the Corporation's 2010 Annual General Meeting.  As of June 30, 2010, the Corporation had not granted any awards under the Long-term Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise/conversion of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	2,838,661	$3.73	1,819,510
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	2,838,661	$3.73	1,819,510

Indebtedness of Directors and Executive Officers

None of the directors, executive officers, nor any individual who was at any time during the most recently completed financial year a director or executive officer, nor any associates or affiliates of the foregoing persons is as of the date hereof indebted to the Corporation.

Interest of Certain Persons in Material Transactions and Matters to be Acted Upon

Except as described in this Information Circular, no director or executive officer of the Corporation who has served in such capacity since the beginning of the last financial year, any proposed nominee for director, or any associate or affiliate of such person, and to the best of the knowledge of management of the Corporation, no person that has direct or indirect beneficial ownership of more than five per cent of the issued Common Shares of the Corporation and no associate or affiliate of any such person, had any material interest, directly or indirectly, in any transaction within the past year, or in any proposed transaction, which has affected or would materially affect the Corporation or any of its subsidiaries or in any matter to be acted upon at the Meeting.  Without limiting the generality of the foregoing, there have been no transactions since the beginning of the Corporation’s last financial year, nor are there any currently proposed transactions, in which the Corporation was or is to be a participant and the amount involved exceeds $120,000, and in which any director, executive officer or other person as set forth in the preceding sentence, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

The Corporation has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of all transactions in which the Corporation is a participant and in which any of the Corporation’s directors, executive officers, significant shareholders or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy. As set forth in the policy, the pre-approved transactions include employment of executive officers, director compensation (in general, where such transactions are required to be reported in the Corporation’s proxy statement pursuant to the United States Securities and Exchange Commission compensation disclosure requirements), as well as certain transactions where the amounts involved do not exceed specified thresholds. All related party transactions must be reported for review by the Corporate Governance Committee of the Board of Directors. Transactions deemed to be pre-approved are not required to be reported to the Committee, except that transactions in the ordinary course of business must be submitted to the Committee for review at its next following meeting.

Following its review, the Corporate Governance Committee determines whether these transactions are in, or not inconsistent with, the best interests of the Corporation and its shareholders, taking into consideration whether they are on terms no less favourable to the Corporation than those available with other parties and the related person’s interest in the transaction. If a related party transaction is to be ongoing, the Corporate Governance Committee may establish guidelines for the Corporation’s management to follow in its ongoing dealings with the related person.

Auditor

The auditor of the Corporation is PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia (“PWC”).  PWC will hold office until the close of the next annual general meeting of the Corporation or until a successor is appointed, whichever is earlier.  PWC (then Coopers & Lybrand) was first appointed the auditor of the Corporation on June 28, 1985.  A representative of PWC is not expected to attend the Meeting.  If a representative of PWC does attend the Meeting, the representative will be permitted to make a statement if they desire to do so and would be expected to respond to appropriate questions from shareholders.

Management Contracts

There are no management functions of the Corporation which are to any substantial degree performed by persons other than the directors, senior officers or managers of the Corporation.  The Corporation has entered into employment agreements with each of Michael B. Richings, Executive Chairman and Chief Executive Officer, Gregory G. Marlier, Chief Financial Officer, and Frederick H. Earnest, President and Chief Operating Officer.

Shareholder Proposals

Under the United States Securities Exchange Act of 1934, (the “Exchange Act”) the deadline for submitting shareholder proposals for inclusion in the management information and proxy circular for an annual meeting of the Corporation is calculated in accordance with Rule 14a-8(e) of Regulation 14A to the Exchange Act. If the proposal is submitted for a regularly scheduled annual meeting, the proposal must be received at the Corporation’s principal executive offices not less than 120 calendar days before the anniversary date of the Corporation’s management information and proxy circular released to the Corporation’s shareholders in connection with the previous year’s annual meeting. However, if the Corporation did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and mail its proxy materials. Accordingly, unless the date of the next annual meeting is changed by more than 30 days from the date of this year’s meeting the deadline for submitting shareholder proposals for inclusion in the management information and proxy circular for the next annual meeting of the Corporation will be November 26, 2010. If a shareholder proposal is not submitted to the Corporation by November 26, 2010, the Corporation may still grant discretionary proxy authority to vote on a shareholder proposal, if such proposal is received by the Corporation by February 9, 2011 in accordance with Rule 14a-4(c)(1) of Regulation 14A of the Exchange Act.

Other Matters

Management of the Corporation knows of no other matters which will be brought before the Meeting other than those set forth in the Notice of Special Meeting.  Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on those matters in accordance with the best judgement of the persons voting such proxies.

Dissenters’ Rights of Appraisal

No action is proposed herein for which the laws of the Yukon Territory or the Articles or By-laws of the Corporation provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder’s Common Shares.

Management’s Discussion And Analysis Of  Financial Condition And Results Of Operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements for the three years ended December 31, 2009, and the related notes thereto, and our consolidated unaudited interim financial statements for the three- and six-month periods ended June 30, 2010, and related notes thereto, which have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. Reference to Note 20 to the consolidated financial statements for the three years ended December 31, 2009, and Note 16 for the consolidated unaudited interim financial statements for the period ended June 30, 2010, should be made for a discussion of differences between Canadian and United States GAAP and their effect on the financial statements. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under the section heading “Item 1A. Risk Factors” above and elsewhere in our Annual Report on Form 10-K as filed with the SEC on March 16, 2010 and in our Quarterly Report on Form 10-Q as filed with the SEC on August 16, 2010.  See the section heading “Note Regarding Forward-Looking Statements,” in our Annual Report on Form 10-K as filed with the SEC on March 16, 2010.

All amounts stated herein are in U.S. dollars in thousands, except loss per share, and gold price per ounce, unless specified otherwise.
Overview

We are engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects with the aim of adding value to the projects. Our approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well-established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material (mineral resources under Canadian guidelines) and mineral reserves. In addition, we look for opportunities to improve the value of our gold projects through exploration drilling and re-engineering the operating assumptions underlying previous engineering work. In 2007, the board of directors and management reevaluated the corporate strategy regarding the development of the Corporation’s more advanced projects. As a result of this reevaluation, the Corporation has begun moving its more advanced projects toward production by undertaking advanced engineering studies, including feasibility studies as appropriate.

Our holdings include the Paredones Amarillos and Guadalupe de los Reyes gold projects in Mexico; the Mt. Todd gold project in Australia; the Yellow Pine gold project in Idaho; the Long Valley gold project in California; the Awak Mas gold project in Indonesia; and claims located in Utah.

Outlook

At the end of 2009, we owned or controlled six properties containing mineralized material. In the early part of 2007, we decided with the higher gold prices, to bring the more advanced projects, such as Paredones Amarillos and Mt. Todd, to production decisions. The emphasis in late 2007 was to start a bankable feasibility study on Paredones Amarillos with a major mining consultant being contracted to manage this study, which was completed in September 2008. In addition, we believe that additional value can be added to most of the remaining projects through exploration drilling and engineering studies, thus advancing them closer to a production decision.

We do not currently generate operating cash flows. Subject to sustained gold prices and the risk factors disclosed under the section heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K, we hope to generate revenues and cash flows in the future. We may generate revenues and cash flows from our portfolio of gold projects by several means, including but not limited to options or leases to third parties, joint venture arrangements with other gold producers, outright sales for cash and/or royalties, or project development and operation.

Results from Operations for the Three Years Ended December 31, 2009

Summary

Our 2009 consolidated net loss was $1,942 or $0.05 per share compared to the 2008 consolidated net loss of $9,973 or $0.29 per share for a net decrease of $8,031.  The decrease of $8,031 in 2009 is largely due to an increase in the gain on disposal of marketable securities of $6,927. The gain was mostly the result of the sale of our Allied Nevada Gold Corp. (“Allied”) shares which we retained in connection with the transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied.  Also contributing to the decrease in net loss for 2009 was a gain of $537 on the repurchase of convertible notes.  On July 14, 2009, we repurchased $1.333 million of our senior secured convertible notes (the “Notes”) for $866, which resulted in a gain.  Other contributing factors include a decrease in interest income of $405, a decrease in corporate administration and investor relations of $881 and a decrease in the write-down of marketable securities of $460, which was offset by an increase in the gain on currency translation of $469, an increase in exploration, property evaluation and holding costs of $444 and an increase in interest expense of $316.

Our 2008 consolidated net loss was $9,973 or $0.29 per share compared to the 2007 consolidated net loss of $13,150 or $0.41 per share for a net decrease of $3,177. The decrease of $3,177 in 2008 is primarily the result of the impairment of the Amayapampa gold project of $5,513 and costs related to the completion of the Arrangement Agreement of $2,901, both of which occurred during the 2007 period. These amounts are offset by decreased interest income of $719, an increase in interest expense of $2,004, an increase in the income tax expense of $1,371, an increase in the impairment loss of $558 with respect to certain marketable securities, costs to dispose of the Amayapampa gold project of $132 and an increase in the loss on currency translation of $343.

Exploration, property evaluation and holding costs

Exploration, property evaluation and holding costs increased to $1,487 during the year ended December 31, 2009 compared with $1,043 for the same period in 2008.  The increase of $444 is primarily due to an increase in holding costs at the Paredones Amarillos gold project of $491 which reflects increasing administrative and legal costs for activities related to permitting and community relations, which was offset by a decrease in holding costs at the Mt. Todd gold project of $49.

Exploration, property evaluation and holding costs increased to $1,043 during the year ended December 31, 2008, compared with $734 for the same period in 2007. The increase of $309 is primarily due to increases in holding costs at the Paredones Amarillos gold project of $267 and the Mt. Todd gold project of $118. The increase in costs at the Paredones Amarillos gold project reflects increasing consultant fees for activities related to permitting and other administrative work and accounting fees as we evaluate financial and tax implications to Vista Gold as we move the project towards a development decision. The increase at the Mt. Todd gold project is primarily the result of an increase in tenement expenditures.

Corporate administration and investor relations

Corporate administration and investor relations costs decreased to $4,595 during the year ended December 31, 2009, compared with $5,476 in 2008.  This decrease of $881 from the prior period is primarily due to a decrease in our audit, tax and Sarbanes-Oxley compliance fees of $168 as we work with our auditors and outside consultants to reduce these fees.  Also contributing to the decrease is a decrease in non-cash stock based compensation expense of $787, which is due to the following:

●
a decrease in the fair value of options granted and immediately vesting of $201. This is due to an increase in the amount of stock-based compensation expense being allocated to capitalized mineral property as well as declining stock prices and risk-free interest rates used to calculate fair-value;

●
a decrease in expense recorded for those options granted in prior years and vesting over time of $667.  This is also due to an increase in the allocation of stock-based compensation expense being allocated to capitalized mineral property as well as a decrease in the number of options granted in a prior period subject to vesting over time; and

●	these amounts were offset by a decrease of $81 for awards forfeited prior to vesting. Option expense recorded during the vesting period is reversed if the options are forfeited.

Corporate administration and investor relations costs increased to $5,476 during the year ended December 31, 2008, compared with $5,162 in 2007. The slight increase of $314 from the prior period is primarily due to an increase in labor and benefit costs of $325, which is mostly the result of a severance charge of $215 for lay-offs at the Awak Mas gold project and increased salary and benefit charges of $100 for the addition of new employees as we head towards the development of certain projects.

Depreciation and amortization

Depreciation and amortization expense increased to $262 during the year ended December 31, 2009, compared with $170 in 2008.  The increase of $92 from the prior period is mostly due to capital expenditures at the Mt. Todd gold mine and at the corporate level during 2009.

Depreciation and amortization expense increased to $170 during the year ended December 31, 2008, compared with $112 in 2007. This increase is mostly due to increased capital expenditures at both the Mt. Todd gold mine and the Paredones Amarillos gold project during 2008 that have begun being depreciated.

Interest expense

Interest expense was $2,320 during the year ended December 31, 2009, compared with $2,004 in 2008.  This increase is because the Notes were issued on March 4, 2008 and accordingly a full year of interest expense was not charged for the 2008 period.  For the year ended December 31, 2009, $1,069 is attributable to the accretion of the debt discount and $1,251 is attributable to interest expense.  These amounts are approximately 43% of the full interest expense associated with the issuance of the Notes.  We capitalized the remaining 57% as additions to mineral properties in accordance with ASC 835-20 Capitalization of Interest and our accounting policy.

Interest expense was $2,004 during the year ended December 31, 2008. Of this amount, $837 is attributable to the accretion of the debt discount and $1,167 is attributable to interest expense. These amounts are approximately 47% of the full interest expense associated with the issuance of the Notes. We capitalized the remaining 53% as additions to mineral properties in accordance with ASC 835-20 Capitalization of Interest and our accounting policy. During 2007, we did not incur any interest expense as we had no commercial debt outstanding during the year.

Other Income and Expenses

Gain/(loss) on disposal of marketable securities

For the year ended December 31, 2009, we realized a gain of $6,829 on the disposal of marketable securities, compared with a loss on the disposal of marketable securities of $98 for the same period in 2008.  The gain of $6,829 was mostly the result of our sale on April 3, 2009, of all 1,529,848 common shares of Allied for $9,016.  These shares had a book value of $2,194.

For the year ended December 31, 2008, we realized a loss on disposal of marketable securities of $98, compared with a gain of $158 in 2007. In 2008 the loss on disposal of marketable securities was the result of selling certain available-for-sale securities that had a book value of $203 for proceeds of $105.

In 2007 the gain on disposal of marketable securities was the result of selling certain available-for-sale securities that had a book value of $38 for proceeds of $258. We allocated $62 of the gain on disposal of marketable securities to Allied as part of the completion of the Arrangement Agreement. These costs were allocated as part of the general overhead income and expense allocation.

At December 31, 2009, we held marketable securities available for sale with a quoted market value of $1,150.  We purchased the securities for investing purposes with the intent to hold the securities until such time it would be advantageous to sell the securities at a gain. Although there can be no reasonable assurance that a gain will be realized from the sale of the securities, we monitor the market status of the securities consistently in order to mitigate the risk of loss on the investment.

Gain on repurchase of convertible notes

On July 14, 2009, we entered into the “Whitebox Repurchase Agreements with Whitebox Combined Partners, Whitebox Convertible Arbitrage and Whitebox Special Opportunities whereby we agreed to repurchase their respective Notes.

Pursuant to the Whitebox Repurchase Agreements, we agreed to repurchase Notes (i) in the principal amount of $504 from Whitebox Combined Partners for an aggregate purchase price, including interest, of $332; (ii) in the principal amount of $510 from Whitebox Convertible Arbitrage for an aggregate purchase price, including interest, of $335; and (iii) in the principal amount of $319 from Whitebox Special Opportunities for an aggregate purchase price, including interest, of $210, based on a settlement date of July 14, 2009. We allocated the consideration paid on the repurchase of the convertible notes to the liability and equity elements of the security based on their relative fair values at the date of the transaction.  A gain of $537 was recorded in our Consolidated Statement of Earnings and (Loss) as a result of the convertible notes repurchase.  There were no similar transactions during the 2008 periods.

The Whitebox Repurchase Agreements were initiated by Whitebox Advisors LLC and were not the result of any solicitation by or on behalf of us. We have not initiated any broader effort to repurchase or restructure any of our remaining Notes and did not act upon the basis of material non-public information in determining to enter into the Whitebox Repurchase Agreements.

Interest income

Interest income was $104 during the year ended December 31, 2009, compared with $509 in 2008.  The decrease of $405 is due to falling interest rates in the market.

Interest income was $509 during the year ended December 31, 2008, compared with $1,228 for the same period in 2007. The decrease of $719, from the respective prior period is primarily attributable to a decrease in interest earned on our liquid savings accounts as compared to the same period in 2007. This decrease is due to Vista Gold’s decision to no longer purchase short-term commercial paper due to the declining interest rates in the market.

Income tax benefit/(expense)

Effective September 30, 2008, the Corporation adopted EIC 172, which provides guidance on whether the tax benefit from the recognition of previously unrecognized tax loss carryforwards consequent to the recording of unrealized gains in other comprehensive income, such as unrealized gains on available-for-sale financial assets, should be recognized in net income or in other comprehensive income. EIC 172 should be applied retrospectively, with restatement of prior periods from January 1, 2007, the date of adoption of CICA 3855.

Income tax expense was $711 for the year ended December 31, 2009, compared with $320 in 2008.  The increase of $391 in expense is mostly the result of the sale of the Allied shares on April 3, 2009.  In previous periods a future income tax benefit was recorded in respect of previously unrecognized tax loss carry forwards as these losses were expected to cover any taxable gains that would arise as a result of the increase in value of the marketable securities. When these securities were disposed of, the unrealized gains were transferred from other comprehensive income/(loss) to net earnings. Since no taxable gain arose on this disposal, an income tax expense was recorded in the current period to reverse the benefit recorded in prior periods. The net impact is such that no tax is payable on this disposal and accordingly the cumulative tax expense recorded in the Consolidated Statement of Earnings and (Loss) reflects the tax benefit associated with Vista’s remaining marketable securities.

Income tax expense was $320 for the year ended December 31, 2008, compared with an income tax benefit of $1,051 for the 2007 period. The increase of $1,371 in expense as compared to the benefit from the 2007 period is attributable to the declining market during 2008, in which we have had more unrealized losses as compared to 2007 where we had more unrealized gains.

Write-down of marketable securities

The write-down of marketable securities was $123 for the year ended December 31, 2009, compared with $583 in 2008.  The decrease of $460 is mostly due to increasing stock prices throughout 2009.

The write-down of marketable securities was $583 for the year ended December 31, 2008, compared with a write-down of marketable securities of $25 for the 2007 period. At December 31, 2008, Vista Gold evaluated the market value of its available-for-sale securities and found that certain securities had become impaired. These securities were written down to their fair market value as of December 31, 2008. In 2007, the write-down of marketable securities was due to the expiration of warrants with a value of $25.

Results from Operations for Period Ended June 30, 2010

Our consolidated net loss for the three-month period ended June 30, 2010, was $4,152 or $0.09 per share compared to consolidated net earnings of $3,890 or $0.11 per share for the same period in 2009.  Our consolidated net loss for the six-month period ended June 30, 2010, was $5,851 or $0.13 per share compared to consolidated net earnings of $2,010 or $0.06 per share for the same period in 2009.  For both the three- and six-month periods, the increases in the consolidated net losses of $8,042 and $7,861 from the respective prior periods are primarily due to decreases in the gain on disposal of marketable securities of $6,822 and $6,602 from the respective prior periods.  The gain during the 2009 periods was the result of the sale of our Allied Nevada Gold Corp. (“Allied”) shares which we retained in connection with the transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied.  Also contributing to the increase in net losses for both the three- and six-month periods was an increase in the loss on early extinguishment of our senior secured convertible notes (the “Notes”) of $1,981 for both the three- and six-month periods ended June 30, 2010.  On May 20, 2010, we entered into a Note repurchase agreement whereby we repurchased $5,667 of outstanding principal Notes in exchange for cash and Common Shares (see Consolidated Financial Statements – Note 7).

Exploration, property evaluation and holding costs

Exploration, property evaluation and holding costs were $475 for the three-month period ended June 30, 2010 and $869 for the six-month period ended June 30, 2010, as compared with $268 and $601 for the same periods in 2009. For both the three-month and six-month periods, there were no significant variances as we continue to move our projects towards development decisions.

Corporate administration and investor relations

Corporate administration and investor relations costs increased to $1,076 during the three-month period ended June 30, 2010, compared with $974 for the same period in 2009.  The increase of $102 from the respective prior period is primarily due to an increase in legal costs of $80 and an increase in audit, tax and other accounting-related fees of $52.  These amounts have been partially offset by a decrease in stock-based compensation expense of $46.

Corporate administration and investor relations costs increased to $2,067 for the six-month period ended June 30, 2010 compared with $1,986 for the same period in 2009.  The increase of $81 from the respective prior period is primarily due to an increase in legal fees of $65, an increase in freight and shipping expenses related to the year end mailing of shareholder materials of $47 and an increase in audit, tax and other accounting-related fees of $42.  These amounts have been partially offset by a decrease in stock-based compensation expense of $96.

Depreciation and amortization

Depreciation and amortization expense was $60 for the three-month period ended June 30, 2010, approximately level with $62 for the same period in 2009.  Depreciation and amortization expense increased to $132 during the six-month period ended June 30, 2010, compared with $114 for the same period in 2009.  The increase of $18 for the six-month period was mostly due to capital expenditures at both the Mt. Todd gold project and the Paredones Amarillos gold project during the latter part of 2009 and the first quarter of 2010 that have begun to be depreciated.

Interest expense

Interest expense of $535 during the three-month period ended June 30, 2010 and $1,091 during the six-month period ended June 30, 2010 was slightly less than $584 and $1,163 for the same periods in 2009.  This slight decrease is attributable to the repurchase of $1,333 of the Notes in July 2009 and the repurchase of $5,667 of the Notes in May 2010. For the three-month period ended June 30, 2010, $212 is attributable to the accretion of the debt discount and $323 is attributable to interest expense.  For the six-month period ended June 30, 2010, $492 is attributable to the accretion of the debt discount and $599 is attributable to interest expense.  These amounts are approximately 24% of the full interest expense associated with the issuance of the Notes.  We capitalized the remaining 76% as additions to mineral properties in accordance with ASC 835-20 Capitalization of Interest and our accounting policy.

Other income and expense

Gain on disposal of marketable securities

There were no gains or losses on the disposal of marketable securities for the three-month period ended June 30, 2010, compared with a gain of $6,822 for the same period in 2009.  The gain for the three-month period in 2009 resulted from the sale of securities that had a book value of $2,194.

For the six-month period ended June 30, 2010, we realized a gain of $213 on the disposal of marketable securities, compared with a gain of $6,815 for the same period in 2009.  The gain for the six-month period in 2010 resulted from the sale of securities that had a book value of $15 and the gain for the same period in 2009 resulted from the sale of securities that had a book value of $2,218.

For both the three- and six-month periods ended June 30, 2010, the decreases in gains were mostly the result of our sale on April 3, 2009, of all of our 1,529,848 common shares of Allied for $9,016.  These shares had a book value of $2,194.

At June 30, 2010, we held marketable securities available for sale with a quoted market value of $925.  We purchased the securities for investing purposes with the intent to hold the securities until such time as it would be advantageous to sell the securities at a gain. Although there can be no reasonable assurance that a gain will be realized from the sale of the securities, we monitor the market status of the securities consistently in order to mitigate the risk of loss on the investment.

Loss on early extinguishment of convertible notes

On May 20, 2010, we entered into a Notes Repurchase Agreement (the “Agreement”) with Whitebox Advisors LLC (“Whitebox”) whereby we agreed to repurchase their remaining Notes.

Pursuant to the Agreement, we agreed to repurchase Notes in the principal amount of $5,667 and interest payable through maturity on the Notes of $691.  We agreed to pay Whitebox $2,233 in cash and to issue to them 1,902,684 in Common Shares in our capital as consideration for the principal amount of the Notes and interest payable of $6,358, in aggregate.  The Common Shares issued were based on a share price of $2.15.  We allocated the consideration paid on the repurchase of the Notes to the liability and equity elements of the security based on their relative fair values at the date of the transaction as is required under EIC 96, “Accounting for the Early Extinguishment of Convertible Securities Through (1) Early Redemption or Repurchase and (2) Induced Early Conversion”.  A loss of $1,981 was recorded in our Consolidated Statement of Earnings and (Loss) as a result of the Notes repurchase.  There were no similar transactions during the 2009 period.

The Agreement was initiated by Whitebox and was not the result of any solicitation by or on our behalf. We have not initiated any broader efforts to repurchase or restructure any of our remaining Notes and did not act upon the basis of material non-public information in determining whether to enter into the Agreement.

Interest income

Interest income increased to $35 for the three-month period ended June 30, 2010 and $89 for the six-month period ended June 30, 2010 as compared with $21 and $49 for the same periods in 2009.  The slight increases of $14 and $40 from the respective prior periods are due to increased cash balances for the 2010 periods as compared with the same periods in 2009.

Future income tax (benefit)/expense

During the three-month period ended June 30, 2010, the future income tax expense was $7 compared with $989 for the same period in 2009.  During the six-month period ended June 30, 2010, the future income tax expense was $27 compared with $781 for the same period in 2009.  For both the three- and six-month periods ended June 30, 2010, the decreases of $982 and $754 in the future income tax expense from the respective prior periods is mostly the result of the sale by Vista of its 1,529,848 shares in Allied on April 3, 2009.  In previous periods, a future income tax benefit was recorded in respect of previously unrecognized tax loss carry forwards as these losses were expected to cover any taxable gains that would arise as a result of the increase in value of the marketable securities. When these securities were disposed of, the unrealized gains were transferred from other comprehensive income/(loss) to net earnings. Since no taxable gain arose on this disposal, an income tax expense was recorded in the current period to reverse the benefit recorded in prior periods. The net impact is such that no tax was payable on this disposal and, accordingly, the cumulative tax loss recorded in the Consolidated Statement of Loss reflects the tax loss associated with Vista’s remaining marketable securities.

Financial Position, Liquidity and Capital Resources

Operating Activities

Net cash used in operating activities in 2009 was $7,883, compared with $7,638 in 2008.  The increase of $245 in 2009 is mostly the result of an increase in interest payments made on June 15, 2009, July 14, 2009 (in conjunction with the repurchase of the Notes) and December 15, 2009 of $602.  This increase was due to additional interest paid on June 15, 2009 as compared to the prior year as a result of the Notes issuance on March 4, 2008 and accordingly less accrued interest on June 15, 2008 as compared to June 15, 2009.  Offsetting this increase, was a decrease in cash used in accounts payable, accrued liabilities and other of $248 and a decrease in cash used for other current assets of $287.

Net cash used in operating activities in 2008 was $7,638, compared with $4,285 in 2007. The increase of $3,353 in 2008 as compared to 2007 is mostly the result of aggregate interest payments of $2,342 made on June 15, 2008 and December 15, 2008 for the Notes and an increase in the loss from continuing operations of $2,848, which has been partially offset by an increase in non-cash items of $2,111.

Net cash used in operating activities was $2,661 for the three-month period ended June 30, 2010, compared to $3,043 for the same period in 2009.  The decrease of $382 is mostly the result of a decrease of $350 in the amount of interest paid on the Notes.  We repurchased $1,333 of the Notes in July 2009 and $5,667 of the Notes in May 2010, therefore the outstanding principal balance upon which we pay interest on was less during the 2010 period as compared with the 2009 period.

Net cash used in operating activities was $4,273 for the six-month period ended June 30, 2010, compared to $4,225 for the same period in 2008.  The slight increase of $48 is mostly the result of the decrease in interest paid of $350, as noted above, and has been partially offset by an increase in cash used for other current assets of $288.

Investing Activities

Net cash received from investing activities in 2009 was $3,268, compared with cash used from investing activities of $26,913 in 2008.  This increase of $30,181 in cash received from investing activities is due to the following:

●
A decrease in additions to plant and equipment of $17,495.  As discussed below, in April 2008 the purchase of gold processing equipment to be used at our Paredones Amarillos gold project was finalized.  There were no similar equipment purchases during the 2009 period;

●	An increase in proceeds received from the sale of marketable securities of $8,950. This increase was primarily due to the sale of all 1,529,848 common shares of Allied we held for proceeds of $9,016;

●
A decrease in additions to mineral properties of $3,293. During the 2008 period, we undertook a drilling program at the Mt. Todd gold mine and were in the process of completing a feasibility study for the Paredones Amarillos gold project.  These projects were completed during 2008;

●
A decrease in the acquisition of mineral property of $452.  On January 24, 2008, we completed the acquisition of interests in various mineral properties adjacent to our Guadalupe de los Reyes project in Mexico.  The consideration paid by Vista for the acquisition of these interests included cash payments totaling $452.  There was no similar purchase during the year ended December 31, 2009; and

●
An increase in the proceeds received upon the disposal of mineral property.  In June 2009, we sold most of the remaining patented mining claims in Colorado for $188.  There were no similar transactions during the 2008 period.

●	An increase in cash used for short-term investments. At December 31, 2009, we had one $250 certificate of deposit that had a maturity date more than 90 days.

Net cash used in investing activities in 2008 was $26,913, compared with $31,349 in 2007. The decrease of $4,436 is mostly the result of a decrease of $24,517 in the cash transferred to Allied Nevada in conjunction with the completion of the Plan of Arrangement in May 2007, which has been offset by the following:

●
An increase in additions to plant and equipment of $17,524. On March 4, 2008, with the completion of a brokered private placement of $30,000 principal amount of the Notes (seethe section heading “Item 6. Management’s Discussion and analysis of Financial Condition and Results of Operations - Financing activities” below) we used $16,000 of the proceeds towards the purchase of gold processing equipment to be used at our Paredones Amarillos gold project. The aggregate purchase price was approximately $16,000, which included the costs of relocating the equipment to Edmonton, Alberta, Canada. The purchase was finalized in April 2008 with the completion of the relocation of the major equipment components to Edmonton. There were no similar purchases during the 2007 period.

●
An increase in the acquisition of mineral properties of $452. On January 24, 2008, we completed the acquisition of interests in various mineral properties adjacent to our Guadalupe de los Reyes gold project in Mexico. The consideration paid by Vista Gold for the acquisition of these interests included cash payments totaling $452 and the issuance of a total of 213,503 Common Shares of Vista Gold (with an aggregate fair value of $1,000) to various parties.

●
An increase in the additions to mineral properties of $2,149. This increase primarily reflects the costs associated with the feasibility study for the Paredones Amarillos gold project and a drilling program at the Mt. Todd gold project.

Net cash used in investing activities was $3,532 for the three-month period ended June 30, 2010, as compared to net cash provided by investing activities of $8,361 for the same period in 2009.  The increase in cash used by investing activities of $11,893 is due to the following:

●	A decrease in the proceeds from the sale of marketable securities of $9,016. On April 3, 2009, we sold all 1,529,848 common shares of Allied that we held for $9,016;

●
An increase in cash used for additions to mineral properties of $2,687.  During the 2010 period we undertook a drilling program at the Mt. Todd gold mine.  There were no similar programs during the 2009 period; and

●
A decrease in the proceeds received upon the disposal of mineral property.  In June 2009, we sold most of the remaining patented mining claims in Colorado for $188.  There were no similar transactions during the 2010 period.

Net cash used in investing activities was $5,176 for the six-month period ended June 30, 2010, as compared to net cash provided by investing activities of $7,259 for the same period in 2009.  The increase in cash used in investing activities of $12,435 is mostly the result of the same items that increased cash used for the three-month period including: a decrease in the proceeds from the sale of marketable securities of $8,806, an increase in cash used for additions to mineral properties of $3,828 and a decrease in the proceeds received upon the disposal of mineral properties of $188.  Offsetting these increases were an increase in cash provided for short-term investments of $250 and a decrease in cash used in the additions to plant and equipment of $144.

Financing Activities

Net cash provided by financing activities was $19,757 for the year ended December 31, 2009, compared with $31,425 in 2008.  The decrease of $11,668 is primarily the result of the completion of a public offering on September 21, 2009 and the completion of the over-allotment on September 25, 2009 in which we offered and sold an aggregate 10.12 million Common Shares, for net proceeds after commissions, legal and other fees of $20,378, as compared to the completion of a brokered private placement on March 4, 2008 in which we offered and sold $30,000 in aggregate principal amount of Notes (see the audited consolidated financial statements for the three years ended December 31, 2009 – Note 7, attached as Appendix C).  Net proceeds to Vista upon completion of the Notes were $28,345.

Net cash provided by financing activities was $31,425 for the year ended December 31, 2008, compared with $4,324 for the same period in 2007. This increase is primarily the result of the completion of a brokered private placement on March 4, 2008 in which we offered and sold $30,000 in aggregate principal amount of Notes (see the audited consolidated financial statements for the three years ended December 31, 2009 – Note 7, attached as Appendix C).   Proceeds to Vista Gold after legal and other fees were $28,345. There were no similar transactions during the 2007 period.

There were no warrant exercises during the year ended December 31, 2009.  Warrants exercised during 2008 produced cash proceeds of $2,941, compared to $3,609 in 2007. During 2008, the entire $2,941 in cash proceeds was from exercises of warrants issued as part of our February 2006 private placement compared to $930 in 2007. During 2007, $2,533 in cash proceeds was from exercises of warrants issued as part of our September 2005 private placement.  Also during 2007, $146 in cash proceeds was from the exercises of warrants issued as part of our February 2002 private placement. (see the audited consolidated financial statements for the three years ended December 31, 2009 – Note 7, attached as Appendix C).

The exercise of stock options produced cash of $245 during 2009, compared to $139 during 2008 and $715 during 2007 (see the audited consolidated financial statements for the three years ended December 31, 2009 – Note 7, attached as Appendix C).

Net cash used in financing activities was $2,233 for both the three- and six-month periods ended June 30, 2010.  There was no cash provided by or used in financing activities for the same periods during 2009.  The cash used in financing activities for both the three- and six-month periods ended June 30, 2010 was the result of the cash consideration paid for the repurchase of $5,667 of Notes on May 20, 2010.

Liquidity and Capital Resources

At December 31, 2009, our total assets were $92,573, compared to $75,765 and $51,346 as of December 31, 2008 and 2007, respectively. Long-term liabilities totaled $25,167 at December 31, 2009, compared to $23,724 at December 31, 2008.  There were no long-term liabilities for the year ended December 31, 2007. At December 31, 2009, we had working capital of $29,391, compared to $21,209 in 2008 and $27,254 in 2007.

Our working capital of $29,391 as of December 31, 2009, increased from 2008 by $8,182 which was decreased from 2007 by $6,045. The principal component of working capital for both 2009 and 2008 is cash and cash equivalents of $28,408 and $13,266, respectively. Other components include marketable securities (2009—$1,150; 2008—$8,153), short-term investments (2009—$250; 2008—$–) and other current assets (2009—$509; 2008—$593). The increase of $8,182 in working capital from 2009 to 2008 relates to the increase in cash balances from 2008 to 2009, which is partially offset by a decrease in marketable securities due to the sale of all 1,529,848 shares of Allied.

At June 30, 2010, our total assets were $88,725 compared to $92,573 at December 31, 2009, representing a decrease of $3,848.  At June 30, 2010, we had negative working capital of $3,652 as compared with positive working capital of $29,391 at December 31, 2009, representing a decrease of $33,043.  This decrease relates primarily to a reclassification of the Notes to a short-term debt obligation of $21,176 as of June 30, 2010 as compared to a long-term debt obligation  of $24,939 as of December 31, 2009.  The Notes come due on March 4, 2011.  Also contributing to the decrease is a decrease in cash balances of $11,682 from December 31, 2009 as well as a decrease in our marketable securities of $225 from December 31, 2009.

The principal components of working capital at June 30, 2010 are cash and cash equivalents of $16,726 and the Notes of $21,176.  The principal component of working capital at December 31, 2009 was cash and cash equivalents of $28,408.  Other components include marketable securities (June 30, 2010 - $925; December 31, 2009 - $1,150) and other liquid assets (June 30, 2010 - $943; December 31, 2009 - $759).

As a result of the delay in the issuance of the Change of Forest Land Use Permit (“CUSF”) at the Paredones Amarillos gold project and the current uncertainty in the resource and financial markets, management has adopted a revised plan and budget for the year 2010. The plan continues those programs necessary to expedite the development of the Paredones Amarillos gold project and to advance the Mt. Todd Pre-Feasibility Study ("PFS"), while minimizing expenditures in other areas. The budget estimates that, in the event that financing for the Paredones Amarillos gold project is not available on acceptable terms in 2010, we would have sufficient working capital to fund our planned operations at least through the end of 2010, without additional financing. We will continue to examine potential funding alternatives for the project, which may include project financing, debt financing or equity financing.

On March 4, 2011, the $23,000 principal balance of the Notes will come due.  Presently, we do not have sufficient capital to meet this obligation.  We are currently examining potential alternatives for raising the additional capital needed, which could include public offerings, other equity financings, or project financing if and when the CUSF is obtained for the Paredones Amarillos gold project.  We may also consider potential renegotiation of the terms of the original Notes.  While we have been successful in the past with raising funds through equity and debt financings, and although the current sustained high gold prices have increased investor interest in the gold market and, in addition, we have a shelf-registration effective in order to expedite the completion of a public equity offering, no assurances can be given that we will be successful in raising such funds in the future.

In the event that our efforts do not generate adequate additional financing, or the renegotiation of the terms of the Notes does not prove successful, we will not have sufficient cash or cash equivalents to repay the Notes.  However, the Notes are secured only by the assets and mining concessions related to the Paredones Amarillos gold project (collectively, the “Pledged Assets”).  In the event that we cannot raise sufficient capital to repay our obligations under the Notes, the holders of the Notes are entitled to require possession of  the Pledged Assets to be transferred to them (or a company appointed by them) and to seek court approval for the sale of the Pledged Assets.  Any proceeds received by the holders of the Notes from the sale of the Pledged Assets would be applied to any principal and interest that we owe under the Notes, with us continuing to be obligated to repay any remaining balance owing under the Notes on an unsecured basis.  The assets of the Paredones Amarillos gold project have a total carrying value of $36,755 as at June 30, 2010 (see Consolidated Financial Statements - Notes 5 and 6), of which $17,187 relates to plant and equipment stored in Canada to be used at the Paredones Amarillos gold project.

There was a severe deterioration in the global credit and equity markets in 2007 through to 2009.  This resulted in the need for government intervention in major banks, financial institutions and insurers and also resulted in greater volatility, increased credit losses and tighter credit conditions.  These disruptions in the credit and financial markets have had a significant, material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. While market conditions have generally improved in the first half of 2010, access to capital and credit remains limited compared to capital markets before the deterioration in 2007.  These continued disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations.  Our access to additional capital and financing may not be available on terms acceptable to us or at all.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements required to be disclosed in this Information Circular

Contractual Obligations as of December 31, 2009

	Payments due by period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations(1)	$32,147	$2,867	$29,280	$—	$—
Operating lease obligations	$84	$84	$—	$—	$—
Purchase obligations(2)	$438	$100	$338	$—	$—
Total	$32,669	$3,051	$29,618	$—	$—

(1)
Long-term debt obligations including interest payments related to the Corporation’s issuance of the Notes, are discussed in the audited consolidated financial statements for the three years ended December 31, 2009 – Note 7, attached as Appendix C).

(2)
Purchase obligations include option payments totaling $200 for the Long Valley project.  We still have outstanding $200, of which $100 is to be paid in less than a year and $100 is to be paid in 1 to 3 years.  Also included in purchase obligations is $228 to be paid in connection with the land purchase at the Paredones Amarillos gold project.

Contractual Obligations as of June 30, 2010

	Payments due by period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Short-term debt obligations(1)	$24,645	$24,645	$—	$—	$—
Purchase obligations(2)	$428	$100	$328	$—	$—
Operating lease obligations	$84	$84	$—	$—	$—
Total	$25,157	$24,829	$328	$—	$—

(1)
Short-term debt obligations, including interest payments related to the Corporation’s issuance of the Notes, are discussed in the unaudited consolidated financial statements for the period ended June 30, 2010  — Note 7, attached as Appendix C.

(2)
Purchase obligations include option payments totaling $200 for the Yellow Pine gold project.  We still have outstanding $200, of which $100 is to be paid in less than a year and $100 is to be paid in 1 to 3 years.  Also included in purchase obligations is $228 to be paid in connection with the land purchase at the Paredones Amarillos gold project.

Summary of Quarterly Results and 4th Quarter Review

(U.S. dollars in thousands, except per share data)

2009	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Revenue	$—	$—	$—	$—
Net profit/(loss)	$(2,235)	$(1,717)	$3,890	$(1,880)
Basic and diluted price per share	(0.06)	(0.05)	0.11	(0.05)

2008	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Revenue	$—	$—	$—	$—
Net loss	$(2,978)	$(2,823)	$(2,049)	$(2,123)
Basic and diluted price per share	(0.09)	(0.08)	(0.06)	(0.06)

Transactions with Related Parties

On April 1, 2009, we entered into an agreement with Sierra Partners LLC (“Sierra”) to provide investor relations and corporate finance consulting services to us.  The founder and partner of Sierra is also a director of us. Under the terms of the agreement, Sierra will provide consulting services to us commencing April 1, 2009 and ending on March 31, 2010.  Sierra will assist with our efforts to maintain an Investor Relations program and provide support and analysis of our general corporate finance and strategy efforts.  As compensation for these services, we agreed to pay to Sierra a monthly retainer fee of $10,000 during the term and issue to Sierra 60,000 of our stock options.  As of December 31, 2009, we had made payments totaling $107,114, which included consulting fees of $100,000 and reimbursed expenses of $7,114, and had issued the 60,000 stock options with a recorded expense of $37,111.

Significant Accounting Policies, Changes in Accounting Policies and Recent Accounting Pronouncements

Significant accounting policies

Use of estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include useful lives for asset depreciation purposes, impairment of mineral properties and stock-based compensation. Actual results could differ from these estimates.

Mineral properties

Mineral property acquisition costs and exploration costs are recorded at cost and are deferred until the viability of the property is determined. General overhead, administrative and holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. If a project is in production, capitalized costs would be depleted on the unit of production basis.

Option payments and reimbursements received are treated as a recovery of mineral property costs. Option payments are at the discretion of the optionee and accordingly are accounted for on a cash basis or when receipt is reasonably assured.

Our management regularly reviews the net carrying value of each mineral property. Where information and conditions suggest impairment, estimated future cash flows are calculated using estimated future prices, proven and probable reserves, weighted probable outcomes and operating capital and reclamation costs on an undiscounted basis. If it is determined that the future cash flows are less than the carrying value, a write-down to the estimated fair value is made with a charge to loss for the period. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if carrying values can be recovered.

Stock-based compensation and other stock-based payments

The Corporation records compensation expense on the granting of all stock-based compensation awards, including stock options grants to employees, calculated using the fair-value method. The Corporation uses the Hull-White Trinomial method of determining the fair value of the option on the date of the grant. When an employee or non-employee is granted stock options, the fair value of the immediately vested portion is expensed and included within the stock options balance within equity. As to the options vesting, the fair-value is amortized using the straight-line method over the vesting period and expensed on a monthly basis. When an employee or non-employee exercises stock options, then the fair-value of the options on the date of the grant is transferred to common stock. When options are cancelled, the vested fair-value balance of the stock options is transferred to contributed surplus. When stock options are forfeited prior to becoming fully vested, any expense and fair-value previously recorded are reversed out accordingly. When options expire, the related fair-value is transferred to contributed surplus.

Financial Instruments

Effective January 1, 2007, the Corporation adopted CICA Handbook Sections 1530, “Comprehensive Income”, 3855, “Financial Instruments—Recognition and Measurement” and 3861, “Financial Instruments—Disclosure and Presentation.” The adoption of these new sections had no impact on the Corporation’s financial statements on or before December 31, 2006 as the sections require adjustments to the carrying value of available-for-sale securities to be recorded within accumulated other comprehensive income on transition. Upon adoption of these sections, the Corporation made a one-time adjustment to the opening balance, as of January 1, 2007, of accumulated other comprehensive income in the amount of $532.

All available-for-sale securities are measured at fair-value. Gains and losses associated with these available-for-sale securities will be separately recorded as unrealized within other comprehensive income until such time the security is disposed of or becomes impaired, at which time any gains or losses will then be realized and reclassified to the statement of loss.

Upon adoption of the new “Section 3855—Financial Instruments”, all regular-way purchases of financial assets are accounted for at trade date. Transaction costs on financial assets are treated as part of the investment cost.

Changes in accounting policies during 2009

Effective January 1, 2009, we adopted the following standards updates by the Canadian Institute of Chartered Accountants (“CICA”).  These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

In February 2008, the CICA issued Section 3064, “Goodwill and Intangible Assets”, which replaces Section 3062, “Goodwill and Intangible Assets,” and results in a withdrawal of CICA Section 3450, “Research and Development Costs,” and amendments to Accounting Guideline (AcG) 11, “Enterprises in the Development Stage,” and CICA Section 1000, “Financial Statement Concepts.” The standard intends to reduce the differences with International Financial Reporting Standards (“IFRS”) in the accounting for intangible assets and results in closer alignment with U.S. GAAP. Under current Canadian standards, more items are recognized as assets than under IFRS or U.S. GAAP. The objectives of CICA Section 3064 are to reinforce the principle-based approach to the recognition of assets only in accordance with the definition of an asset and the criteria for asset recognition The standard will also provide guidance for the recognition of internally developed intangible assets (including research and development activities), ensuring consistent treatment of all intangible assets, whether separately acquired or internally developed.  This standard is effective for fiscal years beginning on or after October 1, 2008. The Corporation has determined there is no impact on its current financial statements.

In June 2009, CICA Handbook Section 3862, Financial Instruments – Disclosures (“Section 3862”), was amended to require disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

●	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

●	Level 3 – Inputs that are not based on observable market data.

We adopted this amended standard in 2009 and required disclosures are included in note 4.

Recent accounting pronouncements

In January 2009, the CICA issued Handbook Section 1582, “Business Combinations” (“Section 1582”), Section 1582 requires that all assets and liabilities of an acquired business will be recorded at fair value at acquisition. Obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date. The standard also states that acquisition–related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date. Section 1582 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or after January 1, 2011.

In January 2009, the CICA issued Handbook Section 1601, “Consolidations” (“Section 1601”), and section 1602, “Non-controlling Interests” (“Section 1602”). Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.

United States Generally Accepted Accounting Principals (“U.S. GAAP”)

We have, since inception, reported to security regulators in both Canada and the United States, financial statements prepared in accordance with Canadian GAAP with reconciliation to U.S. GAAP.  In 2006, the Canadian Accounting Standards Boards (“AcSB”) published a new strategic plan that outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period. In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canadian GAAP.  However, because we are considered to be a domestic filer under SEC rules for reporting purposes, we will be unable to adopt IFRS and instead will be required to report under U.S. GAAP beginning with fiscal year 2011 with our financial statements and selected financial data recast into U.S. GAAP for all periods presented in the financial statements.  Canada has announced that it will continue to accept U.S. GAAP financial statements for regulatory filings.

Subsequent events

Comprehensive Update for the Paredones Amarillos Gold Project

On July 19, 2010, we announced an update on the Paredones Amarillos gold project located in Baja California Sur, Mexico ("BCS").  The update discusses the status of the CUSF permit application, technical programs in progress, and a general overview of the development of the Paredones Amarillos gold project.

Change of Forest Land Use Permit-Application Status

Previously we announced that the Mexican Secretariat of the Environment and Natural Resources ("SEMARNAT") had dismissed our application for the CUSF.  In its dismissal, SEMARNAT had questioned the validity of the Temporary Occupation Permits ("TOP") issued by the General Direction of Mines in the Secretariat of Economy, which were required as part of the CUSF application.  SEMARNAT also identified the need for additional technical studies.

The Paredones Amarillos gold project is located in a special use area on the northern limit of the buffer zone of the Sierra de La Laguna Biosphere (the “Biosphere”).  In the immediate Paredones Amarillos gold project area, the surface land is divided between land owned directly by us and a parcel of federal land which has yet to be defined by a survey on the ground.  The TOP apply to both the privately held land and the federal land.  In questioning the validity of the TOP, SEMARNAT has requested confirmation of the boundaries of the federal land, and is seeking to determine if some or part of the federal land is subject to a prior request by the Mexican National Commission for Natural Protected Areas ("CONANP") to be the administrator of the federal land. We expect that the Secretariat of Agrarian Reform ("SRA") will shortly release the survey results and clarify what part of the federal land is subject to CONANP’s claim. Subsequently, Minera Paredones Amarillos S.A. de C.V. (“MPA”) expects SRA to grant CONANP's request to become the administrator of the applicable part of the federal land in accordance with their previous request. CONANP has indicated that it will administer the federal land which lies within the buffer zone of the Biosphere in accordance with the established management plan, which authorizes mining activities in the area of the Paredones Amarillos gold project.  We expect this process to result in the validation of the TOP and recognition of such by SEMARNAT.  Following the validation of the TOP, MPA will submit a new CUSF application.  The timing for completion of these types of bureaucratic processes is uncertain but we hope to be in a position to submit the CUSF application by the end of the third quarter of this year.

MPA is also working to resolve the minor deficiencies identified in SEMARNAT’s dismissal of the CUSF application.  MPA has contracted SRK Consulting (U.S.), Inc. of Denver, Colorado, and several BCS academic institutions to review, analyze and validate some of the information submitted as part of the CUSF application. This will include additional hydrogeologic studies, surface run-off calculations and a review of certain baseline environmental data.  The results will be submitted as part of the CUSF application. MPA has retained the services of Herrera Ordonez Abogados, a law firm based in Mexico City, to compile and submit the new CUSF application. The principal lawyer in charge of MPA’s work is Mr. Hector Herrera who is a past chairman of the Mexican Bar Association’s Environmental Commission and has an extensive background in working with SEMARNAT.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Quantitative And Qualitative Disclosures About Market Risk

We are engaged in the acquisition of gold projects and related activities including exploration, engineering, permitting and the preparation of feasibility studies.  The value of our properties is related to the price of gold and changes in the price of gold could affect our ability to generate revenue from our portfolio of gold projects.

Gold prices may fluctuate widely from time to time and are affected by numerous factors, including the following: expectations with respect to the rate of inflation, exchange rates, interest rates, global and regional political and economic circumstances and governmental policies, including those with respect to gold holdings by central banks.  The price of gold fell to a 20-year low of $253 in July 1999 and has risen significantly since that time to reach a level of $1,104 by December 31, 2009 and was $1,244 at June 30, 2010 and $1,208 at July 15, 2010.  The demand for, and supply of, gold affects gold prices, but not necessarily in the same manner in which demand and supply affects the prices of other commodities.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  The demand for gold primarily consists of jewelry and investments.  Additionally, hedging activities by producers, consumers, financial institutions and individuals can affect gold supply and demand.  While gold can be readily sold on numerous markets throughout the world, its market value cannot be predicted for any particular time.

Because we have exploration operations in North America, Indonesia and Australia we are subject to foreign currency fluctuations.  We do not engage in currency hedging to offset any risk of currency fluctuations as insignificant monetary amounts are held in foreign currencies for land holding costs related to the properties owned.

On March 7, 2008, we announced the closing of a private placement in which we offered and sold $30 million in aggregate principal amount of the Notes (see Consolidated Financial Statements — Note 7). The Notes bear interest at a rate of 10% per annum (calculated and payable semi-annually in arrears) and will mature on March 4, 2011. We do not consider our interest rate risk exposure to be significant at this time.

Supplementary Data

For the required supplementary data, please see the section heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Summary of Quarterly Results and 4th Quarter Review” above.

Additional Information and Availability of Documents

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on December 15, 2010.

The Corporation will provide to any person or corporation, upon request, one copy of any of the following documents:

(a)	the Corporation’s latest Annual Report on Form 10-K or annual information form, together with any document, or the pertinent pages of any document, incorporated therein by reference;

(b)
the comparative financial statements and management’s discussion and analysis of the Corporation for the Corporation’s most recently completed financial year in respect of which such financial statements have been issued, together with the report of the auditor thereon, and any interim financial statements and management’s discussion and analysis of the Corporation subsequent to the financial statements for the Corporation’s most recently completed financial year; and

(c)	this Information Circular.

Copies of the foregoing documents are also available on the Corporation’s website at www.vistagold.com or copies of the above documents will be provided by the Secretary of the Corporation, upon request, by mail at 1200 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada, V7X 1T2; by phone at 1-866-981-1185; or by email at connie@vistagold.com, free of charge to shareholders of the Corporation.  The Corporation may require the payment of a reasonable charge from any person or corporation who is not a shareholder of the Corporation and who requests a copy of any such document.  Financial information relating to the Corporation is provided in the Corporation’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year and the 6 month period ended June 30, 2010.  Additional information relating to the Corporation is available electronically on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

If you would like directions to the Meeting, contact the Corporation through the methods described above.

Multiple Shareholders Sharing the Same Address

Recent changes in the regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit the Corporation and brokerage firms to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances.  Shareholders who hold their shares through a broker may have consented to reducing the number of copies of materials delivered to their address.  In the event that a shareholder wishes to revoke such a consent previously provided to a broker, the shareholder must contact the broker to revoke the consent.  In any event, if a shareholder wishes to receive a separate Information Circular and accompanying materials for the Meeting, or the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, the shareholder may receive copies by contacting the President and Chief Executive Officer of the Corporation at (720) 981-1185, 7961 Shaffer Parkway, Suite 5, Littleton, Colorado 80127.  Shareholders receiving multiple copies of these documents at the same address can request delivery of a single copy of these documents by contacting the Corporation in the same manner.  Persons holding shares through a broker can request a single copy by contacting the broker.

Board of Directors Approval

The undersigned hereby certifies that the contents and sending of this Information Circular to the shareholders of the Corporation have been approved by the Board of Directors.

DATED at Littleton, Colorado, this [7th] day of November, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Michael B. Richings
Executive Chairman and Chief Executive Officer

APPENDIX “A”

FORM OF PROXY

VISTA GOLD CORP.

Computershare

9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

000001

SAM SAMPLE
123 SAMPLES STREET
SAMPLETOWN SS X9X X9X
CANADA

Security Class **COMMON SHARES**

Holder Account Number

C9999999999 IND

Fold

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. **Every registered shareholder has the right to appoint some other person of their choice, who need not be a shareholder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).**

2. If the shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management or its agent to the shareholder.

5. **A registered shareholder may direct the manner in which his or her shares are voted in accordance with the instructions of the registered shareholder, by marking this proxy accordingly. Where no choice has been specified, or in the absence of certain instructions, the shares represented by this proxy will be voted FOR the resolutions.**

6. The shares represented by this proxy will be voted in favour or voted against each of the matters described herein, as applicable, in accordance with the instructions of the registered shareholder, on any ballot that may be called for and, if the shareholder has specified a choice with respect to any matter to be acted on, the shares will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Special Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

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Proxies submitted must be received by 4:30 pm Eastern Time, on December 10, 2010.

VGZQ_PRX_105353/000001/000001

A-1

SAM SAMPLE

C9999999999

IND C07

Appointment of Proxyholder

The undersigned, a "Registered Shareholder" of Vista Gold Corp. (the "Company") hereby appoint: Michael B. Richings, or failing him, Gregory G. Marlier,

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions or uncertain instructions have been given, FOR the such matters) and all other matters that may properly come before the Special Meeting of shareholders of Vista Gold Corp. to be held at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia on December 15, 2010 at 10:00 AM Pacific Time, and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY **HIGHLIGHTED TEXT** OVER THE BOXES.

	For	Against
1. Special Warrant Offering Resolution To approve an ordinary resolution approving the Special Warrant Offering, all as described in the accompanying information and proxy circular.	☐	☐

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Authorized Signature(s) - This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted FOR such matters.**

Signature(s)

Date

DD / MM / YY

99999 105353 1PR AR0 VGZQ

A-2

APPENDIX “B”

TEXT OF THE SPECIAL WARRANT OFFERING RESOLUTION TO BE PASSED AT THE MEETING

 “BE IT RESOLVED, as an ordinary resolution, that:

1.	the issuance by Vista Gold Corp. (the “Corporation”) of:

(a)
14,666,739 special warrants at a price of U.S.$2.30 per special warrant, each of which will be automatically exercised, for no additional consideration, to acquire one common share in the capital of the Corporation and one common share purchase warrant, each common share purchase warrant being exercisable to acquire one additional common share in the capital of the Corporation;

(b)
652,175 special warrants to the agents and finders as compensation for the placement of the special warrants, each such special warrant will be automatically exercised, for no additional consideration, to acquire one common share in the capital of the Corporation and one common share purchase warrant, each common share purchase warrant being exercisable to acquire one additional common share in the capital of the Corporation; and

(c)
652,175 compensation common share purchase warrants to the agents and finders as compensation for the placement of the special warrants, each such compensation common share purchase warrant exercisable to acquire one common shares in the capital of the Corporation, all as more particularly described in the accompanying Management Information and Proxy Circular of the Corporation, is hereby approved; and

2.
any one or more of a group comprised of the directors and officers of the Corporation is authorized to do all acts and things, to execute under the common seal of the Corporation or otherwise and to deliver all agreements, documents and instructions, to give all notices and to deliver, file and distribute all documents and information which such director or officer (as the case may be) determines to be necessary or desirable in connection with or to give effect to and carry out this resolution.”

B-1

APPENDIX “C”

FINANCIAL STATEMENTS OF THE CORPORATION

TABLE OF CONTENTS

Consolidated Financial Statements for the Year Ended December 31, 2009
Independent Auditors’ Report	C-2
Consolidated Balance Sheets for the Years Ended December 31, 2009	C-4
Consolidated Statements of Loss and Comprehensive Loss	C-5
Consolidated Statements of Deficit	C-6
Consolidated Statements of Cash Flow	C-7
Notes to Consolidated Financial Statements	C-8

Consolidated Financial Statements for the Period Ended June 30, 2010
Consolidated Balance Sheets for the Period Ended June 30, 2009 (unaudited)	C-37
Consolicated Statements of Earnings and (Loss) and Comprehensive Loss (unaudited)	C-38
Consolicated Statements of Deficits (unaudited)	C-39
Consolicated Statements of Cash Flows (unaudited)	C-40
Notes to Consolidated Financial Statements (unaudited)	C-41

Independent Auditors’ Report

To the Shareholders of Vista Gold Corp.

We have completed integrated audits of Vista Gold Corp.’s 2009, 2008 and 2007 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.

Consolidated Financial statements

We have audited the accompanying consolidated balance sheets of Vista Gold Corp. as at December 31, 2009 and December 31, 2008, and the related consolidated statements of loss and comprehensive loss, deficit and cash flows for each of the years in the three year period ended December 31, 2009 and cumulative during the exploration stage. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and December 31, 2008, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2009 and cumulative during the exploration stage, in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Vista Gold Corp.’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting in Item 8A of the Annual Report on Form 10-K. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

March 12, 2010

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED BALANCE SHEETS

	Years ended December 31,
(U.S. dollars in thousands, except share data)	2009	2008

Assets:
Cash and cash equivalents	$28,408	$13,266
Marketable securities - Note 4	1,150	8,153
Short-term investments	250	-
Other current assets	509	593
Current assets	30,317	22,012

Mineral properties - Note 5	38,696	30,407
Amayapampa disposal consideration - Note 3	4,813	4,813
Plant and equipment - Note 6	18,747	18,533
	62,256	53,753
Total assets	$92,573	$75,765

Liabilities and Shareholders' Equity:
Accounts payable	$63	$-
Accrued liabilities and other	863	803
Current liabilities	926	803

Convertible Notes - Note 7	24,939	23,496
Other long-term liabilities	228	228
Total liabilities	26,093	24,527

Capital stock, no par value: - Note 8
Preferred - unlimited shares authorized; no shares outstanding
Common - unlimited shares authorized; shares outstanding:
2009 - 44,679,024 and 2008 - 34,475,829	245,964	225,098
Warrants	336	336
Options - Note 9	4,818	4,634
Contributed surplus - Note 10	1,848	1,387
Equity component of convertible notes - Note 7	5,998	6,298
Accumulated other comprehensive income - Note 12	575	4,602
Deficit	(193,059)	(191,117)
Total shareholders' equity	66,480	51,238
Total liabilities and shareholders' equity	$92,573	$75,765
Subsequent events – Note 22
Approved by the Board of Directors

/s/ John M. Clark John M. Clark Director	/s/ C. Thomas Ogryzlo C. Thomas Ogryzlo Director

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

	Years ended December 31,			Cumulative during Exploration
(U.S. dollars in thousands, except share data)	2009	2008	2007	Stage

Income:
Gain/(loss) on disposal of marketable securities	$6,829	$(98)	$158	$7,062
Gain on repurchase of convertible notes	537	-	-	537
Interest income	104	509	1,228	2,632
Gain/(loss) on currency translation	118	(351)	(8)	(275)
Total other income	7,588	60	1,378	9,956
Costs and expenses:
Exploration, property evaluation and holding costs	(1,487)	(1,043)	(734)	(4,325)
Corporate administration and investor relations	(4,595)	(5,476)	(5,162)	(24,540)
Costs of Arrangement	-	-	(2,901)	(2,901)
Depreciation and amortization	(262)	(170)	(112)	(632)
Interest expense	(2,320)	(2,004)	-	(4,324)
Write-down of marketable securities	(123)	(583)	(25)	(849)
Provision for doubtful accounts	-	-	(395)	(395)
Loss on sale of mineral property	(131)	(132)	-	(263)
Other income/(expense)	99	(11)	69	868
Total costs and expenses	(8,819)	(9,419)	(9,260)	(37,361)
Earnings/(loss) from continuing operations before income taxes	(1,231)	(9,359)	(7,882)	(27,405)
Future income tax benefit/(expense)	(711)	(320)	1,051	101
Earnings/(loss) from continuing operations after income taxes	(1,942)	(9,679)	(6,831)	(27,304)
Loss from discontinued operations	-	(294)	(6,319)	(16,879)
Net earnings/(loss)	$(1,942)	$(9,973)	$(13,150)	$(44,183)

Other comprehensive loss:
Unrealized fair-value increase/(decrease) on available-for-sale securities	1,778	(1,897)	6,096
Realized (gain)/loss on available-for-sale securities	(5,806)	83	(133)
	(4,028)	(1,814)	5,963
Comprehensive loss	$(5,970)	$(11,787)	$(7,187)

Weighted average number of shares outstanding	37,268,400	34,338,352	32,371,609

Basic and diluted earnings/(loss) per share from continuing operations	$(0.05)	$(0.28)	$(0.21)
Basic and diluted earnings/(loss) per share	$(0.05)	$(0.29)	$(0.41)
The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED STATEMENTS OF DEFICIT

	Years ended December 31,
(U.S. dollars in thousands)	2009	2008	2007

Deficit, beginning of period	$(191,117)	$(181,144)	$(131,915)
Net loss	(1,942)	(9,973)	(13,150)
EIC 172 opening adjustment - Note 2(g)	-	-	80
Dividend-in-kind - Note 3	-	-	(36,159)
Deficit, end of period	$(193,059)	$(191,117)	$(181,144)

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,			Cumulative during Exploration
(U.S. dollars in thousands)	2009	2008	2007	Stage

Cash flows from operating activities:
Earnings/(loss) from continuing operations after income taxes	$(1,942)	$(9,679)	$(6,831)	$(27,304)

Adjustments to reconcile loss for the period to cash provided by / (used in) operations:
Depreciation and amortization	262	170	114	655
Stock-based compensation	739	1,526	2,014	6,558
(Gain)/loss on disposal of marketable securities	(6,829)	98	(219)	(7,324)
Gain on repurchase of convertible notes	(537)	-	-	(537)
Future income tax (benefit)/expense	711	320	(1,051)	(101)
Accretion of convertible notes	1,069	838	-	1,907
Accrued interest	1,251	1,168	-	2,419
Loss on disposal of mineral property	131	132	-	263
Prepaid transaction costs	-	-	1,841	1,841
Write-down of marketable securities	123	583	25	849
Other non-cash items	-	-	-	(313)
				-
Change in operating assets and liabilities:				-
Interest paid	(2,944)	(2,342)	-	(5,286)
Other current assets	40	(247)	44	(771)
Accounts payable, accrued liabilities and other	43	(205)	(222)	(838)
Net cash used in operating activities	(7,883)	(7,638)	(4,285)	(27,982)

Cash flows from investing activities:
Acquisition of marketable securities	(39)	(92)	(289)	(1,065)
Proceeds from sale of marketable securities	9,055	105	258	10,144
Additions to mineral properties, net of cost recoveries	(5,210)	(8,503)	(6,354)	(25,600)
Acquisition of mineral property	-	(452)	-	(3,332)
Additions to plant and equipment	(476)	(17,971)	(447)	(19,118)
Proceeds on disposal of mineral property - Note 5	188	-	-	188
Proceeds on disposal of plant and equipment	-	-	-	52
Acquisition of short-term investments	(250)	-	-	(250)
Cash transferred to Allied Nevada Gold Corp., net of receivable	-	-	(24,517)	(24,517)
Net cash provided by/(used in) investing activities	3,268	(26,913)	(31,349)	(63,498)

Cash flows from financing activities:
Net proceeds from equity financings - Note 8	20,378	-	-	74,787
Repurchase of convertible debt - Note 7	(866)	-	-	(866)
Proceeds from exercise of warrants	-	2,941	3,609	39,020
Proceeds from exercise of stock options	245	139	715	3,039
Issuance of convertible notes, net of issuance costs	-	28,345	-	28,345
Prepaid transaction costs	-	-	-	(1,841)
Net cash provided by financing activities	19,757	31,425	4,324	142,484

Increase/(decrease) in cash and cash equivalents - continuing operations	15,142	(3,126)	(31,310)	51,004
Increase/(decrease) in cash and cash equivalents - discontinued operations (Note 3)	-	(294)	(702)	(23,270)
Net increase/(decrease) in cash and cash equivalents	15,142	(3,420)	(32,012)	27,734
Cash and cash equivalents, beginning of period - continuing operations	13,266	16,686	48,698	674
Cash and cash equivalents, end of period	$28,408	$13,266	$16,686	$28,408

Supplemental cash flow information – Note 16
The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

1. Nature of operations

The Corporation evaluates, acquires and explores gold exploration and potential development projects. As such, the Corporation is considered an Exploration Stage Enterprise. The Corporation’s approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the gold mineralization. In addition, the Corporation looks for opportunities to improve the value of its gold projects through exploration drilling, and/or re-engineering the operating assumptions underlying previous engineering work.

The Corporation has begun moving its more advanced projects through advanced and pre-feasibility studies in preparation for mine development so that production decisions can be made on those projects.

2. Significant accounting policies

(a)	Generally accepted accounting principles

The consolidated financial statements of the Corporation and its subsidiaries have been prepared in accordance with accounting principles generally accepted in Canada. For the purposes of these financial statements, these principles conform, in all material respects, with generally accepted accounting principles in the United States, except as described in Note 20.

(b)	Principles of consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All intercompany transactions and balances have been eliminated. The Corporation’s subsidiaries and percentage ownership in these entities as of December 31, 2009 are:

Ownership
Vista Gold U.S., Inc. and its wholly-owned subsidiaries	100%
Vista California, LLC
Idaho Gold Resources LLC
Granges Inc. (previously called Granges (Canada) Inc.)	100%
Minera Paredones Amarillos Holding Corp. and its wholly-owned subsidiaries	100%
Servicios Administrativos MPA S.A. de C.V.
Servicios Industriales MPA S.A. de C.V.
Minera Paredones Amarillos S.A. de C.V.
Vista Gold (Barbados) Corp. and its wholly-owned subsidiary	100%
Salu Siwa Pty. Ltd and its wholly-owned subsidiary
PT Masmindo Dwi
Vista Minerals (Barbados) Corp. and its wholly-owned subsidiary	100%
Vista Australia Pty Ltd.

(c)	Use of estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include mine closure and reclamation obligations, useful lives for asset depreciation purposes, impairment of mineral properties and the calculation of stock-based compensation. Actual results could differ from these estimates.

(d)	Foreign currency translation

The accounts of integrated foreign operations are translated using the temporal method. Under this method, monetary assets and liabilities are translated at the year-end rate of exchange, non-monetary assets and liabilities are translated at the rates prevailing at the respective transaction dates, and revenue and expenses, except for depreciation, are translated at the average rate of exchange during the year. Translation gains and losses are reflected in the loss for the year.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

(e)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand balances held with banks, and certificates of deposit all with maturities of three months or less when purchased.

(f)	Allowance for Accounts Receivable

The Corporation evaluates the collectability of its accounts receivables based on a combination of factors. In circumstances where it is aware of an entity’s inability to meet its financial obligations to us, the Corporation records a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount the Corporation reasonably believes will be collected.

(g)	Marketable securities

Effective January 1, 2007, the Corporation adopted CICA Handbook Sections 1530, “Comprehensive Income”, 3855, “Financial Instruments—Recognition and Measurement” and 3861, “Financial Instruments—Disclosure and Presentation.” The adoption of these new sections had no impact on the Corporation’s financial statements on or before December 31, 2006 as the sections require adjustments to the carrying value of available-for-sale securities to be recorded within accumulated other comprehensive income on transition. Upon adoption of these sections, the Corporation made a one-time adjustment to the opening balance, as of January 1, 2007, of accumulated other comprehensive income in the amount of $532,000, net of tax of $80,000.

All available-for-sale securities are measured at fair-value. Gains and losses associated with these available-for-sale securities are separately recorded as unrealized within other comprehensive income until such time the security is disposed of or becomes impaired, at which time any gains or losses will then be realized and reclassified to the statement of loss.  All regular-way purchases of financial assets are accounted for at trade date. Transaction costs on financial assets are treated as part of the investment cost.

Effective September 30, 2008, the Corporation adopted the Emerging Issues Committee Abstract 172 (“EIC 172”), “Income Statement Presentation of a Tax Loss Carryforward Recognized Following an Unrealized Gain in Other Comprehensive Income.” EIC 172 provides guidance on whether the tax benefit from the recognition of previously unrecognized tax loss carryforwards consequent to the recording of unrealized gains in other comprehensive income, such as unrealized gains on available-for-sale financial assets, should be recognized in net income or in other comprehensive income. EIC 172 should be applied retrospectively, with restatement of prior periods from January 1, 2007, the date of adoption of CICA (as defined below) Section 3855, “Financial Instruments—Recognition and Measurement.”

The adoption of EIC 172 resulted in a reclassification of $1,132,000 of income tax recovery from the accumulated other comprehensive income balance to the accumulated deficit as of December 31, 2007, which included $80,000 arising on adoption of the standard. It also decreased the Corporation’s loss for the year ended December 31, 2007 by $1,051,000.

(h)	Mineral properties

Mineral property acquisition costs and exploration expenditures are recorded at cost and are deferred until the viability of the property is determined. No properties have reached the development stage at this time. General overhead, administrative and holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. If a project is put into production, capitalized costs are depleted on the unit of production basis.

Option payments and reimbursements received are treated as a recovery of mineral property costs. Option payments are at the discretion of the optionee and accordingly are accounted for on a cash basis or when receipt is reasonably assured.

Management of the Corporation regularly reviews the net carrying value of each mineral property. Where information and conditions suggest impairment, estimated future net cash flows from each property are calculated using estimated future prices, proven and probable reserves and value beyond proven and probable reserves, and operating, capital and reclamation costs on an undiscounted basis. If it is determined that the future undiscounted cash flows are less than the carrying value, a write-down to the estimated fair value is made with a charge to loss for the period. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if the carrying value can be recovered.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Management’s estimates of gold prices, recoverable proven and probable reserves, probable outcomes, operating capital and reclamation costs are subject to risks and uncertainties that may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management’s estimate of net cash flows expected to be generated and the need for possible asset impairment write-downs.

Although the Corporation has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Corporation’s title. Such properties may be subject to prior undetected agreements or transfers and title may be affected by such defects.

(i)	Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging primarily from three to ten years. Significant expenditures, which increase the life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. Upon sale or retirement of assets, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

(j)	Asset retirement obligation and closure costs

The fair value of a liability for the Corporation’s legal obligations associated with the retirement of long-lived assets is recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset unless the asset has been previously written off, in which case the amount is expensed.

The liability will be adjusted for changes in the expected amounts and timing of cash flows required to discharge the liability and accreted to the full value over time through periodic charges to income.

(k)	Loss per share

Loss per share is calculated by dividing the loss for the year by the weighted average number of Common Shares outstanding during the year. The effect of potential issuances of common share equivalents under options and warrants would be anti-dilutive and therefore, basic and diluted losses per share are the same.

(l)	Stock-based compensation

The Corporation records compensation expense on the granting of all stock-based compensation awards, including stock options grants to employees, calculated using the fair-value method. The Corporation uses the Hull-White Trinomial method of determining the fair value of the option on the date of the grant. When an employee or non-employee is granted stock options, the fair value of the immediately vested portion is expensed and included within the stock options balance within equity. As to the options vesting, the fair-value is amortized using the straight-line method over the vesting period and expensed on a monthly basis. When an employee or non-employee exercises stock options, then the fair-value of the options on the date of the grant is transferred to common stock. When options are cancelled, the vested fair-value balance of the stock options is transferred to contributed surplus. When stock options are forfeited prior to becoming fully vested, any expense previously recorded is reversed through income. When options expire, the related fair-value is transferred to contributed surplus.

(m)	Warrants

Warrants issued as consideration for mineral properties and services rendered are recorded at fair value.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

3. Dispositions

Sale of Colorado Claims

On June 2, 2009, the Corporation sold most of its remaining patented mining claims in Colorado for cash proceeds of $188,000.  These claims had a book value of $321,000 and upon disposition the Corporation recognized a loss of $131,000.

Disposal of Amayapampa gold project

On April 7, 2008, the Corporation announced an agreement to dispose of its wholly-owned subsidiary Vista Gold (Antigua) Corp. (“Vista Gold Antigua”) to Republic Gold Limited (“Republic”). Vista Gold Antigua indirectly held the Corporation’s interest in the Amayapampa gold project in Bolivia. Under the terms of the transaction, Republic agreed to pay to the Corporation, $3.0 million in three payments of $1.0 million. The first of these payments is due and payable upon the start of Commercial Production (as defined in the purchase and sale agreement) at the Amayapampa gold project followed by $1.0 million payments on each of the first and second anniversaries of the start of Commercial Production. In addition, Republic has agreed to pay to the Corporation a net smelter return royalty (“NSR”) on the gold produced by or on behalf of Republic from the Amayapampa gold project in varying percentages depending on the price of gold per ounce. When gold is between $500.01 and $650.00 per ounce, a 2% NSR is payable, when the price of gold is between $650.01 and $750.00 per ounce, a 3% NSR is payable, and when the price of gold is $750.01 per ounce and above, an NSR of 3.5% is payable. The NSR is capped at 720,000 gold equivalent ounces and no NSR payments are due to the Corporation if the gold price is below $500 per ounce. The Corporation retains a first right of refusal in the event Republic decides to sell the property and also retains a right to re-acquire the property if Republic or Vista Gold Antigua have not moved to close a financing under a project financing facility within five years of the sale of Vista Gold Antigua to Republic. Under the terms of the transaction, the Corporation agreed to lend $350,000 to Republic for ongoing expenses on the Amayapampa gold project. The loan was completed on April 7, 2008. Interest on the loan accrued and was payable at the rate of 10% per annum, payable monthly. On September 30, 2008, the Corporation received $367,276 from Republic, which included the $350,000 principal amount owed and $17,276 in accrued interest.

The fair value of the consideration received on disposal of the Amayapampa gold project has been estimated at $4.813 million and was calculated as of December 31, 2009 using probability weighted cash flow scenarios and assumptions including future gold prices, estimated gold production and the timing of commencement of Commercial Production. These inputs in the “income approach” valuation model used by the Corporation are considered to be level three unobservable inputs as defined by CICA 3862 “Financial Instruments – Disclosures”. These are the Corporation’s own assumptions based on management’s best estimates and the best information available at the time.

Prime Corporate Finance Pty Limited (“PCF”) of West Perth, Australia served as corporate advisor to the Corporation in connection with the above transaction. In compensation for the advisory services provided by PCF, the Corporation issued 37,318 Common Shares occurred on June 17, 2008, at which time the Common Shares had a fair value of $132,000, which has been included on our Consolidated Statement of Loss.

Since the Amayapampa gold project has been disposed of, the losses associated with the project have been classified as discontinued operations on the Consolidated Statement of Loss and Consolidated Statement of Cash Flows. Losses and cash flows from the Amayapampa gold project, included in discontinued operations are as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Costs and expenses:
Exploration, property evaluation and holding costs	$(294)	$(371)
Impairment of mineral property	—	(5,513)
Corporate administration, investor relations and other	—	(10)
Net loss from discontinued operations	$(294)	$(5,894)
Operating activities	$(294)	$(380)
Financing activities	—	—
Net increase/decrease in cash and cash equivalents	$(294)	$(380)

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Completion of the Arrangement involving Vista Gold Corp., Allied Nevada Gold Corp. and the Pescios

The Plan of Arrangement (the “Arrangement”) involving the Corporation, Allied Nevada Gold Corp. (“Allied”), Carl Pescio and Janet Pescio (the “Pescios”) pursuant to the Arrangement and Merger Agreement between the parties dated as of September 22, 2006 as amended (the “Arrangement Agreement”), closed on May 10, 2007. The transaction resulted in the acquisition by Allied of the Corporation’s Nevada-based properties and the Nevada mineral assets of the Pescios. Of the 38,933,055 shares of Allied common stock (the “Allied Shares”) issued as part of the transaction, 12,000,000 were issued to the Pescios as partial consideration for the acquisition of their Nevada mineral assets and 26,933,055 were issued to the Corporation in accordance with the Arrangement. As part of the transaction, the Corporation’s shareholders exchanged each of their old Common Shares and received: (i) one Common Share and (ii) a pro rata portion of (A) the number of Allied Shares received by the Corporation as part of the Arrangement less (B) the number of Allied Shares retained by Vista Gold to facilitate payment of any taxes payable in respect of the Arrangement. Accordingly, of the 26,933,055 Allied Shares issued to the Corporation, 25,403,207 shares were distributed to shareholders of the Corporation by way of an in-kind dividend with a value of $36,159,000 and the Corporation retained 1,529,848 shares to facilitate the payment of any taxes payable by the Corporation in respect of the Arrangement. The Common Shares of the Corporation and the Allied Shares began trading on May 10, 2007, on the Toronto Stock Exchange and NYSE Amex. Also, under the Arrangement Agreement, the Corporation transferred $25.0 million less the outstanding receivable of $0.5 million to Allied.

The Corporation allocated corporate overhead income and expenses to Allied up to the date of the completion of the Arrangement based on the ratio of mineral properties transferred to Allied. These allocations, along with the actual income and expenses of the Corporation’s subsidiaries that held the assets transferred are listed on the Consolidated Statements of Loss as losses from discontinued operations. Losses and cash flows from the Nevada-based properties, included in discontinued operations are as follows:

Year Ended December 31, 2007
Income:
Interest income	$305
Gain on disposal of assets	—
Gain on disposal of marketable securities	62
Other income	2
Total other income	$369
Costs and expenses:
Exploration, property evaluation and holding costs	$(341)
Corporate administration and investor relations	(383)
Depreciation and amortization	(70)
Total costs and expenses	(794)
Net loss from discontinued operations	$(425)
Operating activities	$(260)
Financing activities	(62)
Net increase/decrease in cash and cash equivalents	$(322)

Also, upon completion of the Arrangement on May 10, 2007, $2,352,000 in costs associated with the Arrangement previously held as prepaid items were expensed. These costs included legal fees, tax and audit fees, regulatory fees, consultant fees and other items related to the completion of the Arrangement that were not eventually reimbursable by Allied.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

4. Marketable securities

	At December 31, 2009			At December 31, 2008
	Cost	Unrealized gain/(loss)	Fair value	Cost	Unrealized gain/(loss)	Fair value

Allied Nevada Gold Corp.	$-	$-	$-	$2,194	$5,547	$7,741
Esperanza Silver Corp.	10	101	111	10	35	45
Luzon Minerals	12	16	28	12	-	12
Nevgold Resources Corp.	87	69	156	44	-	44
Other	365	490	855	480	(169)	311
	$474	$676	$1,150	$2,740	$5,413	$8,153

On April 3, 2009 the Corporation announced that it had sold all of its 1,529,848 shares of Allied for $9,016,088.  These shares had an original cost of $2,194,397 and when sold, resulted in a realized gain of $6,821,691.  See Note 3.

During the year ended December 31, 2009, the Corporation determined that certain of its securities had become impaired.  The write-down of $123,000, less a tax benefit of $18,000, has been included on our Statement of Consolidated Earnings and Loss.  The Corporation evaluated the remaining securities for impairment, but concluded that any decline in value was temporary due to the short amount of time that the security’s fair market value was under cost.

During the year ended December 31, 2008, the Corporation determined that certain of its securities had been impaired. The write-down of $583,000, less a tax benefit of $87,000, has been included on the Corporation’s Consolidated Statement of Loss. The Corporation evaluated the remaining securities for impairment, but concluded that any decline in value was temporary due to the short amount of time that the security’s fair market value was under cost.

5. Mineral properties

	2008	2009
	December 31, net balance	Acquisition costs	Disposal of mineral property	Option payments	Exploration & land costs	Capitalized interest	Capitalized stock based compensation	Year to date activity	December 31, ending balance
Long Valley, United States	960	-	-	-	18	-	-	18	978
Yellow Pine, United States	878	-	-	100	6	-	-	106	984
Paredones Amarillos, Mexico	9,237	-	-	-	2,166	3,164	83	5,413	14,650
Guadalupe de los Reyes, Mexico	3,136	-	-	100	34	-	5	139	3,275
Awak Mas, Indonesia	3,757	-	-	-	217	-	1	218	3,975
Mt. Todd, Australia	11,967	-	-	-	2,587	-	62	2,649	14,616
Other	472	-	(321)	50	17	-	-	(254)	218
	$30,407	$-	$(321)	$250	$5,045	$3,164	$151	$8,289	$38,696

Measurement Uncertainty

The Corporation has determined that the carrying value of its mineral properties is recoverable; however, a write-down in the carrying values of one or more of the Corporation’s properties may be required as a result of evaluation of gold resources and application of an impairment test which is based on estimates of gold resources and gold prices.

(a)	Long Valley

The Corporation entered into an option agreement on January 22, 2003, with Standard Industrial Minerals, Inc. (“Standard”), to acquire Standard’s 100% interest in the Long Valley gold project in east central California, for an aggregate purchase price of $750,000 which was paid over a five-year period, with annual payments paid as follows: $100,000 paid on each of January 15, 2003, 2004, and 2005; $200,000 paid on January 23, 2006, and $250,000 paid on January 10, 2007. Accordingly as of January 2007, the Corporation acquired 100% of the Long Valley project, which is held through the Corporation’s indirect wholly-owned subsidiary, Vista Gold California, LLC. Royal Gold, Inc. has a 1% net smelter returns royalty on the project.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

(b)	Yellow Pine

On November 7, 2003, Idaho Gold Resources LLC (“Idaho Gold”), an indirect, wholly-owned subsidiary of the Corporation entered into an Option to Purchase Agreement for a nine year option to purchase 100% of the Yellow Pine gold project for $1.0 million. Idaho Gold made an option payment of $100,000 upon execution of the agreement, an option payment of $100,000 on each of the first, second, third, fourth, fifth, sixth and seventh anniversary dates of the agreement. The agreement calls for Idaho Gold to make two more yearly payments of $100,000 on or before each anniversary date of the agreement, for a total option payment price of $1.0 million. If Idaho Gold exercises its option to purchase the project, all option payments shall be applied as a credit against the purchase price of $1.0 million. Idaho Gold has the right to terminate the agreement at any time without penalty. Eleven of the seventeen claims are subject to an underlying 5% net smelter returns royalty.

(c)	Paredones Amarillos

The Corporation acquired 100% of the Paredones Amarillos gold project in Mexico from Viceroy Resource Corporation on August 29, 2002. The total cost of this project included cash payments of $786,000 for acquisition and related costs, the issuance of 303,030 equity units with a fair value of $1,212,000 and a cash payment of $320,000 on August 29, 2003.

Certain concessions on the Paredones Amarillos project are subject to a 2% net profits interest retained by a former owner.

(d)	Guadalupe de los Reyes

On August 1, 2003, the Corporation executed an agreement to acquire a 100% interest in the Guadalupe de los Reyes gold project in Sinaloa State, Mexico and a data package associated with the project and general area, for aggregate consideration of $1.4 million and a 2% net smelter returns royalty. During a due diligence period prior to the signing of the purchase agreement, the Corporation made payments to the owner totaling $100,000, and upon exercising its option to complete the purchase, paid an additional $200,000. On August 4, 2004, the Corporation issued 138,428 Common Shares valued at $500,000. An additional $500,000 in cash is to be paid in installments of $100,000 on each of the second through sixth anniversaries of the signing of the formal agreement, with the outstanding balance becoming due upon commencement of commercial production. Payments of $100,000 were made in each of 2005, 2006, 2007, 2008 and 2009, completing the purchase option. A 2% net smelter returns royalty is held by the previous owner and may be acquired by the Corporation at any time for $1.0 million.

On January 24, 2008, the Corporation completed the acquisition of interests in various mineral properties adjacent to the Corporation’s Guadalupe de los Reyes project in Mexico. Under the terms of the agreement, the Corporation; (a) paid Grandcru Resource Corporation (“Grandcru”) $377,000, net of back taxes on the mining concessions, and paid a private investment group known as the San Miguel Group $75,000, for total cash consideration of $452,000; and (b) issued to Grandcru and the San Miguel Group, in aggregate, Common Shares of the Corporation with a value of $1,000,000 (amounting to 213,503 Common Shares) on closing. In addition, the Corporation reached an agreement with Goldcorp Inc. and its Mexican subsidiary, Desarrollos Mineros San Luis, S.A. de C.V. (together, “San Luis”), and with the San Miguel Group to complete the acquisition of their respective interests in the mining concessions at the same time as the closing occurs with Grandcru. The Corporation agreed to pay a 2% net smelter returns royalty on all minerals produced payable to the San Miguel Group on the mining concessions known as the San Miguel Concessions. The Corporation agreed to pay San Luis a 1% net smelter returns royalty on mining concessions known as the San Luis Concessions and the San Miguel Concessions, and 2% to 3% net smelter returns royalty depending on the gold price on the Corporation’s mining concessions known as the Gaitán Concessions. Certain of the San Luis Concessions are subject to a pre-existing underlying royalty of 3% net smelter returns royalty payable to Sanluis Corporación, S.A. de C.V.

(e)	Awak Mas

On April 21, 2005, the Corporation completed its acquisition of the Awak Mas gold project in Sulawesi, Indonesia, pursuant to the exercise of its option to purchase the deposit for a purchase price of $1.5 million. Under the terms of the option agreement, the Corporation had a six-month option period in which to conduct due diligence while paying the owners $15,000 per month. The monthly option payments, as well as costs of up to $150,000 expended to correct any deficiencies in

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

asset standing, were to be credited towards the purchase price. On May 12, 2005, the Corporation transferred $1.2 million to an escrow account. These funds were released to the ultimate vendors of the Awak Mas gold project, Weston Investments Pty Ltd (“Weston”) and Organic Resource Technology Limited (“ORT”), upon completion of the final transaction documents. The amount of $1.2 million represented the $1.5 million purchase price less: the $150,000 deposit that the Corporation previously paid (which included $75,000 in aggregate option payments); and $150,000 expended by the Corporation to correct deficiencies in asset standing.

On December 28, 2009, the Corporation announced that its wholly-owned subsidiary, Vista Gold (Barbados) Corp., signed a Joint Venture Agreement with Pan Asia Resources Corporation (“Pan Asia”) with respect to the development of the Awak Mas gold project in Indonesia.

The Joint Venture Agreement provides Pan Asia, a privately held resource development company, with the opportunity to earn a 60% interest in the Awak Mas project by: (i) expending $3 million on the project within the next 30 months; (ii) completing an environmental impact assessment and feasibility study (in compliance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects), each of which is required by the Contract of Work granted by the Indonesian Government under which the Awak Mas project is held, and (iii) issuing to Vista two million shares of Pan Asia and the right to purchase up to an additional two million shares of Pan Asia in the event of an initial public offering of Pan Asia shares (on the same terms as offered under such initial public offering).  Under the terms of the Joint Venture Agreement, the Corporation will retain its controlling interest in the Awak Mas gold project until Pan Asia completes the earn-in conditions described above.

(f)	Mt. Todd

Effective March 1, 2006, the Corporation and its subsidiary Vista Gold Australia Pty Ltd. (“Vista Australia”) entered into agreements with Ferrier Hodgson, the Deed Administrators for Pegasus Gold Australia Pty Ltd. (“Pegasus”), the government of the Northern Territory of Australia and the Jawoyn Association Aboriginal Corporation (“JAAC”) and other parties named therein, subject to regulatory approvals, to purchase a 100% interest in the Mt. Todd gold mine (also known as the Yimuyn Manjerr gold mine) in the Northern Territory, Australia. Under these agreements, the Corporation is guarantor of the obligations of its subsidiary Vista Australia.

As part of the agreements, the Corporation agreed to pay Pegasus, AU$1.0 million ($739,600) and receive a transfer of the mineral leases and certain mine assets; and pay the Northern Territory’s costs of management and operation of the Mt. Todd site up to a maximum of approximately AU$375,000 (approximately $277,500) during the first year of the term (initial term is five years, subject to extensions), and assume site management and pay management and operation costs in following years. Additionally, the Corporation issued Common Shares with a value of CDN$1.0 million (amounting to 177,053 Common Shares) to the JAAC as consideration for the JAAC entering into the agreement and for rent for the use of the surface overlying the mineral leases until a decision is reached to begin production. Other agreement terms provide that the Corporation will undertake a technical and economic review of the mine and possibly form one or more joint ventures with the JAAC. In June 2006, the transactions contemplated under the agreements were completed and effective, with funds held in escrow released to the ultimate vendors and the Common Shares issued to the JAAC.

6. Property, plant and equipment

	December 31, 2009			December 31, 2008
	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net

Paredones Amarillos, Mexico	18,173	35	18,138	18,006	12	17,994
Awak Mas, Indonesia	118	89	29	116	70	46
Mt. Todd, Australia	833	321	512	584	170	414
Corporate, United States	311	243	68	252	173	79
	$19,435	$688	$18,747	$18,958	$425	$18,533

On January 7, 2008, the Corporation entered into an agreement with A.M. King Industries, Inc. (“A.M. King”) and Del Norte Company Ltd., a wholly-owned subsidiary of A.M. King, to purchase gold processing equipment to be used at the Corporation’s Paredones Amarillos project. The aggregate purchase price was approximately $16.0 million. The purchase price includes the cost of relocating the equipment to Edmonton, Alberta, Canada. The Corporation is responsible for the reconditioning and transportation of the equipment from Edmonton to Paredones Amarillos. The equipment includes a

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

10,000 tonne per day semi-autogenous grinding mill, two ball mills, gyratory crusher and a shorthead cone crusher, along with other related components, spare parts and other process plant equipment. On April 17, 2008, the Corporation announced that it had finalized the purchase of the gold processing equipment, with the conclusion on that date of the transportation of the major equipment items to the Corporation’s lay-down yard in Edmonton.

On December 10, 2008, the Corporation completed a transaction to purchase the land needed for a desalination plant for the Paredones Amarillos Project. The purchase price of the land was 5,648,740 pesos, which was equivalent to $424,000 on the purchase date and was paid in full in cash on the purchase date. On December 23, 2008, the Corporation entered into an agreement to purchase approximately 1,236 acres of land for the mill site and other infrastructure. The purchase price of the land was 6,000,000 pesos, which was equivalent to $456,274 on the purchase date. The Corporation paid $228,136, which was half of the total purchase price, on the date of purchase and has recorded as a long-term liability the other remaining $228,136 that is payable upon the earlier of: i) within 10 days following the start-up of commercial production at the Paredones Amarillos gold project or ii.) three years from the date of the purchase agreement.

7. Brokered private placement of convertible notes

On March 4, 2008, the Corporation completed a private placement in which the Corporation issued and sold $30 million in aggregate principal amount of senior secured convertible notes (the “Notes”). The Notes were issued on March 4, 2008 and mature at face value on March 4, 2011 (the “Maturity Date”). The Notes pay interest of 10% per annum. Interest is payable each year in two installments on June 15 and December 15, and the principal is payable on the Maturity Date.

The Notes are convertible at the holder’s or issuer’s discretion in accordance with the terms of the Notes. The holder can convert all or part of the debt at any time prior to the Maturity Date or the business day immediately preceding the Redemption Date at a price of $6.00 per common share (subsequently adjusted to $4.80, as discussed below), subject to adjustment in certain circumstances. The “Redemption Date” represents the date that the Notes will be redeemed in the event that the Corporation redeems the Notes.

The Corporation can convert all, but not part, of the Notes after March 4, 2009 if the weighted-average price of the Corporation’s Common Shares as quoted on the NYSE Amex has been equal to or greater than $9.00 per share for 15 consecutive trading days. The notice of conversion must occur within 10 days of any such 15-day period and the share price must be equal to or greater than $9.00 on the date the notice is delivered. The conversion price was originally $6.00 per common share and is subject to adjustments in certain circumstances.

Pursuant to the terms of the Notes, on March 4, 2009, the conversion price of the Notes was automatically adjusted from $6.00 per share to $4.80 per share.  As a result of the adjustment, 6.25 million Common Shares became issuable upon conversion of the Notes.  Prior to the adjustment, 5.0 million Common Shares were issuable upon the conversion of the Notes.

Simultaneous with the issuance of the Notes, the Corporation issued to Casimir Capital LP 200,000 common share purchase warrants with an exercise price of $6.00 per warrant and expiration date of March 4, 2011, as partial consideration for acting as agent for the transaction (Note 9). The Corporation also paid to Casimir Capital a cash fee of $1.2 million, being 4% of the gross proceeds of the offering of the Notes. The warrants provide for cashless exercise if the market price of the Corporation’s Common Shares is above the exercise price of the warrants. In addition, the exercise price is subject to standard anti-dilution adjustment provisions.

The Notes have been accounted for in accordance with EIC 164, “Convertible and other Debt Instruments with Embedded Derivatives”. Under EIC 164, the fair value of the conversion feature is recorded as equity. The issuance date fair value of the conversion feature was estimated to be $6.8 million and was classified as the equity component of convertible notes with the residual balance of $23.2 million being recorded as the fair value of the Corporation’s obligation to make principal and interest payments and has been classified as long-term debt.  The fees totaling $1,988,000 related to the issuance of the Notes have been allocated pro-rata between debt issuance costs of $1,531,000 and equity issuance costs of $457,000.

On July 14, 2009, the Corporation entered into Note Repurchase Agreements (the “Whitebox Repurchase Agreements”) with Whitebox Combined Partners, LP (“Whitebox Combined Partners”), Whitebox Convertible Arbitrage Partners, LP (“Whitebox Convertible Arbitrage”) and Whitebox Special Opportunities Fund Series B Partners, LP (“Whitebox Special Opportunities”) whereby the Corporation agreed to repurchase their respective Notes.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Pursuant to the Whitebox Repurchase Agreements, the Corporation agreed to repurchase Notes (i) in the principal amount of $504,000 from Whitebox Combined Partners for an aggregate purchase price, including interest, of $331,800; (ii) in the principal amount of $510,000 from Whitebox Convertible Arbitrage for an aggregate purchase price, including interest, of $335,750; and (iii) in the principal amount of $319,000 from Whitebox Special Opportunities for an aggregate purchase price, including interest, of $210,008, based on a settlement date of July 14, 2009.  The Corporation allocated the consideration paid on the repurchase of the convertible notes to the liability and equity elements of the security based on their relative fair values at the date of the transaction as is required under EIC 196.  A gain of $537,000 was recorded in the Corporation’s Consolidated Statement of Earnings and (Loss) as a result of the Notes repurchase.  As a result of the completion of the Whitebox Repurchase Agreements, 5.972 million Common Shares are issuable upon conversion of the Notes.

The Whitebox Repurchase Agreements were initiated by Whitebox Advisors LLC and were not the result of any solicitation by or on behalf of the Corporation. The Corporation has not initiated any broader effort to repurchase or restructure any of its remaining Notes and did not act upon the basis of material non-public information in determining to enter into the Whitebox Repurchase Agreements.

The Corporation capitalizes interest and accretion based on expenditures on qualifying assets.  As of December 31, 2009, the Corporation had qualifying expenditures of approximately $17.5 million related to the equipment purchase and drilling expenditures for the Paredones Amarillos project.  The Corporation has expended approximately $29.9 million for ongoing operations at the Paredones Amarillos project.  This includes approximately $17.2 million towards the purchase of gold processing equipment to be used at the Paredones Amarillos project and $0.3 million in drilling expenditures.  As of December 31, 2009, the Corporation has utilized all the cash received for the Paredones Amarillos gold project.

A reconciliation of the carrying value of the long-term liability portion of the Notes is as follows:

Principal amount of the Notes	$30,000
Issuance costs allocated to long-term liabilities	(1,531)
Conversion feature allocated to equity before issuance costs	(6,755)
Carrying value of the Notes upon issuance	21,714
Repurchase of $1.3 million of convertible notes	(1,103)
Accretion expense	4,328
Carrying value of the Notes at December 31, 2009	$24,939

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

8. Capital stock

Common Shares issued and outstanding

	Number of shares issued	Capital stock
As of December 31, 2006	31,674,623	$215,618

Warrants exercised from February-March 2002 private placement (a)	97,465	146
Warrants exercised from September 2005 private placement, cash (d)	980,385	2,533
Warrants exercised from September 2005 private placement, fair value	-	401
Warrants exercised from February 2006 private placement (e)	262,280	930
Exercise of stock options, cash - Note 10	243,153	715
Exercise of stock options, fair value - Note 10	-	429

Issued during 2007	1,583,283	5,154

As of December 31, 2007	33,257,906	$220,772

Warrants exercised from February 2006 private placement (e)	928,390	2,941
Shares issued for acquisition of gold properties (b)	213,503	1,000
Shares issued for services (c)	37,318	132
Exercise of stock options, cash - Note 10	38,712	139
Exercise of stock options, fair value - Note 10	-	114

Issued during 2008	1,217,923	4,326

As of December 31, 2008	34,475,829	$225,098

Public offering (f)	8,800,000	17,639
Over-allotment (f)	1,320,000	2,739
Exercise of stock options, cash - Note 10	83,195	245
Exercise of stock options, fair value - Note 10	-	243

Issued during 2009	10,203,195	20,866

As of December 31, 2009	44,679,024	$245,964

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

(a)           Warrants exercised from February-March 2002 private placement

During the year ended December 31, 2007, 97,465 of the warrants issued in the February-March 2002 private placement were exercised for total gross proceeds of $146,198 (Note 9).

(b)	Common Shares issued for acquisition of gold properties, net

On January 24, 2008, the Corporation issued 213,503 Common Shares with a value of $1,000,000 to Grandcru Resources Corporation and a private investor group known as the San Miguel Group, as partial consideration for the Corporation’s acquisition of Grandcru’s interest in two gold/silver mineral properties adjacent to the Corporation’s Guadalupe de los Reyes property (note 5(d)).

(c)	Common Shares issued for services, net

In compensation for the advisory services provided by Prime Corporate Finance (“PCF”) in connection with the disposal of the Amayapampa project, the Corporation agreed to pay PCF a success fee of 5% of the face value of any completed transaction. On April 8, 2008, PCF and Vista Gold agreed that the success fee would be payable in Common Shares of Vista Gold. Based on the market price of Vista Gold’s Common Shares at the close of business on April 7, 2008 of Cdn. $4.47 per Common Share, 37,318 Vista Gold Common Shares were issuable to PCF. Completion of the issuance of the 37,318 Common Shares occurred on June 17, 2008, at which time the Common Shares had a fair value of $132,000.

(d)	Warrants exercised from September 2005 private placement

During the year ended December 31, 2007, 980,385 Common Shares were issued upon exercise of the September 2005 private placement warrants for gross proceeds of $2,533,312.

(e)	Warrants exercised from February 2006 private placement

On February 2, 2006, the Corporation completed a non-brokered private placement financing in which it sold and issued a total of 649,684 units (the “Units”), at a price of $5.05 per Unit for aggregate gross proceeds of $3,280,904. Net cash proceeds to the Corporation after costs of $66,112 for subsequent registration for resale under the Securities Act of the Common Shares issued in the private placement and the Common Shares issuable upon exercise of the warrants, and legal expenses of $30,719, were $3,184,073. Each Unit consisted of one Common Share and one Common Share purchase warrant entitling the holder to acquire an additional Common Share of Vista Gold at an exercise price of $6.00 for a period of two years from the date of issue. Upon completion of the Arrangement Agreement, the number of shares to be issued in connection with the outstanding warrants was adjusted so that each warrant entitled the holder thereof upon exercise to receive 1.894 Common Shares per warrant (see Note 9).

During the years ended December 31, 2008 and 2007, 928,390 and 262,280 Common Shares were issued upon exercise of the February 2006 private placement warrants for gross proceeds of $2,941,000 and $930,000, respectively.

(f)	Public Offering and Over Allotment, September 2009

On September 21, 2009, the Corporation completed a public offering of Common Shares pursuant to a shelf registration statement previously filed with the United States Securities and Exchange Commission (the “SEC”) and a shelf prospectus previously filed with certain Canadian securities regulatory authorities. The Corporation offered and sold 8.8 million Common Shares to Dahlman Rose & Company and Wellington West Capital Markets, as underwriters, at a price of $2.25 per Common Share. The Corporation granted the underwriters a 30-day option to purchase up to 1.32 million additional Common Shares to cover over-allotments, if any.  Proceeds to the Corporation from the public offering, net of commissions, fees and expenses, were approximately $17.6 million.

On September 25, 2009, the Corporation completed the closing of the sale of 1.32 million Common Shares, pursuant to the underwriters' exercise of the over-allotment option.  Consistent with the public offering of Common Shares that closed on September 21, 2009, the 1.32 million Common Shares were sold to Dahlman Rose & Company and Wellington West Capital Markets, as underwriters, at the public offering price of $2.25 per Common Share.  The over-allotment was made pursuant to the Corporation’s shelf registration statement filed with the SEC and a shelf prospectus filed with certain Canadian securities regulatory authorities.  With the sale of the additional 1.32 million Common Shares to the underwriters,

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

10.12 million Common Shares in total were sold in connection with the offering.  Proceeds to the Corporation from the over-allotment, net of commissions, were approximately $2.7 million.

9. Warrants

Further to Note 8, warrants granted and outstanding are summarized in the following table:

	Warrants granted(1)(2)	Valuation ($000's)	Warrants exercised	Warrants expired	Warrants outstanding	Weighted average exercise prices (U.S. $)	Expiry date	Weighted average remaining life (yrs)

As of December 31, 2006	12,208,917	932	(10,323,320)	(333,163)	1,552,435	$4.82

Private placement February - March 2002	-	-	(97,465)	-	(97,465)	1.50	Feb - Mar-07	-
Private placement September 2005	-	(401)	(617,881)	(4,000)	(621,881)	4.10	Sep-07	-
Private placement February 2006	-	-	(155,000)	-	(155,000)	6.00	Feb-08	-
Total 2007	-	(401)	(870,346)	(4,000)	(874,346)	4.15

As of December 31, 2007	12,208,917	531	(11,193,666)	(337,163)	678,089	6.68

Private placement February 2006 (1)	-	-	(490,175)	(4,509)	(494,684)	6.00	Feb-08	-
Convertible notes broker warrants (2)	200,000	336	-	-	200,000	6.00	Mar-11	-
Public offering broker warrants November 2006		(531)	-	(183,405)	(183,405)	8.50	Nov-08	-
Total 2008	200,000	(195)	(490,175)	(187,914)	(478,089)	6.00

As of December 31, 2008	12,408,917	336	(11,683,841)	(525,077)	200,000	6.00

As of December 31, 2009	12,408,917	336	(11,683,841)	(525,077)	200,000	6.00

(1)
Each warrant entitled the holder to purchase Common Shares as adjusted in accordance with the warrant terms pursuant to the previously announced Arrangement transaction involving the Corporation, Allied and Carl and Janet Pescio that closed on May 10, 2007.

(2)	Each warrant entitles the holder to purchase one Common Share. See Note 8.

(3)	The value of all warrants issued in conjunction with private placements is allocated to common stock upon exercise.

There was no warrant activity during the year ended December 31, 2009.

Immediately prior to the completion of the Arrangement on May 10, 2007, there were 1,203,088 outstanding warrants entitling holders to purchase one Common Share per warrant. Of the aforementioned outstanding warrants, 405,000 were issued as part of the September 2005 private placement, 614,684 were issued as part of the February 2006 private placement and an aggregate 183,405 were issued as payment to two agents in connection with the Corporation’s November 2006 public equity financing. Upon completion of the Arrangement, the number of Common Shares to be issued in connection with the outstanding warrants was adjusted so that each warrant entitles the holder thereof upon exercise to receive the following number of Common Shares per warrant: 1.904 Common Shares per warrant for the September 2005 private placement warrants, 1.894 Common Shares per warrant for the February 2006 private placement warrants, 1.925 Common Shares per warrant for 119,213 of the broker warrants and 1.928 Common Shares per warrant for the remaining 64,192 broker warrants.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

10. Stock options

Under the Corporation’s Stock Option Plan (the “Plan”), the Corporation may grant options to directors, officers, employees and consultants of the Corporation. The maximum number of Common Shares of the Corporation that may be reserved for issuance under the Plan is a variable number equal to 10% of the issued and outstanding Common Shares on a non-diluted basis. Under the Plan, the exercise price of each option shall not be less than the market price of the Corporation’s stock on the date preceding the date of grant, and an option’s maximum term is 10 years or such other shorter term as stipulated in a stock option agreement between the Corporation and the optionee. Options under the Plan are granted from time to time at the discretion of the Board of Directors, with vesting periods and other terms as determined by the Board.

The fair value of stock options granted to employees and directors was estimated at the grant date using the Hull-White trinomial lattice option pricing model, using the following weighted average assumptions:

	Years Ended December 31,
	2009	2008	2007

Expected volatility	76.42 - 78.80%	53.97% - 55.19%	53% - 60%
Risk-free interest rate	1.80 - 2.58%	3.09% - 3.25%	3.32% - 4.6%
Expected lives (years)	5	5	5
Dividend yield	N/A	N/A	N/A

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Expected price volatility is based on the historical volatility of the Corporation’s stock. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Corporation’s stock options. The expected term of the options granted is derived from the output of the option pricing model and represents the period of time that the options granted are expected to be outstanding. The risk-free rate for the periods within the contractual term of the option is based on the U.S. Treasury yield curve in effect at the date of grant.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

A summary of option activity under the Plan as of December 31, 2009, and changes during the period then ended is set forth in the following table:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding - December 31, 2006	944,000	$5.13	2.57	$3,500

Granted	990,000	5.42
Exercised	(243,153)	2.94
Expired	(12,857)	4.10
Modification under Arrangement	(47,777)	-

Outstanding - December 31, 2007	1,630,213	$4.99	3.71	$1,112

Granted	830,000	3.26
Exercised	(38,712)	3.58
Forfeited	(40,000)	5.66
Cancelled	(111,393)	4.36
Expired	(85,361)	3.32

Outstanding - December 31, 2008	2,184,747	$4.39	3.55	$-

Granted	860,000	1.84
Exercised	(83,195)	2.95
Forfeited	(2,500)	3.22
Cancelled	(7,500)	4.13
Expired	(163,407)	2.79

Outstanding - December 31 2009	2,788,145	$3.75	3.43	$534

Exercisable - December 31, 2009	2,358,145	$4.10	3.22	$269

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

A summary of the movements included in options within Shareholders’ Equity as of December 31, 2009, and during the periods then ended is set forth in the following table:

Fair Value

As of December 31, 2006	$2,239

Granted	1,221
Exercised	(429)
Expensed	793

As of December 31, 2007	$3,824

Granted	544
Exercised	(114)
Forfeited	(83)
Cancelled	(341)
Expired	(261)
Expensed	1,065

As of December 31, 2008	$4,634

Granted	343
Capitalized as mineral property	149
Exercised	(243)
Forfeited	(2)
Cancelled	(14)
Expired	(447)
Expensed	398

As of December 31, 2009	$4,818

The total number of options outstanding at December 31, 2009 is 2,788,145 with exercise prices ranging from approximately $1.77 to $7.45 and remaining lives of 0.35 to 4.62 years. The total number of options outstanding represents 6.2% of issued capital.

Compensation expense with a fair value of $398,295 was recognized during the year ended December 31, 2009, for options previously granted and vesting over time. During the years ended December 31, 2008 and 2007, compensation expense with fair values of $1,064,930 and $792,527, respectively, was recognized for options previously granted and vesting over time.

Under the Plan, 860,000 stock options, which will vest over a period of two years (430,000 in each year), were granted to employees, directors and consultants of the Corporation during the year ended December 31, 2009.  The 430,000 immediately vested options had a fair value of $397,754, which was split between a non-cash compensation expense of $342,507 and capitalized mineral property costs of $55,247.  The weighted-average grant date fair value of the 860,000 options granted during the year ended December 31, 2009 was $0.93.

Under the Plan, 830,000 stock options, which will vest over a period of two years (415,000 in each year), were granted to employees, directors and consultants of the Corporation during the year ended December 31, 2008. The fair value of the 415,000 options immediately vested has been recorded as a non-cash compensation expense of $544,365. The weighted-average grant date fair value of the 830,000 options granted during the year ended December 31, 2008 was $1.32.

Under the Plan, 990,000 stock options, of which 940,000 will vest over a period of two years (470,000 in each year) and 50,000 will vest over a period of six months (25,000 immediately and 25,000 at the end of six months), were granted to employees, directors and consultants of the Corporation during the year ended December 31, 2007. The fair value of the

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

495,000 options immediately vested has been recorded as a non-cash compensation expense of $1,221,141. The weighted-average grant date fair value of the 990,000 options granted during the year ended December 31, 2007 was $2.51.

During the year ended December 31, 2009, 83,195 options were exercised.  These options had no intrinsic value as of December 31, 2009. During the respective years ended December 31, 2008 and 2007, 38,712 and 243,153 options, respectively were exercised.  There was no intrinsic value for the year ended December 31, 2008. For the year ended December 31, 2007 the options exercised had an aggregate intrinsic value of $505,720.

A summary of the status of the Corporation’s unvested stock options as of December 31, 2009, and changes during the period then ended, is set forth below:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested - December 31, 2006	125,000	$5.22

Granted	495,000	2.51
Vested	(99,848)	5.56
Modification under Arrangement	(6,180)	-

Unvested - December 31, 2007	513,972	$2.64

Granted	415,000	1.32
Vested	(478,972)	2.49
Forfeited	(35,000)	2.69

Unvested - December 31, 2008	415,000	$1.32

Granted	430,000	0.92
Vested	(412,500)	1.32
Forfeited	(2,500)	1.30

Unvested - December 31, 2009	430,000	$0.92

As of December 31, 2009, there was $239,870 of unrecognized compensation expense related to the unvested portion of options outstanding. This expense is expected to be recognized over a weighted-average period of 0.62 years.

11. Contributed surplus

	For the years ended December 31,
	2009	2008	2007
Balance, beginning of year	$1,387	$253	$253

Cancelled options—Note 10	14	341	-
Expired options—Note 10	447	262	-
Expired warrants — Note 9	-	531	-

Balance, end of year	1,848	$1,387	$253

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

12. Accumulated other comprehensive income

A reconciliation of the amounts contained in accumulated other comprehensive income is as follows:

	Accumulated other comprehensive income, before tax	Accumulated other comprehensive income, net of tax
As of December 31, 2006	$-	$-

Adjustment for CICA 3855 adoption	532	453
Increases to fair market value during period	7,173	6,096
Decreases due to realization of gain	(158)	(133)

As of December 31, 2007	$7,547	$6,416

Decreases to fair market value during period	(2,232)	(1,897)
Increases due to realization of loss	98	83

As of December 31, 2008	$5,413	$4,602

Increases to fair market value during period	2,092	1,778
Decreases due to realization of a gain	(6,829)	(5,805)

As of December 31, 2009	$676	$575

Effective September 30, 2008, the Corporation adopted the Emerging Issues Committee Abstract 172 (“EIC 172”), “Income Statement Presentation of a Tax Loss Carryforward Recognized Following an Unrealized Gain in Other Comprehensive Income.” EIC 172 provides guidance on whether the tax benefit from the recognition of previously unrecognized tax los carryforwards consequent to the recording of unrealized gains in other comprehensive income, such as unrealized gains on available-for-sale financial assets, should be recognized in net income or in other comprehensive income. EIC 172 should be applied retrospectively, with restatement of prior periods from January 1, 2007, the date of adoption of CICA 3855.

The adoption of EIC 172 resulted in a reclassification of $1,132,000 of income tax recovery from the accumulated other comprehensive income balance to the accumulated deficit as of December 31, 2007. It also resulted in a reclassification of $320,000 of income tax expense from the accumulated other comprehensive income balance to the Consolidated Statement of Loss under the heading “Income tax benefit/(expense)” for the year ended December 31, 2008.

Effective January 1, 2007, the Corporation adopted CICA Handbook Sections 1530, “Comprehensive Income” and 3855, “Financial Instruments—Recognition and Measurement.” The adoption of these new sections had no impact on the Corporation’s financial statements on or before December 31, 2006 as the sections require adjustments to the carrying value of available-for-sale securities to be recorded within accumulated other comprehensive income on transition. Upon adoption of these sections, the Corporation made a one-time adjustment to the opening balance, as of January 1, 2007, of accumulated other comprehensive income in the amount of $453,000, as noted in the above schedule.

13. Commitments and contingencies

Refer to Note 5 for commitments in connection with acquisitions of mineral properties and Note 6 for commitments in connection with acquisitions of property, plant and equipment.

14. Financial instruments

The Corporation’s financial assets and financial liabilities are classified into one of four categories: available-for-sale, held-for-trading, loans and receivables and other financial liabilities.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

All financial instruments classified as available-for-sale or held-for-trading are subsequently measured at fair value. Changes in the fair value of financial instruments designated as held-for-trading are charged or credited to the statement of loss for the relevant period, while changes in the fair value of financial instruments designated as available-for-sale, excluding impairments, are charged or credited to other comprehensive income until the instrument is realized. All other financial assets and liabilities are accounted for at cost or at amortized cost depending upon the nature of the instrument. After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method.

Financial Assets

The carrying amounts and fair values of financial assets are as follows:

		December 31, 2009		December 31, 2008
	Category	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Cash and cash equivalents	Loans and receivables	$28,408	$28,408	$13,266	$13,266
Accounts receivable (1)	Loans and receivables	24	24	127	127
Amayapampa disposal consideration	Held-for-trading	4,813	4,813	4,813	4,813
Marketable securities (2)	Available-for-sale	1,150	1,150	8,153	8,153
Total financial assets		$34,395	$34,395	$26,359	$26,359

(1)           Carrying amount is a reasonable approximation of fair value.

(2)	The fair value represents quoted market prices in an active market.

Financial liabilities

The carrying amounts and fair values of financial liabilities are as follows:

		December 31, 2009		December 31, 2008
	Category	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Accounts payable and accrued liabilities (1)	Other financial liabilities	$926	$926	$803	$803
Other long-term liabilities (1)	Other financial liabilities	228	228	225	228
Convertible notes (2)	Other financial liabilities	26,678	24,939	25,896	23,496
Total financial liabilities		$27,832	$26,093	$26,924	$24,527

(1)	Carrying amount is a reasonable approximation of fair value.

(2)	The carrying value of the convertible notes is being accreted to their maturity value over their expected life using the effective interest rate method.

Financial instrument risk exposure and risk management

The Corporation is exposed in varying degrees to a variety of financial instrument related risks. Management approves and monitors the risk management processes. The types of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

The Corporation’s credit risk is primarily attributable to its cash and cash equivalents. The Corporation monitors its cash and cash equivalents in order to limit its exposure to credit risk. The Corporation does not have any financial assets that are invested in asset-backed commercial paper.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)
Liquidity risk

The Corporation ensures that there is sufficient capital in order to meet short term business requirements, after taking into account the Corporation’s holdings of cash and cash equivalents and cash flows from financing activities. The Corporation believes that these sources will be sufficient to cover the likely short and long term cash requirements. The Corporation’s cash and cash equivalents are held in interest bearing liquid savings accounts.

Market risk

The significant market risk exposure to which the Corporation is exposed is interest rate risk. The Corporation’s policy is to invest cash at floating rates of interest in short-term highly liquid cash savings accounts in order to maintain liquidity. Fluctuations in interest therefore have little impact on the value of cash equivalents and short term investments. With respect to financial liabilities, the convertible notes are not subject to interest rate risk because they bear interest at a fixed rate and are not subject to fluctuations in interest.

15. Capital disclosures

The Corporation’s objectives when managing capital are to safeguard the Corporation’s access to sufficient funding as needed to continue its development of mineral properties and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable level of risk.

In the management of capital, the Corporation includes the components of shareholders’ equity and debt. The Corporation manages the capital structure and makes adjustments in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Corporation may issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of investments. The Corporation has no restrictions or covenants on our capital structure as of the end of 2009.

In order to facilitate the management of its capital requirements, the Corporation prepares annual expenditure budgets which project expected cash and debt positions over several years and which are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The annual and updated budgets are approved by the Board of Directors.

In order to maximize cash available for development efforts, the Corporation does not pay dividends. The Corporation’s cash investment policy is to invest its cash in highly liquid short-term interest-bearing investments with maturities of three months or less when acquired, selected with regards to the expected timing of expenditures from operations.

16. Supplemental cash flow information and material non-cash transactions

As of December 31, 2009, 2008 and 2007 all of the Corporation’s cash was held in liquid bank deposits.

Non-cash consideration given/(received) during 2009
Material non-cash transactions	Equity units
Investing and financing activities:
McBride(1)	$(44)

Non-cash consideration given/(received) during 2008
Material non-cash transactions	Equity units
Investing and financing activities:
Prime Corporate Finance—Note 3	$132
Grandcru and San Miguel Group—Note 5(d)	1,000
McBride(1)	(100)

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Non-cash consideration given/(received) during 2007
Material non-cash transactions	Equity units
Investing and financing activities:
Dividend-in-kind—Note 3	$36,159
Allied Nevada Gold Corp.—Note 3	(38,343)
McBride(1)	(100)

(1)
On July 20, 2006, the Corporation and Nevgold Resources Corp. (“Nevgold”) entered into a letter of intent pursuant to which Nevgold would aquire three of the Corporation’s mineral exploration properties located in Manitoba and Ontario, Canada, for consideration of 1,000,000 Nevgold common shares, of which 100,000 shares were immediately issued to the Corporation. Pursuant to the agreement with Nevgold, the remaining 900,000 shares are held in escrow and 15% of the remaining balance will be issued every six months over a three-year period. As of December 31, 2009, the Corporation has received all 1,000,000 shares from Nevgold.

17. Income taxes

(a)    A reconciliation of the combined Canadian income taxes at statutory rates and the Corporation’s effective income tax expense/(benefit) is as follows:

	Years ended December 31,
	2009	2008	2007

Income tax benefit at statutory rates	$(357)	$(2,761)	$(2,680)
Increase (decrease) in taxes from:
Permanent differences	(989)	1,351	1,923
Differences in foreign tax rates	(183)	(72)	71
Effect of foreign exchange	(1,635)	2,491	(2,099)
Change in effective tax rate	(48)	1,482	1,314
Benefit of losses not recognized	—	—	—
Prior Year provision to actual adjustments	(3,927)	200	792
Temporary differences transferred to Allied Nevada	—	—	7,723
Capital loss on sale of Amayapampa	—	(3,107)	—
Benefit of tax deductions recorded in equity	(837)	—	—
Change in valuation allowance	8,687	736	(8,095)
Income tax (benefit)/expense	$711	$320	$(1,051)

(b)    Future income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the company’s future tax assets as at December 31 are as follows:

	December 31,
Future income tax assets	2009	2008
Excess tax basis over book basis of property, plant and equipment	$6,003	$5,288
Operating loss carryforwards	11,858	6,654
Capital loss carryforwards	3,394	3,422
Other	1,551	830
Unrealized foreign exchange on loans	915	397
Total future tax assets	23,721	16,591
Valuation allowance for future tax assets	(23,155)	(15,196)
	566	1,395
Future income tax liabilities
Amayapampa disposal consideration	481	583
Marketable securities	85	812
Total	$—	$—

(c)    The Corporation has available income tax losses of approximately $37.7 million, which may be carried forward and applied against future taxable income when earned.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

The losses expire as follows:

	Canada	United States	Mexico	Total
2010	—	—	3,103	3,103
2011	—	—	159	159
2012	—	—	157	157
2013	—	—	237	237
2014	—	—	105	105
2015	220	—	272	492
2016	—	—	106	106
2017	—	—	449	449
2018	—	—	5,282	5,282
2019	—	519	1,118	1,637
2020	—	783	—	783
2021	—	779	—	779
2022	—	748	—	748
2023	—	691	—	691
2024	—	2,082	—	2,082
2025	—	2,362	—	2,362
2026	1,025	1,213	—	2,238
2027	—	1,700	—	1,700
2028	5,233	1,719	—	6,952
2029	5,332	2,316	—	7,648
	$11,810	$14,912	$10,988	$37,710

18. Retirement plan

The Corporation sponsors a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the U.S. Internal Revenue Code, which is available to permanent U.S. employees. The Corporation makes contributions of up to 4% of eligible employees’ salaries. The Corporation’s contributions were as follows: 2009—$52,832, 2008—$40,618; and 2007—$38,418.

19. Segment information

The Corporation evaluates, acquires and explores gold exploration and potential development projects. These activities are focused principally in North America, Australia and Indonesia. The Corporation reported no revenues in 2009, 2008 and 2007. Geographic segmentation of mineral properties and plant and equipment is provided in Notes 5 and 6.

20. Differences between Canadian and United States generally accepted accounting principles

The significant measurement differences between generally accepted accounting principles (“GAAP”) in Canada and in the United States, as they relate to these financial statements are as follows:

(a)
In accordance with U.S. GAAP, exploration, mineral property evaluation and holding costs are expensed as incurred.  When proven and probable reserves are determined for a property and a bankable feasibility study is completed, then subsequent development costs on the property would be capitalized.   Total capitalized cost of such properties is measured periodically for recoverability of carrying value under ASC 360 Property, Plant and Equipment.  Under Canadian GAAP, all such costs are permitted to be capitalized.

(b)
Under Canadian corporate law, the Corporation underwent a capital reduction in connection with the amalgamation of Granges, Inc. (“Granges”) and Hycroft Resources & Development, Inc. whereby share capital and contributed surplus were reduced to eliminate the consolidated accumulated deficit of Granges as of December 31, 1994, after giving effect to the estimated costs of amalgamation. Under U.S. corporate law, no such transaction is available and accordingly is not allowed under U.S. GAAP.

(c)	In accordance with U.S. GAAP (ASC 718 Compensation Stock Expense), the fair value of all options granted

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

after January 1, 2006 is calculated at the date of grant and expensed over the expected vesting period.  On transition to this new standard, the unvested portion of options granted to employees before January 1, 2006 is expensed over the remaining vesting period using the fair value on the date of grant.  Prior to January 1, 2006, the Corporation did not record any compensation cost on the granting of stock options to employees and directors as the exercise price was equal to or greater than the market price at the date of grants for U.S. GAAP purposes under APB Opinion No. 25.  ASC 718 Compensation Stock Expense essentially aligns U.S. GAAP with Canadian GAAP for accounting for stock-based compensation.

(d)
In accordance with U.S. GAAP, the entire amount of convertible debt is classified as a liability and recorded at fair value on the date of issuance. Under Canadian GAAP, the fair value of the conversion feature of the convertible debt is classified as equity and the residual balance is classified as a liability. Under Canadian GAAP a portion of the debt issuance costs were allocated to equity. Under U.S. GAAP all issuance costs were allocated to debt. The liability portion is accreted each period in amounts which will increase the liability to its full face amount of the convertible instrument as of the maturity date.

(e)
In accordance with U.S. GAAP (ASC 740 Income Taxes), the reversal of a valuation allowance which is directly related to the gain or loss of available-for-sale securities, when a Corporation has no expectations of taxable income in future periods, is recorded in other comprehensive income/(loss). Under Canadian GAAP, the Corporation adopted EIC 172, effective September 30, 2008. This standard requires the recognition of the tax benefit or loss of previously unrecognized tax loss carryforwards associated with the unrealized holding gains and losses of available-for-sale securities to be recognized in net income or net loss. This abstract required retrospective restatement of all prior periods beginning with January 1, 2007. The adoption of EIC 172 resulted in a future income tax expense being recorded as part of the Corporation’s Net Loss, whereas under ASC 740 Income Taxes the future income tax expense would be recorded as part of the Corporation’s Comprehensive Loss.

(f)
In 2000, the carrying values of certain long-lived assets exceeded their respective undiscounted cash flows. Following Canadian GAAP at that time, the carrying values were written down using the undiscounted cash flow method. Under U.S. GAAP, the carrying values were written down to their fair values using the discounted cash flow method, giving rise to a difference in the amounts written down. During 2007, the carrying values of certain long-lived assets exceeded their respective discounted cash flows. Under Canadian GAAP, the carrying values were written down using the discounted cash flow method. Under U.S. GAAP, a write-down was not required as the carrying value of the asset was already written down to the fair-value using the discounted cash flows during 2000. In 2008, the future consideration on the disposal of Amayapampa is designated as a financial asset held for trading and is recorded at fair value.

(g)
Special warrants issued to the agent as compensation for its services in connection with the March 2002 Debenture Offering are valued and included as a financing cost of the related debentures. The conversion feature of the Debenture Offering (the Beneficial Conversion Feature) was in the money at the date of issue. The debentures were fully converted on September 19, 2002; accordingly the fair value of the Beneficial Conversion Feature is recognized as a charge to net loss and as an addition to contributed surplus.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

The significant measurement differences in the consolidated statements of loss relative to U.S. GAAP were:

Consolidated Statements of Loss

	Years ended December 31,
	2009	2008	2007	Cumulative during Exploration Stage

Net earnings/(loss) – Canadian GAAP	$(1,942)	$(9,973)	$(13,150)	$(44,183)
Exploration, property evaluation and holding costs - continuing operations (a)	(5,396)	(8,403)	(6,375)	(18,579)
Exploration, property evaluation and holding costs - discontinued operations (a)	-	-	5,509	4,016
Gain on sale of Amayapampa (f)	-	2,124	-	2,124
Gain on repurchase of convertible notes (d)	(122)	-	-	(122)
Interest accretion on convertible notes (d)	1,069	837	-	1,906
Amortization of debt issuance costs (d)	(272)	(225)	-	(497)
Future income tax benefit/(expense) (e)	711	320	(1,051)	(101)
Financing costs	-	-	-	(222)
Stock-based compensation expense (c)	-	-	-	2,251
Beneficial conversion feature	-	-	-	(2,774)
Net loss – U.S. GAAP	(5,952)	(15,320)	(15,067)	(56,181)
Unrealized gain on marketable securities	(4,737)	(2,134)	7,096	(6,909)
Comprehensive loss – U.S. GAAP	$(10,689)	$(17,454)	$(7,971)	$(63,090)

Basic and diluted loss per share – U.S. GAAP	$(0.17)	$(0.45)	$(0.47)

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

The significant measurement differences in the consolidated balance sheets as at December 31, 2009 and 2008 relative to U.S. GAAP were:

Consolidated Balance Sheets

	December 31, 2009			December 31, 2008
	Per Cdn. GAAP	Cdn./U.S. Adj.	Per U.S. GAAP	Per Cdn. GAAP	Cdn./U.S. Adj.	Per U.S. GAAP

Current assets	$30,317	-	$30,317	$22,012	$-	$22,012
Property, plant and equipment (a)	57,443	(26,944)	30,499	48,940	(20,433)	28,507
Other assets	4,813	-	4,813	4,813	-	4,813
Total assets	$92,573	$(26,944)	$65,629	$75,765	$(20,433)	$55,332

Current liabilities	926	-	926	803	-	803
Convertible notes (d)	24,939	2,904	27,843	23,496	4,995	28,491
Other long-term liabilities	228	-	228	228	-	228
Total liabilities	26,093	2,904	28,997	24,527	4,995	29,522

Capital stock (b,c)	245,964	75,039	321,003	225,098	75,282	300,380
Special warrants	-	222	222	-	222	222
Warrants and options (c)	5,154	386	5,540	4,970	(304)	4,666
Contributed surplus (b,c,g)	1,848	4,818	6,666	1,387	5,265	6,652
Equity component of convertible notes (d)	5,998	(5,998)	-	6,298	(6,298)	-
Other comprehensive income (e)	575	191	766	4,602	901	5,503
Deficit (a,b,c,e,g)	(193,059)	(104,506)	(297,565)	(191,117)	(100,496)	(291,613)
Total shareholders' equity	66,480	(29,848)	36,632	51,238	(25,428)	25,810

Total liabilities & shareholders' equity	$92,573	$(26,944)	$65,629	$75,765	$(20,433)	$55,332

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

The significant measurement differences in the consolidated statements of cash flows relative to U.S. GAAP were:

Consolidated Statements of Cash Flows

	Years ended December 31,			Cumulative during Exploration
	2009	2008	2007	Stage

Cash flows from operating activities, Canadian GAAP	$(7,883)	$(7,638)	$(4,285)	$(27,982)
Additions to mineral properties, net (a)	(5,292)	(8,263)	(394)	(20,068)
Cash flows from operating activities, U.S. GAAP	(13,175)	(15,901)	(4,679)	(48,050)

Cash flows from investing activities, Canadian GAAP	3,268	(26,913)	(31,349)	(63,498)
Additions to mineral properties, net (a)	5,292	8,263	394	20,068
Cash flows from investing activities, U.S. GAAP	8,560	(18,650)	(30,955)	(43,430)

Cash flows from financing activities, Canadian GAAP	19,757	31,425	4,324	142,484
Cash flows from financing activities, U.S. GAAP	19,757	31,425	4,324	142,484

Net increase/(decrease) in cash and cash equivalents - continuing operations	15,142	(3,126)	(31,310)	51,004
Net increase/(decrease) in cash and cash equivalents - discontinued operations	-	(294)	(702)	(23,270)
Net increase/(decrease) in cash and cash equivalents	15,142	(3,420)	(32,012)	27,734

Cash and cash equivalents, beginning of period	13,266	16,686	48,698	674

Cash and cash equivalents, end of period	$28,408	$13,266	$16,686	$28,408

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Statement of Changes in Shareholders’ Equity under U.S. GAAP

	Capital stock	Special warrants	Warrants and options	Contributed surplus	Deficit	Other comprehensive income (loss)	Total shareholders' equity

Balance at December 31, 2006	291,411	222	2,095	5,779	(226,285)	541	73,763

Issued during the year (Note 8)	4,725	-	-	-	-	-	4,725
Warrants and options	-	-	1,613	-	-	-	1,613
Contributed surplus	-	-	-	-	-	-	-
Other comprehensive loss	-	-	-	-	-	7,096	7,096
Dividend-in-kind	-	-	-	-	(34,941)	-	(34,941)
Net loss	-	-	-	-	(15,067)	-	(15,067)

Balance as December 31, 2007	296,136	222	3,708	5,779	(276,293)	7,637	37,189

Issued during the year (Note 8)	4,244	-	-	-	-	-	4,244
Warrants and options	-	-	958	-	-	-	958
Contributed surplus	-	-	-	873	-	-	873
Other comprehensive loss	-	-	-	-	-	(2,134)	(2,134)
Net loss	-	-	-	-	(15,320)	-	(15,320)

Balance at December 31, 2008	300,380	222	4,666	6,652	(291,613)	5,503	25,810

Issued during the year	20,623	-	-	-	-	-	20,623
Warrants and options – Note 8	-	-	874	-	-	-	874
Contributed surplus	-	-	-	14	-	-	14
Other comprehensive loss	-	-	-	-	-	(4,737)	(4,737)
Net loss	-	-	-	-	(5,952)	-	(5,952)

Balance at December 31, 2009	321,003	222	5,540	6,666	(297,565)	766	36,632

Recently adopted standards

In December 2007, FASB issued new standards for Non-controlling Interests in Consolidated Financial Statements”. This standard establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary (minority interest) is an ownership interest in the consolidated entity that should be reported as equity in the Consolidated Financial Statements and separate from the parent company’s equity. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the Consolidated Statement of Operations, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. This statement became effective for the Corporation on January 1, 2009. As of December 31, 2009, the Corporation did not have any minority interests.

In March 2008, the FASB issued new standards which requires companies with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Corporation has determined this standard had no impact on its consolidated financial statements.

In April 2009, the FASB issued new standards for the recognition and measurement of other-than-temporary impairments for debt securities which replaced the pre-existing “intent and ability” indicator. These new standards specify that if the fair value of a debt security is less than its amortized cost basis, an other-than-temporary impairment is triggered in circumstances where (1) an entity has an intent to sell the security, (2) it is more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis, or (3) the entity does not expect to recover the entire amortized cost basis of the security (that is, a credit loss exists). Other-than-temporary impairments are separated into amounts representing credit losses which are recognized in earnings and amounts related to all other factors which are recognized in other comprehensive income (loss). This standard became effective for the Corporation on September 30, 2009.  The Corporation has determined this FSP had no impact on its consolidated financial statements.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

In May 2009, the FASB issued new standards for subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new standards are effective for interim and annual reporting periods ending after June 15, 2009. This statement became effective for the Corporation on September 30, 2009.  The Corporation reviewed events for inclusion in the financial statements through March 16, 2010, the date that the accompanying financial statements were issued.

In June 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”) for financial statements issued for interim and annual periods ending after September 15, 2009, which was effective for the Corporation beginning in the fourth quarter of fiscal 2009. The Codification became the single authoritative source for GAAP. Accordingly, previous references to GAAP accounting standards are no longer used in the Corporation’s disclosures, including these Notes to the Consolidated Financial Statements. The codification in not expected to affect the Corporation’s consolidated financial position, cash flows, or results of operations.

In August 2009, the FASB issued changes to fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. These changes became effective for the Corporation on October 1, 2009. The adoption of this new guidance did not have an impact on its Financial Statements.

In December 2007, the FASB issued a new standard that establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This standard also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. The Corporation had no business combinations during the year ended December 31, 2009; therefore this standard had no impact on our consolidated financial statements.

Impact of recently issued standards

In June 2009, the FASB issued amended standards for determining whether to consolidate a variable interest entity. These new standards amend the evaluation criteria to identify the primary beneficiary of a variable interest entity and requires ongoing reassessment of whether an enterprise is the primary beneficiary of the variable interest entity. The provisions of the new standards are effective for annual reporting periods beginning after November 15, 2009 and interim periods within those fiscal years. These standards will be effective for us beginning in the first quarter of fiscal 2010. The adoption of the new standards will not have an impact on the Corporation’s consolidated financial position, results of operations and cash flows.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements Disclosures,” which amends Subtopic 820-10 of the FASB Accounting Standards Codification to require new disclosures for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The Corporation does not anticipate that the adoption of this statement will materially expand its consolidated financial statement footnote disclosures. The following is the disclosures:

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

The three levels of the fair value hierarchy are:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

•	Level 3 – Inputs that are not based on observable market data.

21. Related Party Transactions

On April 1, 2009, the Corporation entered into an agreement with Sierra Partners LLC (“Sierra”) to provide investor relations and corporate finance consulting services to the Corporation.  The founder and partner of Sierra is also a director of the Corporation. Under the terms of the agreement, Sierra will provide consulting services to the Corporation commencing April 1, 2009 and ending on March 31, 2010.  Sierra will assist with the Corporation’s efforts to maintain an Investor Relations program and provide support and analysis of the Corporation’s general corporate finance and strategy efforts.  As compensation for these services, the Corporation agreed to pay to Sierra a monthly retainer fee of $10,000 during the term and issue to Sierra 60,000 of the Corporation’s stock options.  As of December 31, 2009, the Corporation had made payments totaling $107,114, which included consulting fees of $100,000 and reimbursed expenses of $7,114, and had issued the 60,000 stock options with a recorded expense of $37,111.

22. Subsequent Events

Dismissal of Change of Forest Land Use Permit for the Paredones Amarillos Gold Project

On February 19, 2010 the Corporation announced that its wholly owned Mexican subsidiary, Minera Paredones Amarillos S.A. de C.V. ("MPA") received notice from the Mexican Secretariat of Environment and Natural Resources ("SEMARNAT") that SEMARNAT has dismissed, on administrative grounds, MPA’s application for the Change of Forest Land Use Permit ("CUSF") for the Corporation’s Paredones Amarillos gold project.  The CUSF is required before the Corporation can commence construction of the Paredones Project.  The Corporation is currently amending its CUSF application to address SEMARNAT’s specific procedural and informational requirements and intends to re-file the application shortly.

The re-filing of the CUSF application could cause delays in the commencement of the construction of the Paredones Amarillos gold project.  If the Corporation is unable to acquire the required permits to mine the Paredones Amarillos gold project, this could result in an impairment and a write-down of the carrying value of the project.

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED BALANCE SHEETS - UNAUDITED

	June 30,	December 31,
(U.S. dollars in thousands)	2010	2009

Assets:
Cash and cash equivalents	$16,726	$28,408
Marketable securities - Note 4	925	1,150
Short-term investments	-	250
Other current assets	943	509
Current assets	18,594	30,317

Mineral properties - Note 5	46,522	38,696
Plant and equipment - Note 6	18,796	18,747
Amayapampa disposal consideration - Note 3	4,813	4,813
	70,131	62,256

Total assets	$88,725	$92,573

Liabilities and Shareholders' Equity:
Convertible notes - Note 7	$21,176	$-
Accounts payable	341	63
Accrued liabilities and other	729	863
Current liabilities	22,246	926

Convertible notes - Note 7	-	24,939
Other long-term liabilities	228	228
Total liabilities	22,474	26,093

Capital stock, no par value:
Common - unlimited shares authorized; shares outstanding:
2010 - 46,581,708 and 2009 - 44,679,024 - Note 8	252,059	245,964
Warrants	336	336
Options - Note 9	5,027	4,818
Contributed surplus - Note 10	2,634	1,848
Equity component of convertible notes - Note 7	4,721	5,998
Accumulated other comprehensive income - Note 11	384	575
Deficit	(198,910)	(193,059)
Total shareholders' equity	66,251	66,480

Total liabilities and shareholders' equity	$88,725	$92,573

Nature of operations, Liquidity risk and Recent accounting pronouncements – Note 2

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED STATEMENTS OF EARNINGS AND (LOSS) AND COMPREHENSIVE LOSS - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative during Exploration
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009	Stage

Income:
Interest income	$35	$21	$89	$49	$2,721
Other income	77	(2)	96	-	(2,332)
Total other income	$112	$19	$185	$49	$389

Costs and expenses:
Exploration, property evaluation and holding costs	$(475)	$(268)	$(869)	$(601)	$(5,194)
Corporate administration and investor relations	(1,076)	(974)	(2,067)	(1,986)	(26,607)
Depreciation and amortization	(60)	(62)	(132)	(114)	(764)
Interest expense	(535)	(584)	(1,091)	(1,163)	(5,415)
Gain/(loss) on currency translation	(130)	68	(82)	45	(357)
Write-down of marketable securities	-	(11)	-	(123)	(849)
Loss on early extinguishment of convertible notes - Note 7	(1,981)	-	(1,981)	-	(1,444)
Gain/(loss) on disposal of marketable securities	-	6,822	213	6,815	7,275
Loss on sale of mineral property	-	(131)	-	(131)	(263)
Total costs and expenses	(4,257)	4,860	(6,009)	2,742	(33,618)
Earnings/(loss) from continuing operations before income taxes	$(4,145)	$4,879	$(5,824)	$2,791	$(33,229)
Future income tax benefit/(expense)	(7)	(989)	(27)	(781)	74
Loss from continuing operations after income taxes	$(4,152)	$3,890	$(5,851)	$2,010	$(33,155)
Loss from discontinued operations	$-	$-	$-	$-	$(16,879)

Net loss	$(4,152)	$3,890	$(5,851)	$2,010	$(50,034)

Other comprehensive income:
Unrealized gain/(loss) on available-for-sale securities	(49)	198	(4)	1,373
Realized (gain)/loss on available-for-sale securities	-	(5,798)	(187)	(5,793)
	(49)	(5,600)	(191)	(4,420)
Comprehensive loss	$(4,201)	$(1,710)	$(6,042)	$(2,410)

Weighted average number of shares outstanding	46,405,227	34,475,829	45,546,894	34,475,829

Basic and diluted earnings/(loss) per share from continuing operations	$(0.09)	$0.11	$(0.13)	$0.06
Basic and diluted earnings/(loss) per share	$(0.09)	$0.11	$(0.13)	$0.06

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED STATEMENTS OF DEFICIT — UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2010	2009	2010	2009
Deficit, beginning of period	$(194,758)	$(192,997)	$(193,059)	$(191,117)
Net loss	(4,152)	3,890	(5,851)	2,010
Deficit, end of period	$(198,910)	$(189,107)	$(198,910)	$(189,107)

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (An Exploration Stage Enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative during Exploration
(U.S. dollars in thousands)	2010	2009	2010	2009	Stage

Cash flows from operating activities:
Earnings/(Loss) for the period - continuing operations	$(4,152)	$3,890	$(5,851)	$2,010	$(33,155)

Adjustments to reconcile loss for the period to cash provided by / (used in) operations:
Depreciation and amortization	60	62	132	114	787
Stock-based compensation	69	115	144	240	6,702
(Gain)/loss on disposal of marketable securities - Note 7	-	(6,822)	(213)	(6,815)	(7,537)
Loss on early extinguishment of convertible notes	1,981	-	1,981	-	1,444
Future income tax (benefit)/expense	7	989	27	781	(74)
Accretion of convertible notes	212	265	492	525	2,399
Accrued interest	323	322	599	641	3,018
Write-down of marketable securities	-	11	-	123	849
Loss on sale of mineral property		131		131	263
Other non-cash items	-	-	-	-	1,528

Change in operating assets and liabilities:
Interest paid	(1,150)	(1,500)	(1,150)	(1,500)	(6,436)
Other current assets	(179)	(188)	(434)	(146)	(1,205)
Accounts payable, accrued liabilities and other	168	(318)	-	(329)	(838)
Net cash used in operating activities	(2,661)	(3,043)	(4,273)	(4,225)	(32,255)

Cash flows from investing activities:
Acquisition of marketable securities	(7)	-	(7)	-	(1,072)
Proceeds from sale of marketable securities	-	9,016	228	9,034	10,372
Short-term investments	-	-	250	-	-
Additions to mineral properties, net of cost recoveries - Note 6	(3,415)	(728)	(5,467)	(1,639)	(34,399)
Additions to plant and equipment - Note 5	(110)	(115)	(180)	(324)	(19,298)
Proceeds on disposal of mineral properties	-	188	-	188	188
Proceeds on disposal of plant and equipment	-	-	-	-	52
Cash transferred to Allied Nevada Gold Corp., net of receivable	-	-	-	-	(24,517)
Net cash used in investing activities	(3,532)	8,361	(5,176)	7,259	(68,674)

Cash flows from financing activities:
Net proceeds from equity financings	-	-	-	-	74,787
Early extinguishment of convertible notes - Note 7	(2,233)	-	(2,233)	-	(3,099)
Proceeds from exercise of warrants	-	-	-	-	39,020
Proceeds from exercise of stock options	-	-	-	-	3,039
Issuance of convertible notes, net of issuance costs	-	-	-	-	28,345
Prepaid transaction costs	-	-	-	-	(1,841)
Net cash provided by financing activities	(2,233)	-	(2,233)	-	140,251

Increase/(decrease) in cash and cash equivalents - continuing operations	(8,426)	5,318	(11,682)	3,034	39,322
Increase/(decrease) in cash and cash equivalents - discontinued operations	-	-	-	-	(23,270)
Net increase/(decrease) in cash and cash equivalents	(8,426)	5,318	(11,682)	3,034	16,052

Cash and cash equivalents, beginning of period - continuing operations	25,152	10,982	28,408	13,266	674

Cash and cash equivalents, end of period	$16,726	$16,300	$16,726	$16,300	$16,726
Supplemental cash flow information - Note 14

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

1.           General

The consolidated interim financial statements of Vista Gold Corp. (an Exploration Stage Enterprise) (collectively, “Vista”, the “Corporation”, “we”, “our” or “us”), as of June 30, 2010 have been prepared by us without audit and do not include all of the disclosures required by generally accepted accounting principles in Canada for annual financial statements. As described in Note 16, generally accepted accounting principles in Canada differ in certain material respects from generally accepted accounting principles in the United States.  In the opinion of management, all of the adjustments necessary to fairly present the interim financial information set forth herein have been made.  These adjustments are of a normal and recurring nature. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years.  These interim financial statements should be read in conjunction with the financial statements and related footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2009.

2.           Nature of operations, liquidity risk and recent accounting pronouncements

Nature of operations

We evaluate, acquire and explore gold exploration and potential development projects. As such, we are considered an Exploration Stage Enterprise. Our approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well-established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the gold mineralization. In addition, we look for opportunities to improve the value of our gold projects through exploration drilling, and/or reengineering the operating assumptions underlying previous engineering work.

We are continuing to move our more advanced projects through advanced and pre-feasibility studies in preparation for mine development so that production decisions can be made on those projects.

Although we have reviewed and are satisfied with the title for all mineral properties in which we have a material interest, there is no guarantee that title to such concessions will not be challenged or impugned.

Liquidity risk

Our consolidated interim financial statements have been prepared on a going concern basis and contemplate the realization of assets and the settlement of liabilities in the normal course of operations.  Liquidity risk is the risk that we will be unable to meet our financial obligations as and when they fall due.

As of June 30, 2010, we had cash and cash equivalents of $16.726 million.  The principal balance owing on our senior secured convertible notes (the “Notes”) is $23.0 million ($30.0 million prior to the repurchase of $1.333 million with cash in July 2009 and $5.667 million with a combination of cash and Common Shares in May 2010) (see Note 7, below), which is due on March 4, 2011. At present, we do not have sufficient cash and cash equivalents to meet this obligation.  In connection with the issuance of the Notes (as defined in Note 7 to these consolidated interim financial statements), we granted a pledge over the assets and mining concessions related to the Paredones Amarillos gold project (collectively, the “Pledged Assets”).  We are currently examining potential alternatives for raising the additional capital needed to meet our repayment obligations under the Notes, which could include public or private debt or equity financings, or project financing if and when the Change of Forest Land Use Permit (“CUSF”) is obtained for the Paredones Amarillos gold project.  We may also consider potential renegotiation of the terms of the original Notes.  While we have been successful in the past with raising funds through equity and debt financings, and even though the current sustained high gold prices have increased investor interest in the gold market, and we currently have a shelf-registration effective in order to expedite the completion of any public equity offering, no assurances can be given that we will be successful in raising sufficient funds in the future to repay our obligations under the Notes.

In the event that our efforts do not generate adequate additional financing, or the renegotiation of the terms of the Notes does not prove successful, we will not have sufficient cash or cash equivalents to repay the Notes.  However, the Notes are secured only by the Pledged Assets.  In the event that we cannot raise sufficient capital to repay our obligations under the Notes, the holders of the Notes are entitled to require that possession of the Pledged Assets be transferred to them (or a company appointed by them) and to seek court approval for the sale of the Pledged Assets.  Any proceeds received by the holders of the Notes from the sale of the Pledged Assets would be applied to any principal and interest owing by the Corporation under the Notes, with the Corporation continuing to be obligated to repay any remaining balance owing under the Notes on an unsecured basis.  The assets of the Paredones Amarillos gold project have a total carrying value of $36.755 million as at June 30, 2010 (see Notes 5 and 6), of which $17.187 million relates to plant and equipment stored in Canada to be used at the Paredones Amarillos gold project.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Recent accounting pronouncements

In January 2009, the CICA issued Handbook Section 1582, “Business Combinations” (“Section 1582”).  Section 1582 requires all assets and liabilities of an acquired business to be recorded at fair value at acquisition.  Obligations for contingent considerations and contingencies are also to be recorded at fair value at the acquisition date. The standard also states that acquisition–related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date. Section 1582 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or after January 1, 2011.  The adoption of Section 1582 is not expected to impact our financial position or results of operations.

In January 2009, the CICA issued Handbook Section 1601, “Consolidations” (“Section 1601”), and Section 1602, “Non-controlling Interests” (“Section 1602”). Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.  The adoption of Section 1601 is not expected to impact our financial position or results of operations.

3.           Amayapampa disposal consideration

On April 7, 2008, we entered into an agreement to dispose of our wholly-owned subsidiary Vista Gold (Antigua) Corp. (“Vista Gold Antigua”) to Republic Gold Limited (“Republic”). Vista Gold Antigua indirectly held our interest in the Amayapampa gold project in Bolivia. Under the terms of the transaction, Republic agreed to pay to us, $3.0 million in three payments of $1.0 million. The first of these payments will be due and payable upon the start of Commercial Production (as defined in the purchase and sale agreement) at the Amayapampa gold project followed by $1.0 million payments on each of the first and second anniversaries of the start of Commercial Production.  In addition, Republic agreed to pay to us a net smelter return royalty (“NSR”) on the gold produced by or on behalf of Republic from the Amayapampa gold project in varying percentages depending on the price of gold per ounce. When gold is between $500.01 and $650.00 per ounce, a 2% NSR is payable; when the price of gold is between $650.01 and $750.00 per ounce, a 3% NSR is payable; and when the price of gold is $750.01 per ounce and above, an NSR of 3.5% is payable. The NSR is capped at 720,000 gold equivalent ounces and no NSR payments are due to us if the gold price is below $500 per ounce. The fair value of the consideration received on the disposal of the Amayapampa gold project has been estimated at $4.813 million using probability weighted cash flow scenarios and assumptions including future gold prices, estimated gold production and the timing of commencement of Commercial Production. These inputs in the “income approach” valuation model used by us are considered to be level three unobservable inputs as defined by CICA 3862 “Financial Instruments – Disclosures”. These are our own assumptions based on management’s best estimates and the best information available at the time.

4.           Marketable securities

	At June 30, 2010			At December 31, 2009
	Cost	Unrealized gain/(loss)	Fair value	Cost	Unrealized gain/(loss)	Fair value

Esperanza Silver Corp.	10	101	111	10	101	111
Black Isle Resources	12	(1)	11	12	16	28
Nevgold Resources Corp.	87	154	241	87	69	156
Other	358	204	562	365	490	855
	$467	$458	$925	$474	$676	$1,150

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

5.           Mineral properties

	2009	2010
	December 31, net balance	Acquisition costs	Option payments	Exploration & land costs	Capitalized interest	Capitalized stock based compensation	Year to date activity	June 30, ending balance

Long Valley, United States	978	-	-	1	-	-	1	979
Yellow Pine, United States	984	-	-	125	-	-	125	1,109
Paredones Amarillos, Mexico	14,650	-	-	1,805	2,109	61	3,975	18,625
Guadalupe de los Reyes, Mexico	3,275	-	-	-	-	-	-	3,275
Awak Mas, Indonesia	3,975	-	-	2	-	-	2	3,977
Mt. Todd, Australia	14,616	-	-	3,649	-	24	3,673	18,289
Other	218	-	50	-	-	-	50	268
	$38,696	$-	$50	$5,582	$2,109	$85	$7,826	$46,522

The recoverability of the carrying values our mineral properties is dependent upon the successful start-up and commercial production from, or the sale or lease of, these properties, and upon economic reserves being discovered or developed on the properties.  Development and/or start-up of any of these projects will depend, among other things, on management’s ability to raise additional capital for these purposes.  Although we have been successful in raising such capital in the past, there can be no assurance that we will be able to do so in the future.

We have determined that no impairment provision is required.  A write-down in the carrying values of one or more of our mineral properties may be required in the future as a result of events and circumstances, such as our inability to obtain all the necessary permits, changes in the legal status of our mineral properties, government actions, the results of technical evaluation and changes in economic conditions including the price of gold and other commodities or input prices.  We regularly evaluate the carrying value of our mineral properties to determine if impairment is required in view of such factors.

6.           Property, plant and equipment

	June 30, 2010			December 31, 2009
	Cost	Accumulated Depreciation and Write-downs	Net	Cost	Accumulated Depreciation and Write-downs	Net

Paredones Amarillos, Mexico	18,178	48	18,130	18,173	35	18,138
Awak Mas, Indonesia	118	91	27	118	89	29
Mt. Todd, Australia	1,005	401	604	833	321	512
Corporate, United States	311	276	35	311	243	68
	$19,612	$816	$18,796	$19,435	$688	$18,747

7.           Brokered private placement of convertible notes

On March 4, 2008, we completed a private placement in which we issued and sold $30 million in aggregate principal amount of senior secured convertible notes (the “Notes”). The Notes were issued on March 4, 2008 and mature at face value on March 4, 2011 (the “Maturity Date”). The Notes pay interest of 10% per annum. Interest is payable each year in two installments on June 15 and December 15, and the principal is payable on the Maturity Date.

The Notes are convertible at the holder’s or issuer’s discretion in accordance with the terms of the Notes. The holder can convert all or part of the debt underlying the Notes at any time prior to the Maturity Date or the business day immediately preceding the Redemption Date (as defined below) at a price of $6.00 per Common Share (subsequently adjusted to $4.80 per Common Share, as discussed below), subject to adjustment in certain circumstances. The “Redemption Date” represents the date that the Notes will be redeemed in the event that we redeem the Notes.

Pursuant to the terms of the Notes, on March 4, 2009, the conversion price of the Notes was automatically adjusted from $6.00 per Common Share to $4.80 per Common Share.  As of June 30, 2010, our Common Share price was below the $4.80 conversion price.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Simultaneously with the issuance of the Notes, we issued to Casimir Capital LP 200,000 Common Share purchase warrants with an exercise price of $6.00 per warrant and an expiration date of March 4, 2011, as partial consideration for acting as agent for the transaction. We also paid to Casimir Capital a cash fee of $1.2 million, being 4% of the gross proceeds of the offering of the Notes. The warrants provide for cashless exercise if the market price of our Common Shares is above the exercise price of the warrants. In addition, the exercise price is subject to standard anti-dilution adjustment provisions.

The Notes have been accounted for in accordance with Emerging Issues Committee Abstract No. (“EIC”) 164, “Convertible and other Debt Instruments with Embedded Derivatives”. Under EIC 164, the fair value of the conversion feature is recorded as equity. The issuance date fair value of the conversion feature was estimated to be $6.8 million and was classified as the equity component of convertible notes with the residual balance of $23.2 million being recorded as the fair value of our obligation to make principal and interest payments and has been classified as long-term debt.  The total fees of $1,988,000 related to the issuance of the Notes have been allocated pro-rata between debt issuance costs of $1,531,000 and equity issuance costs of $457,000.

On May 20, 2010, we entered into a Notes Repurchase Agreement (the “Agreement”) with Whitebox Advisors LLC (“Whitebox”) whereby we agreed to repurchase Whitebox’s remaining Notes.

Pursuant to the Agreement, we agreed to repurchase Notes in the principal amount of $5,667,000 (carrying value of $5,155,989) and to settle interest payable through maturity on the Notes of $690,572.  We agreed to pay Whitebox $2,232,798 in cash and 1,902,684 in Common Shares in the capital of the Corporation as consideration for the Notes and interest payable of $6,357,572, in aggregate.  The Common Shares issued were based on a share price of $2.15.  We allocated the consideration paid on the repurchase of the Notes to the liability and equity elements of the security based on their relative fair values at the date of the transaction as is required under EIC 96, “Accounting for the Early Extinguishment of Convertible Securities Through (1) Early Redemption or Repurchase and (2) Induced Early Conversion,” ("EIC 96").  A loss of $1,981,000 was recorded in our Consolidated Statement of Earnings and (Loss) as a result of the Notes repurchase.  As a result of the completion of the Agreement, 4.792 million Common Shares are issuable upon conversion of the remaining Notes.

On July 14, 2009, we entered into Note Repurchase Agreements (the “Whitebox Repurchase Agreements”) with each of  Whitebox Combined Partners, LP (“Whitebox Combined Partners”), Whitebox Convertible Arbitrage Partners, LP (“Whitebox Convertible Arbitrage”) and Whitebox Special Opportunities Fund Series B Partners, LP (“Whitebox Special Opportunities”) whereby we agreed to repurchase their respective Notes.

Pursuant to the Whitebox Repurchase Agreements, we agreed to repurchase $1,333,000 (carrying value of $1,102,932) Notes (i) in the principal amount of $504,000 from Whitebox Combined Partners for an aggregate purchase price, including interest, of $331,800; (ii) in the principal amount of $510,000 from Whitebox Convertible Arbitrage for an aggregate purchase price, including interest, of $335,750; and (iii) in the principal amount of $319,000 from Whitebox Special Opportunities for an aggregate purchase price, including interest, of $210,008, based on a settlement date of July 14, 2009.  We allocated the consideration paid on the repurchase of the Notes to the liability and equity elements of the security based on their relative fair values at the date of the transaction as is required under EIC 96.  A gain of $537,000 was recorded in our Consolidated Statement of Earnings and (Loss) as a result of the Notes repurchase.

We capitalize interest and accretion based on expenditures on qualifying assets.  As of June 30, 2010, we had qualifying expenditures of approximately $17.5 million related to the equipment purchase and drilling expenditures for the Paredones Amarillos gold project.  As of December 31, 2009, we had utilized all the cash received for the Paredones Amarillos gold project.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

A reconciliation of the carrying value of the long-term liability portion of the Notes is as follows:

Principal amount of the Notes	$30,000
Issuance costs allocated to long-term liabilities	(1,531)
Conversion feature allocated to equity before issuance costs	(6,755)
Carrying value of the Notes upon issuance	21,714
Repurchase of $1.3 million of convertible notes	(1,103)
Repurchase of $5.7 million of convertible notes	(5,156)
Accretion expense	5,721
Carrying value of the Notes at June 30, 2010	$21,176

8.           Capital stock

	Number of shares issued	Capital stock
As of December 31, 2009	44,679,024	$245,964

Early extinguishment of convertible notes	1,581,488	5,491
Interest payment on extinguished convertible notes	321,196	604

Issued during the six months ended June 30, 2010	1,902,684	6,095

As of June 30, 2010	46,581,708	$252,059

On May 20, 2010, we issued an aggregate of 1,902,684 Common Shares as partial consideration for the repurchase of Notes, including interest payable through to the Maturity Date (see Note 7).

9.           Options to purchase Common Shares

Under our Stock Option Plan (the “Plan”), we may grant options to our directors, officers, employees and consultants or our subsidiaries.  The maximum number of our Common Shares that may be reserved for issuance under the Plan is a variable number equal to 10% of the issued and outstanding Common Shares on a non-diluted basis.  Under the Plan, the exercise price of each option shall not be less than the market price of our Common Shares on the date preceding the date of grant, and an option’s maximum term is 10 years or such other shorter term as stipulated in a stock option agreement between us and the optionee.  Options under the Plan are granted from time to time at the discretion of the Board of Directors, with vesting periods and other terms as determined by the Board.

The fair value of stock options granted to employees and directors was estimated at the grant date using the Hull-White trinomial lattice option pricing model, using the following weighted average assumptions:

	June 2010	June 2009

Expected volatility	81.86%	N/A
Risk-free interest rate	2.16%	N/A
Expected lives (years)	5	N/A
Dividend yield	N/A	N/A

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Expected price volatility is based on the historical volatility of our Common Shares.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of our stock options.  The expected term of the options granted is derived from the output of the option pricing model and represents the period of time that the options granted are expected to be outstanding.  The risk-free rate for the periods within the contractual term of the option is based on the U.S. Treasury yield curve in effect at the date of grant.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

A summary of option activity under the Plan as of June 30, 2010, and changes during the six-month period then ended is set forth in the following table:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding - December 31, 2009	2,788,145	$3.75	3.43	$534

Outstanding - March 31, 2010	2,788,145	$3.75	3.19	$170

Granted	60,000	$2.24
Expired	(9,484)	2.15

Outstanding - June 30, 2010	2,838,661	$3.73	2.99	$-

Exercisable - June 30, 2010	2,403,661	$4.07	2.77	$-

A summary of the fair-value changes included in stock options within Shareholders’ Equity as of June 30, 2010 is set forth in the following table:

Fair Value
As of December 31, 2009	$4,818

Expensed	75
Capitalized as mineral properties	22

As of March 31, 2010	$4,915

Expensed	69
Capitalized as mineral properties	63
Expired	(20)

As of June 30, 2010	$5,027

The total number of stock options outstanding at the end of the quarter is 2,838,661 with exercise prices ranging from approximately $1.77 to $7.45 and remaining lives ranging from 0.35 to 4.87 years.  The total number of options outstanding represents 6.1% of our issued and outstanding capital.

A summary of the status of our unvested stock options as of June 30, 2010, is set forth below:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested - December 31, 2009	430,000	$0.92

Vested	(25,000)	1.06

Unvested - March 31, 2010	405,000	$0.91

Granted	30,000	1.17

Unvested - June 30, 2010	435,000	$0.93

As of June 30, 2010, there was $80,065 of unrecognized compensation expense related to the unvested portion of options outstanding.  This expense is expected to be recognized over a weighted-average period of 0.42 years.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

 10.           Contributed surplus

	June 30,	December 31,
	2010	2009
Balance, beginning of year	$1,848	$1,387

Early extinguishment of convertible notes—Note 7	$766	$-
Cancelled options	-	14
Expired options—Note 9	20	447

Balance, end of period	$2,634	$1,848

On May 20, 2010, we completed the Agreement to repurchase Notes in the principal amount of $5,667,000 and interest payable through maturity of $690,572 (see Note 7).  Upon completion of the Agreement, the carrying value of the equity portion of the extinguished Notes exceeded the fair value of the equity portion by $766,000 resulting in an increase to our contributed surplus account.

11.           Accumulated other comprehensive income

A reconciliation of the amounts contained in accumulated other comprehensive income is as follows:

	Accumulated other comprehensive income, before tax	Accumulated other comprehensive income, net of tax
As of December 31, 2009	$676	$575

Increases to fair market value during period	51	45
Decreases due to realization of gain	(213)	(187)

As of March 31, 2010	$514	$433

Decreases to fair market value during period	(56)	(49)

As of June 30, 2010	$458	$384

12.           Financial instruments

Financial assets and financial liabilities are classified into one of five categories:  held-to-maturity, available-for-sale, held-for-trading, loans and receivables and other financial liabilities.

All financial instruments classified as available-for-sale or held-for-trading are subsequently measured at fair value.  Changes in the fair value of financial instruments designated as held-for-trading are charged or credited to the statement of loss for the relevant period, while changes in the fair value of financial instruments designated as available-for-sale, excluding impairments, are charged or credited to other comprehensive income until the instrument is realized.  All other financial assets and liabilities are accounted for at cost or at amortized cost depending upon the nature of the instrument.  After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

Financial Assets

The carrying amounts and fair values of financial assets are as follows:

		June 30, 2010		December 31, 2009
	Category	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Cash and cash equivalents	Loans and receivables	$16,726	$16,726	$28,408	$28,408
Accounts receivable (1)	Loans and receivables	562	562	24	24
Amayapampa disposal consideration	Held-for-trading	4,813	4,813	4,813	4,813
Marketable securities (2)	Available-for-sale	925	925	1,150	1,150
Total financial assets		$23,026	$23,026	$34,395	$34,395

(1)	Carrying amount is a reasonable approximation of fair value.

(2)	The fair value represents quoted market prices in an active market.

Financial liabilities

The carrying amounts and fair values of financial liabilities are as follows:

		June 30, 2010		December 31, 2009
	Category	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Accounts payable and accrued liabilities (1)	Other financial liabilities	$1,070	$1,070	$926	$926
Other long-term liabilities	Other financial liabilities	228	228	228	228
Convertible notes (2)	Other financial liabilities	21,484	21,176	26,678	24,939
Total financial liabilities		$22,782	$22,474	$27,832	$26,093

(1)	Carrying amount is a reasonable approximation of fair value.

(2)	The carrying value of the convertible notes is being accreted to their maturity value over their expected life using the effective interest rate method.

Financial instrument risk exposure and risk management

We are exposed in varying degrees to a variety of financial instrument related risks.  Management approves and monitors the risk management processes.  The types of risk exposure and the way in which such exposures are managed are as follows:

Credit risk

Our credit risk is primarily attributable to our cash and cash equivalents.  We monitor our cash and cash equivalents in order to limit our exposure to credit risk.

Liquidity risk

Our objective is that there is sufficient capital in order to meet short term business requirements, after taking into account our holdings of cash and cash equivalents and cash flows from financing activities.  Our cash and cash equivalents are held in interest-bearing liquid savings accounts.  Please see Note 2 for further discussion regarding our liquidity risk.

Market risk

The significant market risk exposure to which we are exposed is interest rate risk.  Our policy is to invest cash at floating rates of interest in short-term, highly liquid cash savings accounts in order to maintain liquidity.  Fluctuations in interest therefore have little impact on the value of cash equivalents and short term investments.  With respect to financial liabilities, the Notes are not subject to interest rate risk because they bear interest at a fixed rate.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

13.           Capital disclosures

Our objectives when managing capital are to safeguard our access to sufficient funding as needed to continue our development of mineral properties and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable level of risk.

In the management of capital, we include the components of shareholders’ equity and debt.  We manage our capital structure and make adjustments in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital structure, we may issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of our investments. We had no restrictions or covenants on our capital structure as of June 30, 2010. Please see Note 2 for further discussion regarding our management of capital.

In order to facilitate the management of our capital requirements, we prepare annual expenditure budgets which project expected cash and debt positions over several years and which are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The annual and updated budgets are approved by the board of directors (the “Board of Directors” or the “Board”).

In order to maximize cash available for our development efforts, we do not pay dividends. Our cash investment policy is to invest our cash in highly liquid short-term interest-bearing investments with maturities of three months or less when acquired, selected with regards to the expected timing of expenditures from operations.

14.           Supplemental cash flow information

Significant non-cash transactions during the six months ended June 30, 2010 include the issuance of 1,902,684 Common Shares as partial consideration for the repurchase of Notes in the principal amount of $5,667,000 and interest payable through to the Maturity Date of $690,572 (Note 7).

There were no other significant non-cash transactions during the six-month period ended June 30, 2009.

15.           Geographic and segment information

We evaluate, acquire and explore gold exploration and potential development projects.  These activities are focused principally in Mexico, Australia, North America and Indonesia. We reported no revenues in the six-month period ended June 30, 2010, or for the same period in 2009.  Geographic segmentation of mineral properties and plant and equipment is provided in Notes 5 and 6.

16.           Differences between Canadian and United States generally accepted accounting principles

We prepare our financial statements in accordance with accounting principles generally accepted in Canada, which differ in some respects from those in the United States.  The significant differences between generally accepted accounting principles (“GAAP”) in Canada and in the United States, as they relate to these financial statements, are as follows:

(a)
In accordance with U.S. GAAP, exploration, mineral property evaluation and holding costs are expensed as incurred.  When proven and probable reserves are determined for a property and a bankable feasibility study is completed, then subsequent development costs on the property would be capitalized.   Total capitalized cost of such properties is measured periodically for recoverability of carrying value under Accounting Standards Codification (“ASC”) 360 Property, Plant and Equipment.  Under Canadian GAAP, all such costs are permitted to be capitalized.

(b)
Under Canadian corporate law, we underwent a capital reduction in connection with the amalgamation of Granges, Inc. (“Granges”) and Hycroft Resources & Development, Inc. whereby share capital and contributed surplus were reduced to eliminate the consolidated accumulated deficit of Granges as of December 31, 1994, after giving effect to the estimated costs of amalgamation. Under U.S. corporate law, no such transaction is available and accordingly is not allowed under U.S. GAAP.

(c)
In accordance with U.S. GAAP (ASC 718 Compensation Stock Expenses), the fair value of all options granted after January 1, 2006 is calculated at the date of grant and expensed over the expected vesting period.  On transition to this new standard, the unvested portion of options granted to employees before January 1, 2006 is expensed over the remaining vesting period using the fair value on the date of grant.  Prior to January 1, 2006, we did not record any compensation cost on the granting of stock options to employees and directors as the exercise price was equal to or greater than the market price at the date of grants for U.S. GAAP purposes under APB Opinion No. 25.  ASC 718 Compensation Stock Expenses essentially aligns U.S. GAAP with Canadian GAAP for accounting for stock-based compensation.

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

(d)
In accordance with U.S. GAAP, the entire amount of convertible debt is classified as a liability and recorded at fair value on the date of issuance. Under Canadian GAAP, the fair value of the conversion feature of the convertible debt is classified as equity and the residual balance is classified as a liability. Under Canadian GAAP a portion of the debt issuance costs were allocated to equity. Under U.S. GAAP all issuance costs were allocated to debt. The liability portion is accreted each period in amounts which will increase the liability to its full face amount of the convertible instrument as of the maturity date.  In accordance with U.S. GAAP (ASC 470 Debt) the early extinguishment of debt was accounted for as an inducement with the full amount of gain or loss calculated upon the date of extinguishment being allocated to the liability portion and accordingly shown on the Consolidated Statements of Loss.  Under Canadian GAAP, the early extinguishment was accounted for under EIC 96 with the gain or loss calculated upon the date of extinguishment being allocated to debt and equity with the equity portion being accounted for as an addition to or reduction of contributed surplus.

(e)
In accordance with U.S. GAAP (ASC 740 Income Taxes), the reversal of a valuation allowance which is directly related to the gain or loss of available-for-sale securities, when a corporation has no expectations of taxable income in future periods, is recorded in other comprehensive income/(loss). Under Canadian GAAP, we adopted EIC 172 “Income Statement Presentation of a Tax Loss Carryforward Recognized Following an Unrealized Gain Recorded in Other Comprehensive Income,” effective September 30, 2008. This standard requires the recognition of the tax benefit or loss of previously unrecognized tax loss carryforwards associated with the unrealized holding gains and losses of available-for-sale securities to be recognized in net income or net loss. This abstract required retrospective restatement of all prior periods beginning with January 1, 2007. The adoption of EIC 172 resulted in a future income tax expense being recorded as part of our Net Loss, whereas under ASC 740 Income Taxes, the future income tax expense would be recorded as part of our Comprehensive Loss.

The significant differences in the consolidated statements of loss and comprehensive loss relative to U.S. GAAP were:

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009	Cumulative during Exploration Stage

Net earnings/(loss) – Canadian GAAP	$(4,152)	$3,890	$(5,851)	$2,010	$(50,034)
Exploration, property evaluation and holding costs - continuing operations(a)	(3,643)	(756)	(5,667)	(1,698)	(24,246)
Exploration, property evaluation and holding costs - discontinued operations(a)	-	-	-	-	4,016
Interest accretion on convertible notes (d)	212	265	492	525	2,398
Amortization of debt issuance costs (d)	(51)	(71)	(116)	(133)	(613)
Future income tax benefit/(expense) (e)	7	989	27	781	(74)
Loss on early extinguishment of convertible notes (d)	416	-	416	-	294
Financing costs	-	-	-	-	(222)
Stock-based compensation expense (c)	-	-	-	-	2,251
Beneficial conversion feature	-	-	-	-	(2,774)
Gain on sale of Amayapampa	-	-	-	-	2,124
Net earnings/(loss) – U.S. GAAP	(7,211)	4,317	(10,699)	1,485	(66,880)
Unrealized gain/(loss) on marketable securities (e)	(56)	(6,589)	(218)	(5,199)	(7,127)
Comprehensive loss – U.S. GAAP	$(7,267)	$(2,272)	$(10,917)	$(3,714)	$(74,007)

Basic and diluted loss per share – U.S. GAAP	$(0.16)	$0.13	$(0.23)	$0.04

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)
The significant differences in the consolidated statements of cash flows relative to U.S. GAAP were:

CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative during Exploration
	2010	2009	2010	2009	Stage

Cash flows from operating activities, Canadian GAAP	$(2,661)	$(3,043)	$(4,273)	$(4,225)	$(32,255)
Additions to mineral properties, net (a)	(3,477)	(688)	(5,501)	(1,630)	(25,569)
Cash flows from operating activities, U.S. GAAP	(6,138)	(3,731)	(9,774)	(5,855)	(57,824)

Cash flows from investing activities, Canadian GAAP	(3,532)	8,361	(5,176)	7,259	(68,674)
Additions to mineral properties, net (a)	3,477	688	5,501	1,630	25,569
Cash flows from investing activities, U.S. GAAP	(55)	9,049	325	8,889	(43,105)

Cash flows from financing activities, Canadian GAAP	(2,233)	-	(2,233)	-	140,251
Cash flows from financing activities, U.S. GAAP	(2,233)	-	(2,233)	-	140,251

Net increase/(decrease) in cash and cash equivalents - continuing operations	(8,426)	5,318	(11,682)	3,034	39,322
Net increase/(decrease) in cash and cash equivalents - discontinued operations	-	-	-	-	(23,270)
Net increase/(decrease) in cash and cash equivalents	(8,426)	5,318	(11,682)	3,034	16,052

Cash and cash equivalents, beginning of period	25,152	10,982	28,408	13,266	674

Cash and cash equivalents, end of period	$16,726	$16,300	$16,726	$16,300	$16,726

The significant differences in the consolidated balance sheets as at June 30, 2010, and December 31, 2009, relative to U.S. GAAP were:

CONSOLIDATED BALANCE SHEETS - UNAUDITED

	June 30, 2010			December 31, 2009
	Per Cdn. GAAP	Cdn./U.S. Adj.	Per U.S. GAAP	Per Cdn. GAAP	Cdn./U.S. Adj.	Per U.S. GAAP

Current assets	$18,594	-	$18,594	$30,317	$-	$30,317
Property, plant and equipment (a)	65,318	(33,305)	32,013	57,443	(26,944)	30,499
Other assets	4,813	-	4,813	4,813	-	4,813
Total assets	$88,725	$(33,305)	$55,420	$92,573	$(26,944)	$65,629

Current liabilities	1,070	-	1,070	926	-	926
Convertible notes (d)	21,176	1,433	22,609	24,939	2,904	27,843
Other long-term liabilities	228	-	228	228	-	228
Total liabilities	22,474	1,433	23,907	26,093	2,904	28,997

Capital stock (b,c)	252,059	74,513	326,572	245,964	75,039	321,003
Special warrants	-	222	222	-	222	222
Warrants and options (c)	5,363	406	5,769	5,154	386	5,540
Contributed surplus (b)(d)	2,634	4,032	6,666	1,848	4,818	6,666
Equity component of convertible notes (d)	4,721	(4,721)	-	5,998	(5,998)	-
Other comprehensive income (e)	384	164	548	575	191	766
Deficit (a,b,c,d,e)	(198,910)	(109,354)	(308,264)	(193,059)	(104,506)	(297,565)
Total shareholders' equity	66,251	(34,738)	31,513	66,480	(29,848)	36,632

Total liabilities & shareholders' equity	$88,725	$(33,305)	$55,420	$92,573	$(26,944)	$65,629

VISTA GOLD CORP. (AN EXPLORATION STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
(All amounts in tables are in thousands of US Dollars, except per share amounts and number of shares, unless noted otherwise)

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued amended standards for determining whether to consolidate a variable interest entity. These new standards amend the evaluation criteria to identify the primary beneficiary of a variable interest entity and require ongoing reassessment of whether an enterprise is the primary beneficiary of the variable interest entity. The provisions of the new standards are effective for annual reporting periods beginning after November 15, 2009 and interim periods within those fiscal years. These standards became effective for us in the first quarter of fiscal 2010. The adoption of the new standards will not have an impact on our consolidated financial position, results of operations and cash flows.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements Disclosures,” which amends Subtopic 820-10 of the FASB Accounting Standards Codification to require new disclosures for fair value measurements and provides clarification for existing disclosure requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant, unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value, and requires disclosure about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. We do not anticipate that the adoption of this standard will materially expand our consolidated financial statement footnote disclosures.

The three levels of the fair value hierarchy are:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

●	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

●	Level 3 – Inputs that are not based on observable market data.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09, “Subsequent Events,” which amends ASC 855 to address certain implementation issues, including: (1) eliminating the requirement for a filer with the United States Securities and Exchange Commission (the “SEC”) to disclose the date through which it has evaluated subsequent events; and (2) refining the scope of the disclosure requirements for reissued financial statements.  The provisions of the update will be effective upon issuance.  The adoption of the update will not have an impact on our consolidated financial position, results of operations and cash flows.

17.           Related party transactions

On April 1, 2009, we entered into an agreement with Sierra Partners LLC (“Sierra”) pursuant to which Sierra agreed to provide us with investor relations and corporate finance consulting services.  The founder and partner of Sierra is also one of our directors. Under the terms of the agreement, Sierra will provide us with consulting services commencing April 1, 2009 and ending on March 31, 2010, with the agreement continuing thereafter on a month-to-month basis beginning April 1, 2010.  Sierra will assist us with our efforts to maintain an investor relations program and provide support and analysis of our general corporate finance and strategy efforts.  As compensation for these services, we agreed to pay to Sierra a monthly retainer fee of $10,000 during the term of the agreement and issue to Sierra 60,000 of our stock options.  As of June 30, 2010, we had made payments to Sierra under the agreement totaling $150,000; of which $60,000 had been paid during the six-month period ended June 30, 2010, and had issued the 60,000 stock options to Sierra with a recorded expense of $50,386.